Form 10KSB40, Exhibit 13
period 1999-12-31
EUFAULA BANCORP INC
filed 2000-03-30
CIK 836043

OVERVIEW

     The following financial review and analysis is intended to highlight the significant factors affecting Eufaula BancCorp, Inc. ("EBC") Consolidated Statements of Condition and Statements of Income presented in this Annual Report. This discussion is designed to provide readers with a more comprehensive review of the operating results and financial position than would be obtained from an examination of the financial statements alone. Reference should be made to those statements and the selected financial data presented elsewhere in this Annual Report for an understanding of the following review and analysis.

     In 1999, EBC increased its quarterly cash dividend for the 15th consecutive year to an annual rate of $ .17 in 1999 as compared to $ .16 in 1998. The current annual dividend rate is $ .18 per share.

     Operations for 1999 resulted in net income of $1.7 million or $ .64 per share ($ .60 per share on a fully diluted basis) compared to $ .9 million or $.35 per share in 1998 ($ .33 per share on a fully diluted basis). A detailed discussion of the components of net income is given throughout this Financial Analysis.

     Net income as a percentage of total average assets (ROA) was .69% in 1999 versus .54% in 1998. The return on stockholders' equity (ROE) was 8.67% in 1999 versus 5.08% in 1998. The Company entered into an expansion plan during 1998 which resulted in the construction and opening of four (4) de novo locations in an 18 month period. This expansion significantly affected EBC's returns during 1998. Returns during 1999 improved as these new locations experienced growth in loans and deposits.

Table 1: Changes in Per Share Income (Fully-Diluted Basis)

                                                     December 31,
                                              -----------------------
                                               1999      1998    1997
                                              -----     -----   -----
Prior year income                             $ .33     $ .45   $ .56
Increase (decrease) attributable to:
Net interest income                            1.05       .50     .14
Provision for loan losses                      (.18)     (.19)   (.04)
Non-interest income                             .18         -     .07
Non-interest expense                           (.57)     (.50)   (.36)
Income taxes                                   (.21)      .07     .08
                                              -----     -----   -----
Current year income                           $ .60       .33     .45

EARNINGS ANALYSIS
Net Interest Income

     Net interest income, the principal source of earnings, is the difference between the income generated by earning assets and the total interest cost of the funds obtained to carry them. Net interest income, as it is referred to in this discussion, is on a fully tax-equivalent basis, which adjusts for the tax-exempt status of income earned on certain municipal loans and investments. The reported interest income for these tax-free assets is increased by the amount of income tax savings less the nondeductible portion of interest expense incurred to acquire the tax-free assets.

     On a tax-equivalent basis, net interest income for the year ended December 31, 1999 was $10.5 million, an increase of 44.23% over the year-end 1998 total of $7.3 million. Net interest income for the year ended December 31, 1997 was $5.1 million. The growth in net interest income for 1999 and 1998 was the result of the effects of increased levels of earning assets.

Table 2: Analysis of Net Interest Margin

                                         December 31,
                                      -------------------
                                      1999   1998   1997
                                      -----  -----  -----
Yield on earning assets               8.83%  9.16%  8.79%
Break-even yield                      4.14%  4.12%  3.74%
Net interest margin                   4.69%  5.04%  5.04%
Net interest spread                   4.08%  4.25%  4.14%

     The net interest margin decreased in 1999 when compared with the previous year, from 5.04% in 1998 to 4.69% in 1999 primarily as a result of increased competition for loans.

     Earning assets increased from a level of $144.0 million at December 31, 1998 to a level of $223.2 million at year-end 1999. Short-term investments increased fractionally, securities increased $1.2 million, and loans increased $78.0 million. As a percentage of earning assets, short-term investments decreased from 2.37% to 1.55%, total securities decreased from 19.19% to 12.93%, and loans increased from 78.45% to 85.52%. The relative level and mix of earning assets reflected the effect of higher earnings being available from increased loan demand.

     Interest-bearing deposits increased $65.8 million during 1999. Total interest-bearing deposits were $184.1 million at December 31, 1999 compared with $118.3 million at year-end 1998. Non-interest-bearing demand deposits increased $6.1 million or 28.47% during 1999. The increase is attributable to a general increase in deposits resulting from expansion into new markets.


Provision for Loan Losses

     The provision for possible loan losses is the amount charged to current period earnings. In order to ensure that the provisions maintain the allowance at an adequate level, Eufaula BancCorp considers factors such as watch list trends, the collateral adequacy of loans on the watch list, economic conditions, net charge-offs, and the size of the loan portfolio in determining the current period provision.

     The provision for loan losses totaled $1.3 million in 1999 versus $ .7 million in 1998 and $ .2 million in 1997.

Non-Interest Income

     Total non-interest income was $1.9 million for 1999 compared with $1.4 million in 1998 and $1.2 million in 1997. The increase in 1999 compared to 1998 is primarily the result of continued increases in fee income earned on deposits and increases in fee income from 1-4 family mortgage originations. Since 1998, deposits subject to service charges have increased by 11.27%.

Non-Interest Expense

     Non-interest expense increased 28.42% or $1.9 million in 1999 over 1998 levels and increased 48.22% in 1998 over 1997 levels. The increase in 1998 over 1997 is due to employee salaries and benefits, data processing, and start-up costs incurred for the new locations opened in 1998. The increase in 1999 was primarily the result of branch expansion in 1998 which was not operational for the full year.

Income Taxes

Federal income tax as a percentage of pre-tax income was 34.26% in 1999, 25.11% in 1998, and 28.58% in 1997. Additional information regarding income taxes can be found in Note 10 in the Notes to the Consolidated Financial Statements.

BALANCE SHEET ANALYSIS
Loans and Credit Risk Management

     A sound credit policy combined with periodic and independent credit reviews are the key factors for EBC's credit risk management program. All subsidiary banks operate under written loan policies which help maintain a consistent lending function and provide sound credit decisions.

Table 3: Loan Portfolio
(Dollars in Thousands)

                                                           December 31,
                                         ------------------------------------------------
                                           1999       1998       1997      1996      1995
                                         --------   --------   --------  --------  --------
Commercial, Financial,
   and Agricultural                      $ 36,282   $ 19,472   $20,809   $11,276   $ 9,255
Real Estate                               148,793    108,008    43,300    30,588    29,125
Consumer Loans                             18,104     27,553    14,481    10,263     9,844
Other Loans                                 2,766         89        14        41       231
                                         --------   --------   -------   -------   -------
Total Loans                              $205,945   $155,122   $78,604   $52,168   $48,455
                                         --------   --------   -------   -------   -------
Non-Performing Assets                    $    540   $  1,596   $   868   $   827   $ 1,024
                                         ========   ========   =======   =======   =======

Table 4: Loan Maturities
(Dollars in Thousands)
                                                                December 31, 1999
                                                      ------------------------------------
                                                      1 Year     1 - 5      Over
                                                      or Less    years     5 years   Total
                                                      -------    ------    -------  ------
Commercial, Financial & Agricultural                   20,862    14,839      581    36,282
                                                       ======    ======      ===    ======
Variable Rate                                                                       10,332
Pre-determined Rate                                                                  5,088


     Credit decisions continue to be based on the borrower's cash flow position and the value of the underlying collateral, as well as other relevant factors. Each bank is responsible for evaluating its loans to identify those credits beginning to show signs of deterioration so that prompt corrective action may be taken. In addition, in 1999 EBC had an outsourced loan review function that operated independently of the subsidiary banks. The loan review teams performed periodic examinations of each bank's loans and related documentation. Results of these examinations were reviewed with the Chief Executive Officer of EBC, the management and boards of the respective subsidiary banks, and EBC management.

     Construction loans outstanding at December 31, 1999 totaled $39.02 million. To the extent loans are made to finance construction, those amounts are included in Table 3 as Real Estate Loans.

     A primary measure of loan quality is the percentage of the loan portfolio that moves from an earning category to one of non-performing and thus becomes a burden to earnings performance. Non-performing loans totaled $ .4 million and $.3 million at December 31, 1999 and 1998, respectively. The level of non-performing loans represented .19% and .21% of loans for the years ended 1999 and 1998.

     Non-accrual loans are those where management has considerable doubt about the borrower's ability to repay on the terms originally contracted. In addition to discontinuing the accrual of interest, interest previously recorded in the current period as earned that has not been collected is reversed. Non-accrual loans at December 31, 1999 totaled $ .4 million compared with $ .3 million at year ended 1998. It is the policy of EBC to place loans on non-accrual status when interest and/or principal payments for such loans become 90 days or more past due. However, there are instances when loans 90 days or more past due continue to accrue interest because management considers that such loans are in the process of collection. EBC's non-accrual policy had the effect of reducing interest income on non-performing loans in 1999 and 1998 by immaterial amounts.

     Certain loans are renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial condition of the respective borrowers. Once a loan is placed in this category, it remains there until the terms are not more favorable than those of other customers.

     Other real estate (ORE) that has been acquired through foreclosure has s carrying value of $ .1 million at year ended 1999. This compares with $1.2 million at year ended 1998.

     EBC has no foreign credits in its loan portfolio. The intent of management is to deploy its funds in its primary trade area where management is familiar with its customers. This policy of EBC permits funds obtained locally to be re-channeled into the communities it serves, promoting economic growth.

     Although EBC maintains sound credit policies, certain credits unexpectedly deteriorate and are charged off as a loss. The allowance for possible loan losses is maintained to absorb potential losses, and the management of EBC views the allowance as a source of financial strength. The allowance is increased by regular provisions which are based on the current level and character of the loan and lease portfolio, historical charge-off experience, watch list trends and national and local economic trends and the evaluation of specific loans. EBC continues to revise and enhance its credit policies as well as its formal loan review program and is committed to maintaining a low level of non-performing assets.

Table 5: Summary of Loan Loss Experience
(Dollars in Thousands)

                                                              December 31,
                                                ----------------------------------------
                                                 1999     1998   1997     1996     1995
                                                ------   -----  -----    ------   ------
Balance of Allowance for Loan
Losses at Beginning of Period                   $1,363     738    629      605     626
                                                ------   -----  -----    -----     ---
Loans Charged-Off:
Commercial, Financial
  and Agricultural                                   5       8     29        6      87
Real Estate                                          -       -      -        -       -
Consumer                                            64      96     38       40      28
Other                                                -       -      -        -       -
                                                ------   -----  -----    -----     ---
Total Loans Charged-Off                             69     104     67       46     115
                                                ------   -----  -----    -----     ---
Recoveries of Loans Previously Charged-Off:
Commercial, Financial
  and Agricultural                                   -       -      -        9       5
Real Estate                                          -       -      -        -       1
Consumer                                            11      12     11        7       2
                                                ------   -----  -----    -----     ---
Total Recoveries                                    11      12     11       16       8
                                                ------   -----  -----    -----     ---
Net Loans Charged-Off                               58      92     56       30     107
                                                ------   -----  -----    -----     ---
Provision to Allowance                           1,251     717    165       54      86
                                                ------   -----  -----    -----     ---
Balance at End of Period                         2,556   1,363    738      629     605
                                                ======   =====  =====    =====     ===
Ratio of Net Charge-Offs
  to Average Loans Outstanding                     .03%    .08%   .08%     .06%    .23%

   Allowance for possible loan losses as a percentage of non-performing loans was approximately 641%, 426% and 1,153% at December 31, 1999, 1998, and 1997 respectively.

All non-performing assets of EBC as of December 31, 1999 were previously classified as substandard, doubtful or loss by EBC or its regulators. At December 31, 1999, EBC's management had no loans about which serious doubts existed as to collectibility other than those disclosed in Table 7.

Table 6: Allocation of Reserve by Category
(Dollars in Thousands)

                                                                  December 31,
                        -----------------------------------------------------------------------------------------------------------
                         1999                  1998                  1997                  1996                  1995
                        ------                ------                ------                ------                ------
                                  % Loans               % Loans               % Loans               % Loans               % Loans
                                  in Each               in Each               in Each               in Each               in Each
                        Amount    Category    Amount    Category    Amount    Category    Amount    Category    Amount    Category
                        ------    --------    ------    --------    ------    --------    ------    --------    ------    --------
Commercial
 and Financial          $  511       18%      $  201      13%       $ 267       26%       $ 230       22%       $ 212       19%
Real Estate              1,789       72%         909      70%         114       55%          98       58%          91       60%
Consumer                   102       10%         239      17%         191       19%         137       20%         151       21%
Unallocated                154       --           14      --          166       --          164       --          151       --
                        ------      ---       ------     ---        -----      ---        -----      ---        -----      ---
Total                    2,556      100%       1,363     100%         738      100%         629      100%         605      100%
                        ======      ===       ======     ===        =====      ===        =====      ===        =====      ===
Allowance as a
Percentage of
Total Loans               1.24%                  .88%                 .94%                 1.21%                 1.25%

Table 7: Risk Elements
(Dollars in Thousands)

                                                          December 31,
                                                -----------------------------------
                                                1999    1998   1997   1996     1995
                                                ----    ----   ----   ----     ----
Non-Performing Loans:
Non-Accrual Loans:
  Commercial and Financial                       274     111      -      -       -
  Real Estate                                     71     185     45      -       -
  Consumer                                        54      16      5      -       1
                                                 ---   -----    ---    ---   -----
      Total Non-Accrual Loans                    399     312     50      -       1
                                                 ---   -----    ---    ---   -----
Past Due 90 Days or More and Still Accruing:
  Commercial                                       -       -      -      -       -
  Real Estate                                      -       -      -     13     997
  Consumer                                         -       8     14     10      26
                                                 ---   -----    ---    ---   -----
      Total Past Due 90 Days or More
          and Still Accruing                       -       8     14     23   1,023
                                                 ---   -----    ---    ---   -----
Renegotiated Loans                                 -       -      -      -       -
Total Non-Performing Loans                       399     320     64     23   1,024
Other Real Estate                                141   1,276    804    804       -
                                                 ---   -----    ---    ---   -----
      Total Non-Performing Assets                540   1,596    868    827   1,024
                                                 ===   =====    ===    ===   =====
Non-Performing Loans as a % of
  Outstanding Loans                              .19%    .21%   .08%   .04%   2.11%
Non-Performing Assets as a % of
  Equity Capital                                2.77%   8.43%  7.27%  7.72%  10.29%

Securities

     EBC's goal in managing the securities portfolio is to maximize the long-term total return on invested funds. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as investment securities and reported at amortized cost. Debt and equity securities which are not classified as investment securities are classified as available-for-sale and reported at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity, net of income taxes. Securities available-for-sale include securities that management intends to use as part of its asset-liability strategy and that may be sold in response to changes in interest rates or economic factors. See Note 2 of the Notes to the Consolidated Financial Statements for additional information on available-for-sale and investment securities.


Table 8: Securities Carrying Value/1/
(Dollars in Thousands)
                                                     December 31,
                                               ------------------------
                                                1999     1998     1997
                                               -------  ------   ------
U.S. Treasury Securities and
  Other U.S.  Government Agencies              $19,550  17,755   14,937
Obligations of States and
  Political Subdivisions                        11,084   7,084    8,110
Mortgage-Backed Securities                       2,367   2,883    2,409
Other Securities                                   799     718      825
                                               -------  ------   ------
Total Securities                                33,800  28,440   26,281
                                               =======  ======   ======

/1/ Includes available-for-sale and investment securities


Table 9: Securities Maturity and Weighted Average Yields/1/

                                                               Investment Securities
                             --------------------------------------------------------------------------------------------
                                                                     Maturing
                             --------------------------------------------------------------------------------------------
                                                 After One But      After Five But                          Mortgage-
                             Within One Year   Within Five Years   Within Ten Years   After Ten Years   Backed Securities
                             Amount    Yield    Amount    Yield    Amount    Yield    Amount    Yield    Amount    Yield
                             ------    -----    ------    -----    ------    -----    ------    -----    ------    -----
U.S. Treasury Securities
And Other U.S.               $    -        -    $    -        -    $    -        -    $    -        -    $    -        -
Government Agencies
State & Political               555     8.59%    2,892     7.55%    6,064     7.53%    1,573     7.55%        -        -
Subdivisions
Mortgage--Backed                  -        -         -        -         -        -         -        -         -        -
Securities
Other                             -        -         -        -         -        -         -        -         -        -
                             ------    -----    ------    -----    ------    -----    ------    -----    ------    -----
Total                           555     8.59%    2,892     7.55%    6,064     7.53%    1,573     7.55%        -        -
                             ======    =====    ======    =====    ======    =====    ======    =====    ======    =====

Available-for-Sale Securities

                                          Amount    Yield
                                         -------    -----
U.S. Treasury Securities
 and Other U.S. Government Agencies      $19,550    6.50%
State & Political Subdivisions                 -       -
Mortgage-Backed Securities                 2,367    6.58%
Other                                        799    6.76%
                                         -------    -----
Total                                    $22,716    6.51%
                                         =======    ====

/1/ Yield information does not give effect to changes in fair market value that are reflected as a separate component of stockholders' equity

Table 10: Average Deposits
(Dollars in Thousands)

                                                                   Year Ended December 31,
                                                 ---------------------------------------------------------
                                                        1999                 1998                1997
                                                 ---------------------------------------------------------
                                                  Amount     Rate      Amount     Rate     Amount     Rate
                                                 -------     ----     -------     ----     ------     ----
Non-Interest-Bearing Demand Deposits              27,379        -      21,311        -     18,044        -
Savings Deposits and Interest-Bearing Deposits    66,132     3.54%     50,141     3.78%    33,701     3.31%
Time Deposits of $100 or more                    117,965     5.39%     68,142     5.64%    42,645     5.60%
                                                 -------     ----     -------     ----     ------     ----
Total                                            211,476              139,594              94,390
                                                 =======              =======              ======

CAPITAL ADEQUACY AND RESOURCES

Capital And Liquidity

     The adequacy of bank capital in the banking industry has received considerable attention in the past few years and continues to be a concern to regulators and depositors.

     EBC is well capitalized with a primary capital to asset ratio of 8.17% at December 31, 1999 compared with 9.14% in 1998 and 9.20% in 1997. EBC's stockholders' equity for the year ended December 31, 1999 totaled $19.5 million compared with $18.9 million in 1998 and $11.9 million in 1997. Retention of earnings will continue to be emphasized in order to provide a strong capital base to support future growth.

     In today's environment, liquidity for a banking organization is essentially a function of its ability to renew and acquire new purchased liabilities. EBC is aided significantly in this respect by its capital position and its increasing high rate of internal capital generation. Additional liquidity is derived from EBC's investment portfolio, its relatively low level of problem loans, and its substantial local customer base at each member bank.

Table 11: Maturities of Time Deposits of $100,000 and Over
(Dollars in Thousands)
                                                December 31, 1999
                                                -----------------
3 Months or Less                                     $22,793
Over 3 Through 12 Months                              23,398
Over 12 Months                                         6,404
                                                     -------
Total                                                $52,595
                                                     =======

Table 12: Short-Term Borrowings
(Dollars in Thousands)
                                                        December 31,
                                                ---------------------------
                                                 1999       1998      1997
                                                ------     ------    ------
Balance at December 31                          $11,617    $5,075    $3,100
Daily Average Amount Outstanding                  9,905     2,650     4,377
Maximum Month-End Balance                        12,220     6,100     4,000
Daily Average Interest Rate                        4.97%     7.32%     5.76%
Weighted Average Interest Rate on
  Balance at December 31                           4.91%     4.70%     6.56%


Table 13: Capital Ratios/1/
                                                  December 31,
                                          --------------------------
                                           1999      1998      1997
                                          ------    ------    ------
Equity Capital to Assets                   7.71%     9.33%     9.87%
Primary Capital to Assets                  7.71%     9.33%     9.87%
Leverage Ratio                             8.17%     9.14%     9.20%
Tier 1 Capital                             9.40%    11.28%    13.11%
Risk-Based Capital                        10.65%    12.17%    14.03%
Dividend Payout Ratio                     26.56%    45.71%    29.17%

/1/ Excludes unrealized gains and losses on securities available-for-sale


Table 14: Regulatory Comparison of Capital Ratios

                                                December 31, 1999
                                              -----------------------
                                              Eufaula     Regulatory
                                              BancCorp   Requirements
                                              --------   ------------
Total Risk-Based Capital                       10.65%        8.00%
Tier 1 Capital                                  9.40%        4.00%
Leverage Ratio                                  8.17%        4.00%

Common Stock and Dividends

     EBC anticipates continuing its policy of regular cash dividends, although there is no assurance as to future dividends because they are dependent on future earnings, capital requirements and the financial condition of the Company. EBC strives to maintain a balance between the retention of earnings for a support of growth and expansion and a fair cash return for its stockholders. National banking law limits the amount of dividends which banks can pay without obtaining prior approval from bank regulatory authorities.

     During the first quarter of 1999, EBC increased its annual cash dividend rate from $ .04 per share to $ .0425 per share, and during the first quarter of 1998, its annual dividend increased from $ .035 to $ .04 per share. These increases result from higher sustainable earnings.

     Eufaula BancCorp Common Stock is traded on the NASDAQ Small Cap Market under the symbol "EUFA."

     All Over-the-Counter Market quotations are interdealer quotations without retail mark-up, mark-down or commission, and may not represent actual transactions. The high and low common stock market price quotations for each of the quarters during 1999 and 1998 are listed in Table 15. Table 15 also lists dividends paid by Eufaula BancCorp to its stockholders during each of those quarters.

     On March 15, 2000 the Company had approximately 445 stockholders of record.

Table 15: Common Stock Market Price and Dividends Per Share

                                                      Dividends
     1999                      High          Low        Paid
--------------                -------      -------    ---------
First Quarter                 $10.750      $ 9.500     $.0425
Second Quarter                 13.750        9.500      .0425
Third Quarter                  16.000       12.875      .0425
Fourth Quarter                 13.750       12.875      .0425


                                                      Dividends
     1998                      High          Low        Paid
--------------                -------      -------    ---------
First Quarter                 $18.000      $14.750     $  .04
Second Quarter                 18.125       12.750        .04
Third Quarter                  14.750       11.000        .04
Fourth Quarter                 11.563        9.500        .04

ASSET-LIABILITY MANAGEMENT
Changing Interest Rates

     EBC, like most financial institutions, provides for the relative stability in profits and the control in interest rate risk through asset-liability management. An important element of asset-liability management is the analysis and examination of the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning asset expected to mature or reprice within a time period and the amount of interest-bearing liabilities expected to mature or reprice within that same time period. A gap is considered negative when the amount of interest rate sensitive liabilities maturing within a specific time frame exceeds the amount of interest rate sensitive assets maturing within that same time frame. During a period of falling interest rates, a negative gap tends to result in an increase in net interest income, whereas in a rising interest rate environment, an institution with a negative gap could experience the opposite results.

     EBC continually monitors its asset-liability position in order to maximize profits and minimize interest rate risk. Additionally, EBC can reduce the impact that changing interest rates have on earnings and adapt to changes in the economic environment by closely monitoring its Statement of Condition. At December 31, 1999, EBC's interest-bearing liabilities maturing or repricing within one year exceeded the interest-bearing assets maturing or repricing within the same time period.

     The interest rate sensitivity table that follows provides additional information about the Company's financial instruments that are sensitive to changes in interest rates. The quantitative information about market risk is necessarily limited because it does not take into account operating transactions. The tabular disclosure of the Company's market risk is also limited by its failure to depict accurately the effect on assumptions of significant changes in the economy or interest rates as well as changes in Management's expectations or intentions. The information in the interest rate sensitivity table that follows reflects contractual interest rate repricing dates and contractual maturity (including principal amortization) dates. Weighted average floating rates are based on the rate for that product as of December 31, 1999.

Inflation

     Inflation also impacts the banking industry, but the problem with inflation for banking institutions differs substantially from those incurred by non-financial institutions. In industries with a high proportion of property and equipment, there is a greater potential for earnings to be inflated by understated depreciation charges, as well as the potential for significant understatement of the current values of those assets. In industries with high levels of inventories, reported earnings may reflect significant increases in inventory values. Neither of these factors is important in the banking industry since bank assets are primarily monetary assets which move in concert with inflation; however, interest rates earned and paid by banks do not necessarily move in the same direction or magnitude as general inflation. Because Eufaula BancCorp has a significant investment in long-term securities and fixed-rate loans, earnings on these assets will not keep up with yields available on alternative investments during periods of rising inflation. Furthermore, Eufaula BancCorp's liabilities are more sensitive to changes in interest rates than its assets are, so in this respect, inflation has a negative impact on earnings.

Regulatory Issues

     The Federal Deposit Insurance Corporation Improvement Act of 1991 imposes strict statutory rules for a bank's senior management, outside directors, independent auditors, examiners and regulators to ensure that a bank's finances, management and legal compliance are thoroughly analyzed.

Table 16: Summary of Average Balance Sheets, Interest Rates and Changes in Net Interest Income (FTE)/1/

(Dollars in Thousands)

                                                     -----------------------------------------------------------------------
                                                                     1999                            1998
                                                     -----------------------------------------------------------------------
                                                      Average                               Average
                                                      Balance     Interest     Rate         Balance      Interest      Rate
                                                     ---------    --------    ------       --------      --------     ------
ASSETS
INTEREST-EARNING ASSETS:
Loans (net of unearned income)                       $190,921      17,546      9.19%       $112,931       11,049       9.78%
Securities/2/
Taxable Securities                                     21,033       1,339      6.37%         19,807        1,280       6.46%
Non-taxable Securities                                  7,839         636      8.11%          7,813          671       8.59%
Money-Market Assets:
Other Short-Term Investments                               95           5      5.26%             92            5       5.43%
Federal Funds Sold                                      3,355         175      5.22%          3,313          184       5.55%
                                                     --------    --------    ------        --------      -------      -----
   Total Interest-Earning Assets                     $223,243    $ 19,703      8.83%       $143,956      $13,189       9.16%
                                                     --------    --------    ------        --------      -------      -----
NON-INTEREST-EARNING ASSETS:
Cash and Due From Banks                              $  9,609                              $  7,849
Premises and Equipment, Net                             7,267                                 4,865
Other Assets                                            5,297                                 5,246
Less Allowance for Loan Losses                         (1,991)                               (1,021)
                                                     --------                              --------
  Total Non-Interest-Earning Assets                  $ 20,182                              $ 16,939
                                                     --------                              --------
      Total Assets                                   $243,425                              $160,895
                                                     ========                              ========

LIABILITIES
 INTEREST-BEARING LIABILITIES:
  Savings and Interest-Bearing Deposits              $ 66,132    $  2,340       3.54%      $ 50,141      $ 1,893       3.78%
  Time Deposits                                       117,965       6,364       5.39%        68,142        3,846       5.64%
  Short-Term Borrowings                                 9,905         492       4.97%         2,650          194       7.32%
  Notes Payable                                           583          42       7.20%             0            0          -
                                                     --------    --------     ------       --------      -------      -----
   Total Interest-Bearing Liabilities                $194,585    $  9,238       4.75%      $120,933      $ 5,933       4.91%
                                                     --------    --------     ------       --------      -------      -----
 NON-INTEREST-BEARING LIABILITIES:
  Demand Deposits                                    $ 27,379                              $ 21,311
  Other Liabilities                                     2,164                                 1,608
  Stockholders' Equity                                 19,297                                17,043
                                                     --------                              --------
  Total Non-Interest-Bearing Liabilities and
    Stockholders' Equity                             $ 48,840                              $ 39,962
                                                     --------                              --------
     Total Liabilities and Stockholders' Equity      $243,425                              $160,895
                                                     ========                              ========
   Net Interest Earnings                                         $ 10,465                                $ 7,256
                                                                 ========                                =======
   Net Interest Margin                                                         4.69%                                   5.04%
                                                                             ======                                   =====

/1/ Marginal tax rate of 34%
/2/ Includes available-for-sale and investment securities

                 1999  Compared to 1998                              1997                                1998 Compared to 1997
------------------------------------------------------------------------------------------------------------------------------------
                      Due to        Due to                                                         Total        Due to      Due to
 Increase             Change       Change in       Average                                        Increase      Change     Change in
(Decrease)            in Rate      Volume          Balance        Interest       Rate            (Decrease)    in Rate      Volume
------------------------------------------------------------------------------------------------------------------------------------
 $ 6,499             $( 1,131)    $  7,630        $ 66,116        $  6,509       9.84%            $  4,540     $   (69)     $4,609

      59                  (20)          79          23,828           1,489       6.25%                (209)         42        (251)
     (35)                 (37)           2           8,424             708       8.40%                 (37)         14         (51)

       0                    0            0             504              23       4.56%                 (18)          1         (19)
      (9)                 (11)           2           1,399              80       5.72%                 104          (5)        109
 -------             --------     --------        --------        --------       ----             --------     -------      ------
 $ 6,514             $( 1,199)    $  7,713        $100,271        $  8,809       8.79%            $  4,380     $   (17)     $4,397
 -------             --------     --------        --------        --------       ----             --------     -------      ------
                                                  $  4,712
                                                     3,230
                                                     3,774
                                                      (690)
                                                  --------
                                                  $ 11,026
                                                  --------
                                                  $111,297
                                                  ========



 $   447            $   (157)    $    604         $ 33,701        $  1,114       3.31%            $    779     $   236      $  543
   2,518                (294)       2,812           42,645           2,388       5.60%               1,458          30       1,428
     298                (233)         531            4,377             252       5.76%                 (58)         41         (99)
      42                  42            0                0               0          -                    0           0           0
 -------            --------     --------         --------        --------       ----             --------     -------      ------
 $ 3,305            $   (642)    $  3,947         $ 80,723        $  3,754       4.65%            $  2,179     $  (307)     $1,872
 -------            --------     --------         --------        --------       ----             --------     -------      ------

                                                  $ 18,044
                                                     1,202
                                                    11,328
                                                  --------
                                                  $ 30,574

$  3,209              $   (557)    $  3,766       $111,297              -            -            $  2,201    $   (324)     $2,525
========              ========      =======       ========         =======        ====            ========    ========      ======
                                                                   $ 5,055
                                                                   =======
                                                                                  5.04%
                                                                                  ====

Table 17: Interest Rate Sensitivity Other Than Trading Portfolio
(Dollars in Thousands)

                                                                          December 31, 1999
                                              -------------------------------------------------------------------------------
                                                                                                                     Current
                                                                                                                       Fair
                                              2000       2001       2002       2003       2004    Beyond    Total     Value
                                             ------     ------     ------     ------     ------   ------    -----     -----
Loans
 Fixed Rate                                  23,769      8,892     20,588      5,587   35,801    13,164   107,801   106,629
   Average Interest Rate                      8.67%      9.22%      9.12%      8.75%    9.31%     9.28%     9.06%         -
 Floating Rate                               98,144          -          -          -        -         -    98,144    98,144
   Average Interest Rate                      8.50%          -          -          -        -         -     8.50%         -

 Securities
 Fixed Rate                                     375        485        959      1,925    2,734    26,812    33,300    33,434
   Average Interest Rate                      8.55%      4.77%      5.48%      6.27%    4.84%     7.28%     7.02%         -
 Floating Rate                                  500          -          -          -        -         -       500       440
    Average Interest Rate                     4.20%          -          -          -        -         -     4.20%         -

 Other Earning Assets
 Fixed Rate                                       -          -          -          -        -         -         -         -
   Average Interest Rate                          -          -          -          -        -         -         -         -
 Floating Rate                                  447          -          -          -        -         -       447       447
   Average Interest Rate                      6.64%          -          -          -        -         -     6.64%         -

 Total Financial Assets                     123,235      9,377     21,547      7,512   38,535    41,063   241,269   239,206
   Average Interest Rate                      8.51%      8.99%      8.96%      8.11%    8.99%     7.92%     8.57%         -

 Deposits
 Fixed Rate                                 109,546     16,418      7,144      1,059      909         -   135,076   135.405
   Average Interest Rate                      5.49%      5.94%      6.02%      6.05%    6.00%        -      5.54%        -
 Floating Rate                               65,758          -          -          -        -         -    65,758    65,758
   Average Interest Rate                      3.65%          -          -          -        -         -     3.65%         -

 Other Interest-Bearing Liabilities
 Fixed Rate                                       -          -          -          -        -         -         -         -
   Average Interest Rate                          -          -          -          -        -         -         -         -
 Floating Rate                               11,617          -          -          -        -         -    11,617    11,617
   Average Interest Rate                      5.68%          -          -          -        -         -     5.68%         -

 Long-Term Debt
 Fixed Rate                                       -          -          -          -        -         -         -         -
   Average Interest Rate                          -          -          -          -        -         -         -         -
 Floating Rate                                1,000          -          -          -        -         -     1,000     1,000
   Average Interest Rate                      7.75%          -          -          -        -         -     7.75%         -

 Total Financial Liabilities                187,921     16,418      7,144      1,059      909         -   213,451   213,113
   Average Interest Rate                      4.76%      5.94%      6.02%      6.05%    6.00%         -     5.11%         -


SELECTED FINANCIAL DATA
                                                                               Year Ended December 31,
                                                               ----------------------------------------------------
                                                                       (In Thousands, Except Per Share Data)
                                                                 1999        1998        1997       1996     1995
                                                               --------     -------    -------    -------  -------
OPERATING DATA
Total Interest Income                                          $ 19,487     12,961      8,568      7,445    7,097
Net Interest Income                                              10,249      7,028      4,814      4,446    4,222
Provision for Possible Loan Losses                                1,251        717        165         81       86
Net Income                                                        1,673        865      1,007      1,229    1,112

PER SHARE DATA
Net Income:
  Basic                                                             .64        .35        .48       .57       .54
  Diluted                                                           .60        .33        .45       .56       .53
Cash Dividends Paid                                                 .17        .16        .14       .13       .12

SELECTED BALANCE SHEET ITEMS
Year Ended Balances
Total Assets                                                   $260,822   $202,056   $120,942   $104,816  $95,319
Total Securities/1/                                              33,800     28,440     26,281     36,897   33,957
Net Loans/2/                                                    205,945    155,122     78,604     52,168   48,455
Total Deposits                                                  226,185    176,441    104,609     90,297   83,614
Notes  Payable                                                    1,000         --         --         --       --
Capital Accounts                                                 19,469     18,942     11,941     10,715    9,948

/1/ Includes available-for-sale and investment securities
/2/ Net of unearned discount

QUARTERLY RESULTS OF OPERATIONS

                                                               Quarter Ended
                                              -------------------------------------------------
                                                   (In Thousands, Except Per Share Data)
                                              -------------------------------------------------
                                              March 31      June 30   September 30  December 31
                                              --------      -------   ------------  -----------
1999
Interest Income                                $4,209        $4,930      $5,111       $5,237
Interest Expense                                1,923         2,282       2,554        2,479
Net Interest Income                             2,286         2,648       2,557        2,758
Provision for Possible Loan Losses                309           366         329          247
Other Income                                      440           484         689          330
Other Expense                                   2,083         2,088       2,108        2,117
Income Tax Expense                                109           228         301          234
                                               ------        ------      ------       ------
Net income                                     $  225        $  450      $  508       $  490
                                               ------        ------      ------       ------
Earnings Per Share                             $  .08        $  .16      $  .18       $  .18
                                               ======        ======      ======       ======

1998
Interest Income                                $2,528        $2,874      $3,536       $4,023
Interest Expense                                1,139         1,289       1,694        1,811
Net Interest Income                             1,389         1,585       1,842        2,212
Provision for Possible Loan Losses                 83           192         228          214
Other Income                                      331           418         370          263
Other Expense                                   1,503         1,569       1,712        1,754
Income Tax Expense                                 31            78          84           97
                                               ------        ------      ------       ------
Net income                                     $  103        $  164      $  188       $  410
                                               ------        ------      ------       ------
Earnings Per Share                               $.04          $.06        $.07         $.16
                                               ======        ======      ======       ======


Independent Auditor's Report


To the Board of Directors
Eufaula BancCorp, Inc.
Eufaula, Alabama


     We have audited the accompanying consolidated balance sheets of Eufaula BancCorp, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eufaula BancCorp, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.


/s/ Mauldin & Jenkins, LLC


February 4, 2000

Consolidated Balance Sheets
DECEMBER 31, 1999 AND 1998
(Dollars in Thousands)




Assets                                                 1999       1998
------                                               --------   --------
Cash and due from banks                              $ 10,301   $  7,820
Short term investments:
     Federal funds sold                                   400          0
     Other short term investments                          47        100
                                                     --------   --------
       Total Cash and Short-term Investments              447        100
                                                     --------   --------
Securities available for sale, at fair value           22,716     21,219
                                                     --------   --------
Securities held to maturity, at cost (fair value
     $11,158 and $7,602)                               11,084      7,221
                                                     --------   --------
Loans                                                 205,945    155,122
Less allowance for loan losses                          2,556      1,363
                                                     --------   --------
     Loans, net                                       203,389    153,759
                                                     --------   --------
Premises and equipment, net                             6,530      6,051
Other real estate owned                                   141      1,276
Goodwill                                                1,312      1,391
Other assets                                            4,902      3,219
                                                     --------   --------
       Total Assets                                  $260,822   $202,056
                                                     ========   ========
Liabilities and Stockholders' Equity

Deposits
 Noninterest-bearing demand                          $ 25,351   $ 22,784
 Savings and interest-bearing demand                   65,758     61,149
 Time                                                 135,076     92,508
                                                     --------   --------
       Total deposits                                 226,185    176,441
Short-term borrowings                                  11,617      5,075
Notes payable                                           1,000          0
Other liabilities                                       2,551      1,598
                                                     --------   --------
       Total Liabilities                              241,353    183,114
                                                     --------   --------
Commitments and contingent liabilities

Stockholders' equity
 Preferred stock, par value $.10; 50,000 shares
  authorized, none issued                                   0          0
 Common stock, par value $1; 5,000,000 shares
  authorized, 2,625,273 and 2,620,773 shares issued     2,625      2,620
Surplus                                                 6,059      6,026
Retained earnings                                      10,204
Accumulated other comprehensive income (loss)            (646)        92
                                                     --------   --------
       Total stockholders' equity                      19,469     18,942
                                                     --------   --------
       Total Liabilities and Stockholders' Equity    $260,822   $202,056
                                                     ========   ========

See Notes to Consolidated Financial Statements.

Consolidated Statements of Income
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
(Dollars in Thousands)

                                                1999       1998      1997
                                              -------    -------    -------
Interest income
     Interest and fees on loans               $17,548    $11,049    $ 6,509
     Interest on taxable securities             1,339      1,280      1,489
     Interest on nontaxable securities            420        443        467
     Interest on deposits in other banks            5          5         23
     Interest on Federal funds sold               175        184         80
                                              -------    -------    -------
          Total Interest Income                19,487     12,961      8,568
Interest expense
     Interest on deposits                       8,704      5,739      3,502
     Interest on short-term borrowings            492        194        252
     Interest on notes payable                     42          0          0
          Total Interest Expense                9,238      5,933      3,754
                                              -------    -------     ------
     Net interest income                       10,249      7,028      4,814
Provision for loan losses                       1,251        717        165
     Net interest income after provision
     for loan losses                            8,998      6,311      4,649
                                              -------    -------     ------
 Other income
     Service charges on deposit accounts          962        805        744
      Security transactions, net                  (12)         5         20
     Other                                        993        572        408
          Total Other Income                    1,943      1,382      1,172
                                              -------    -------     ------
 Other expenses
      Salaries                                  3,277      2,573      1,622
      Employee benefits                         1,369      1,023        746
      Equipment expense                           628        455        312
      Occupancy expense                           569        415        337
      Data processing expense                     325        214        101
      Other operating expense                   2,228      1,858      1,293
           Total Other Expenses                 8,396      6,538      4,411
                                             --------    -------     ------
      Income before income taxes                2,545      1,155      1,410
                                             --------    -------     ------
 Applicable income taxes                          872        290        403
                                             --------    -------     ------
 Net income                                  $  1,673    $   865     $1,007
                                             ========    =======     ======
 Net income per common share
      Basic                                  $  0.64    $   0.35     $ 0.48
                                             ========   ========     ======

 Diluted                                     $  0.60    $   0.33     $ 0.45
                                             ========   ========     ======

See Notes to Consolidated Financial Statements.

Consolidated Statements of Stockholder's Equity
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
(Dollars in Thousands)

                                                                                         Accumulated
                                                                                            Other
                                                                                        Comprehensive
                                                    Common Stock     Capital  Retained     Income
                                                  Shares  Par Value  Surplus  Earnings     (Loss)      Total
                                                 ------------------  -------  --------  -------------  -----
Balance, December 31, 1996                       1,353,20   $1,353    $  233    $ 9,221      $ (92)    $10,715
Comprehensive income:
 Net income                                             0        0         0      1,007          0       1,007
 Increase in unrealized gains                           0        0         0          0         90          90
                                                ---------   ------    ------    -------      -----     -------
  Comprehensive income                                                                                   1,097
 Cash dividend declared, $.14 per share                 0        0         0       (291)         0        (291)
 Three-for-two common stock split                 699,301      699      (699)         0          0           0
 Proceeds from exercise of stock options           45,411       45       207          0          0         252
 Reduction in income taxes payable resulting
 from exercise of stock options                         0        0       168          0          0         168
 Transfer to surplus                                    0        0       199       (199)         0           0
                                                ---------   ------    ------    -------      -----     -------
Balance, December 31, 1997                      2,097,916    2,097       108      9,738         (2)     11,941
Comprehensive income:
 Net income                                             0        0         0        865          0         865
 Increase in unrealized gains                           0        0         0          0         94          94
                                                ---------   ------    ------    -------      -----     -------
  Comprehensive income                                                                                     959
 Cash dividend declared, $.16 per share                 0        0         0       (399)         0        (399)
 Proceeds from issuance of stock                  492,857      493     5,736          0          0       6,229
 Proceeds from exercise of stock options           30,000       30        72          0          0         102
 Reduction in income taxes payable resulting
   from exercise of stock options                       0        0       110          0          0         110
                                                ---------   ------    ------    -------      -----     -------
Balance, December 31, 1998                      2,620,773    2,620     6,026     10,204         92      18,942
Comprehensive income:
 Net income                                             0        0         0      1,673          0       1,673
 Increase in unrealized gains                           0        0         0          0       (738)       (738)
                                                ---------   ------    ------    -------      -----     -------
  Comprehensive income                                                                                     935
 Cash dividend declared, $.17 per share                 0        0         0       (446)         0        (446)
 Proceeds from exercise of stock options            4,500        5        13          0          0          18
 Reduction in income taxes payable resulting
  from exercise of stock options                        0        0        20          0          0          20
                                                ---------   ------    ------    -------      -----     -------
Balance, December 31, 1999                       2,625,27   $2,625    $6,059    $11,431      $(646)    $19,469
                                                =========   ======    ======    =======      =====     =======

See Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
(Dollars in Thousands)

                                                                 1999       1998       1997
                                                              --------    -------     ------
OPERATING ACTIVITIES
 Net income                                                   $  1,673   $    865     $1,007
                                                              --------   --------     ------
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation                                                     496        347        235
  Amortization                                                      79         79         79
  Provision for loan losses                                      1,251        717        165
  Provision for deferred taxes                                    (347)      (191)       (25)
  Tax benefits resulting from exercise of stock options             20        110        168
  Net realized (gains) losses on sales of securities                12         (5)       (20)
  (Increase) decrease in other real estate owned                 1,135       (471)         0
  (Increase) decrease in interest receivable                      (555)      (564)       146
  Increase in interest payable                                     348        350        155
  Increase (decrease) in taxes payable                             114         69       (158)
  Other prepaids, deferrals and accruals, net                      191       (641)      (844)
                                                              --------    -------     ------
   Total adjustments                                             2,744       (200)       (99)
                                                              --------    -------     ------
   Net cash provided by operating activities                     4,417        665        908
                                                              --------    -------     ------
INVESTING ACTIVITIES
 (Increase) decrease in other short-term investments                53       (100)       750
 (Increase) decrease in Federal funds sold                        (400)     2,450     (1,075)
 Purchases of securities available for sale                     (7,015)   (14,360)    (5,820)
 Proceeds from sales of securities available for sale            2,901          0      6,798
 Proceeds from maturities of securities available for sale       1,376      0,809      9,745
 Purchases of securities held to maturity                       (4,584)      (865)         0
 Proceeds from sales of securities held to maturity                241          0          0
 Proceeds from maturities of securities held to maturity           479      2,926        780
 Increase in loans, net                                        (50,881)   (76,807)   (26,503)
 Proceeds from sale of assets                                       66          8         10
 Purchase of premises and equipment                             (1,036)    (2,723)    (1,497)
                                                              --------    -------     ------

   Net cash used in investing activities                       (58,800)   (78,662)   (16,812)
                                                              --------    -------     ------
FINANCING ACTIVITIES
 Increase in deposits                                           49,744     71,833     14,243
 Proceeds from the issuance of stock                                 0      6,229          0
 Proceeds from the exercise of stock options                        18        102        252
 Increase in short term borrowings                               6,542      1,975        425
 Proceeds from notes payable                                     1,000          0          0
 Dividends paid                                                   (440)      (368)      (291)
                                                              --------    -------     ------
 Net cash provided by financing activities                      56,864     79,771     14,629
                                                              --------    -------     ------

Consolidated Statements of Cash Flows
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
(Dollars in Thousands)

                                                                  1999       1998       1997
                                                                -------    -------     ------

Net increase (decrease) in cash and due from banks              $ 2,481    $1,774   $(1,275)

Cash and due from banks at beginning of year                      7,820     6,046     7,321
                                                                -------    ------   -------
Cash and due from banks at end of year                          $10,301    $7,820   $ 6,046
                                                                =======    ======   =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid during the year for:

           Interest                                             $ 8,890   $ 5,583   $ 3,599

           Income taxes                                         $ 1,105   $   338    $  443

NONCASH TRANSACTIONS
         Unrealized (gains) losses on securities
           available for sale                                   $ 1,230   $  (157)   $ (150)


See Notes to Consolidated Financial Statements.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Eufaula BancCorp, Inc. (the Company) is a bank holding company whose business is presently conducted by its wholly-owned subsidiaries, Southern Bank of Commerce in Eufaula, Alabama and First American Bank of Walton County (First American
Bank) in Santa Rosa Beach, Florida. The Banks provide a full range of banking services to individual and corporate customers in Eufaula, Huntsville, Montgomery and Madison, Alabama and in northwest Florida. The Banks are subject to the regulations of certain Federal and State agencies and are periodically examined by certain regulatory authorities.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and accounts are eliminated in consolidation.

The accounting and reporting policies of the Company conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and deferred tax assets.

The principles which significantly affect the determination of financial position, results of operations and cash flows are summarized below.

Cash and Due from Banks

Cash on hand, cash items in process of collection, and amounts due from banks are included in cash and due from banks.

The Company maintains amounts due from banks which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Securities

Securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. All other debt securities are classified as available for sale and recorded at fair value with net unrealized gains and losses reported in other comprehensive income (losses). Equity securities without a readily determinable fair value are classified as available-for-sale and recorded at cost.

Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sales of securities are determined using the specific identification method.

Loans

Loans are reported at their outstanding principal balances less unearned income and the allowance for loan losses. Interest income on loans is accrued based on the principal balance outstanding.

Loan origination fees and certain direct costs of most loans are recognized at the time the loan is recorded. Because net origination loan fees and costs are not material, the results of operations are not materially different than the results which would be obtained by accounting for loan fees and costs in accordance with generally accepted accounting principles. Nonrefundable loan fees and certain direct loan origination costs for all other loans are deferred and recognized in income over the life of the loans.

The allowance for loan losses is maintained at a level that management believes to be adequate to absorb potential losses in the loan portfolio. Loan losses are charged against the allowance when management believes the uncollectibility of a loan is confirmed. Subsequent recoveries are credited to the allowance. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth, composition of the loan portfolio, and other risks inherent in the portfolio. This evaluation is inherently subjective as it requires material estimates that are susceptible to significant change including the amounts and timing of future cash flows expected to be received on impaired loans. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. Interest income is subsequently recognized only to the extent cash payments are received.

A loan is impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the contractual loan rate as the discount rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

Goodwill

Goodwill represents the excess of the purchase price over the fair market value of net assets acquired in business combinations accounting for under the purchase method. The Company amortizes goodwill over twenty-five years using the straight-line method. Amortization expense for each of the years ended December 31, 1999, 1998 and 1997 was $79,000.

Other Real Estate Owned

Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of the recorded amount of the loan or fair value of the properties less estimated selling costs. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Subsequent gains or losses on sale and any subsequent adjustment to the value are recorded as other expenses.

Profit-Sharing Plan

Profit-sharing plan costs are funded as accrued and are based on a percentage of individual employees' salaries, not to exceed the amount that can be deducted for Federal income tax purposes.

Income Taxes

Income tax expense consists of current and deferred taxes. Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred tax assets and liabilities are recognized on the temporary differences between the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. Deferred tax expense or benefit is then recognized for the change in deferred tax assets or liabilities between periods.

Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards, and tax credits will be realized.

The Company and its subsidiaries file a consolidated income tax return. Each entity provides for income taxes based on its contribution to income taxes (benefits) of the consolidated group.

Earnings Per Common Share

Basic earnings per share are calculated on the basis of the weighted average number of common shares outstanding. Diluted earnings per common share are computed by dividing net income by the sum of the weighted average number of common shares outstanding and potential common shares.

Comprehensive Income (Loss)

Statement of Financial Accounting Standards ("SFAS") 130 describes comprehensive income as the total of all components of comprehensive income including net income. Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income. Currently, the Company's other comprehensive income consists of unrealized gains and losses on available for sale securities.

Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued Statement SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The effective date of this statement has been deferred by SFAS No. 137 until fiscal years beginning after June 15, 2000. However, the statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Company expects to adopt this statement effective January 1, 2001. SFAS No. 133 requires the Company to recognize all derivatives as either assets or liabilities in the balance sheet at fair value. For derivatives that are not designated as hedges, the gain or loss must be recognized in earnings in the period of change. For derivatives that are designated as hedges, changes in the fair value of the hedged assets, liabilities, or firm commitments must be recognized in earnings or recognized in other comprehensive income until the hedged item is recognized in earnings, depending on the nature of the hedge. The ineffective portion of a derivative's change in fair value must be recognized in earnings immediately. Management has not yet determined what effect the adoption of SFAS No. 133 will have on the Company's earnings or financial position.

There are no recent accounting pronouncements that have had, or are expected to have, a material effect on the Company's financial statements.

NOTE 2. SECURITIES

The amortized cost and fair value of securities are summarized as follows:

                                                         Gross      Gross
                                           Amortized  Unrealized  Unrealized     Fair
                                             Cost       Gains       Losses      Value
                                           ---------  ----------  ----------    -----
                                                      (Dollars in Thousands)
Securities Available for Sale
 December 31, 1999:
 U. S. Government and agency securities      $20,589        $  -     $(1,039)   $19,550
 Mortgage-backed securities                    2,405           -         (38)     2,367
 Marketable equity securities                    799           -           -        799
                                             -------      ------     -------    -------
                                             $23,793        $  -     $(1,077)   $22,716
                                             =======      ======     =======    =======

 December 31, 1998:
 U. S. Government and agency securities      $17,601        $182     $   (28)   $17,755
 Mortgage-backed securities                    2,747          10         (11)     2,746
 Marketable equity securities                    718           -           -        718
                                             -------      ------     -------    -------
                                             $21,066        $192     $   (39)   $21,219
                                             =======      ======     =======    =======

                                                           Gross         Gross
                                           Amortized    Unrealized    Unrealized     Fair
                                              Cost         Gains        Losses       Value
                                           ---------    ----------    ----------     -----
                                                         (Dollars in Thousands)
Securities Held to Maturity
 December 31, 1999:
 State and municipal securities              $11,084          $ 52       $   (78)   $11,158

 Mortgage-backed securities                        -             -             -          -
                                             -------          ----       -------    -------
                                             $11,084          $152       $   (78)   $11,158
                                             -------          ----       -------    -------
 December 31, 1998:
 State and municipal securities              $ 7,084          $378       $     -    $ 7,462
 Mortgage-backed securities                      137             3             -        140
                                             -------          ----       -------    -------
                                             $ 7,221          $381       $     -    $ 7,602
                                             =======          ====       =======    =======

The amortized cost and fair value of debt securities as of December 31, 1999 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or prepaid without penalty. Therefore, these securities are not included in the maturity categories in the following maturity summary.

                                              Securities Available          Securities Held
                                                    for Sale                 to Maturity
                                             --------------------        -------------------
                                             Amortized       Fair        Amortized      Fair
                                               Cost         Value         Cost         Value
                                             -----------------------------------------------
     (Dollars in Thousands)
Due in one year or less                       $   570      $   546       $   555     $   559
Due from one year to five years                 2,597        2,511         2,892       2,934
Due from five to ten years                     14,575       13,886         6,064       6,098
Due after ten years                             2,847        2,607         1,573       1,567
Mortgage-backed securities                      2,405        2,367             -           -
Marketable equity securities                      799          799             -           -
                                              -------      -------       -------     -------
                                              $23,793      $22,716       $11,084     $11,158
                                              =======      =======       =======     =======

Securities with a carrying value of $19,352,000 and $16,307,000 at December 31, 1999 and 1998, respectively, were pledged to secure public deposits and for other purposes.

Following is a summary of gross realized gains and gross realized losses recognized on sales of securities for the years ended December 31, 1999, 1998 and 1997:

                                                1999     1998    1997
                                                (Dollars in Thousands)
Gross realized gains on sales of securities     $   1    $   5   $  30
Gross losses on sales of securities               (13)       -     (10)
                                                ----     -----   -----
Net realized gains (losses)
 on sales of securities                         $ (12)   $   5   $  20
                                                =====    =====   =====



NOTE 3. LOANS AND ALLOWANCE FOR LOAN LOSSES
The composition of loans is summarized as follows:

                                                       December 31,
                                                     1999        1998
                                                  --------    ----------
                                                   (Dollars in Thousands)
Commercial, financial and agricultural            $ 36,282     $ 19,472
Real estate - construction                          39,019       31,358
Real estate - mortgage                             109,774       76,650
Consumer                                            18,104       27,553
Other                                                2,766           89
                                                  --------     --------
                                                   205,945      155,122
Allowance for loan losses                           (2,556)      (1,363)
                                                  --------     --------
Loans, net                                        $203,389     $153,759
                                                  ========     ========

Changes in the allowance for loan losses for the years ended December 31 are as follows:

                                                           December 31,
                                                         1999        1998
                                                      --------    ----------
                                                       (Dollars in Thousands)


Balance, beginning of year                            $1,363   $  738   $ 629
     Provision charged to operations                   1,251      717     165
     Loans charged off                                   (69)    (104)    (67)
     Recoveries of loans previously charged off           11       12      11
                                                      ------   ------   -----
Balance, end of year                                  $2,556   $1,363   $ 738
                                                      ======   ======   =====

 The following is a summary of information pertaining to impaired loans:

 The total recorded investment in impaired loans was $399,000 and $312,000 at December 31, 1999 and 1998, respectively. Included in these loans were $399,000 and $312,000 that had related allowances for loan losses of $60,000 and $47,000 at December 31, 1999 and 1998, respectively. The average recorded investment in impaired loans for 1999 and 1998 was $257,000 and $126,000, respectively. Interest income on impaired loans of $6,000 and $8,000 was recognized for cash payments received for the years ended 1999 and 1998, respectively.

The Company has granted loans to certain directors, executive officers, and related entities of the Company and the Banks. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the years ended December 31 were as follows:

                                                    1999          1998
                                                  --------      --------
                                                   (Dollars in Thousands)
Balance, beginning of year                        $ 3,659        $ 3,883
 Advances                                           4,903          4,817
 Repayments                                        (4,244)        (4,970)
 Change in director(s)                               (325)           (71)
                                                  -------        -------
Balance, end of year                              $ 3,993        $ 3,659
                                                  =======        =======


NOTE 4. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                                          December 31,
                                                       1999          1998
                                                     --------      --------
                                                     (Dollars in Thousands)
  Land and buildings                                 $ 5,443        $ 4,429
  Equipment                                            3,457          2,352
  Leasehold Improvements                                 450              -
  Construction in progress                                 -            927
                                                     -------        -------
                                                       9,350          7,708
  Accumulated depreciation                            (2,820)        (1,657)
                                                     -------        -------
                                                     $ 6,530        $ 6,051
                                                     =======        =======

Depreciation expense for the years ended December 31, 1999, 1998 and 1997 was $496,000 $347,000 and $235,000, respectively.

NOTE 5. DEPOSITS

At December 31, 1999, the scheduled maturities of time deposits are as follows:

                                          (Dollars in Thousands)
                                          ----------------------

  Less than one year                                   $115,644
  Over one year through three years                      15,321
  Over three years through five years                     4,111
  Over five years                                             -
                                                       --------

                                                       $135,076
                                                       ========

NOTE 6. SHORT-TERM BORROWINGS
Short-term borrowings consist of the following:

                                                              December 31,
                                                           ------------------
                                                             1999      1998
                                                           ------------------
                                                         (Dollars in Thousands)

Federal funds purchased and securities sold                $ 4,417     $2,875
   under agreements to repurchase

Advances from Federal Home Loan Bank with interest           7,200      2,200
   in adjustable rates (4.55% at December 31, 1999)
   under a revolving credit agreement maturing
   on November 29, 2000                                    ------------------
                                                           $11,617     $5,075
                                                           ==================

NOTE 7. NOTES PAYABLE
Notes payable consist of the following:
                                                               December 31,
                                                           ------------------
                                                             1999      1998
                                                         (Dollars in Thousands)
Advances under revolving credit
    agreement with SunTrust Bank with interest at
    the prime rate minus 1.00%  31, 2000, unsecured.
    (7.50% at December 31, 1999) due on May                -------------------
                                                            $1,000    $-
                                                           ===================


NOTE 8. EMPLOYEE BENEFIT PLANS

The subsidiary banks have noncontributory profit-sharing plans covering all employees, subject to certain minimum age and service requirements. The contribution for the years ended December 31, 1999, 1998, and 1997 was $88,000, $63,000 and $68,000, respectively.

The Company provides a nonqualified Employee Stock Purchase Plan, including employees of both subsidiary banks. The primary purpose is to enable the employees to participate in the ownership of the Company. An employee who has been employed on a full-time basis for one year or more is eligible for the Plan. Employees can contribute from five to seven percent of their compensation, depending on years of service. The banks contribute an amount equal to 50% of the employee's contribution. Contributions are used to purchase shares of Eufaula BancCorp, Inc. common stock. The contribution for the years ended December 31, 1999, 1998 and 1997 was $36,000, $16,000 and $14,000, respectively.

The Company has a nonqualified Stock Purchase Plan for directors. The primary purpose is to enable the directors to participate in the ownership of the Company. All directors are eligible for the Plan. A director can contribute in increments of $50 not to exceed $200 per month. The Banks contribute an amount equal to 50 percent of the director's contribution. Contributions to the Plan are used to purchase shares of Eufaula BancCorp, Inc. common stock. The contributions for the years ended December 31, 1999, 1998 and 1997 were $44,000, $37,000 and $19,000, respectively.

NOTE 9. DEFERRED COMPENSATION PLAN

During 1996, Southern Bank of Commerce modified its indexed deferred compensation plan for certain executive officers and directors. The Plan is designed to provide supplemental retirement benefits and supersedes the existing deferred compensation plan. Aggregate compensation expense under the plan was $22,000, $19,000 and $17,000 for 1999, 1998 and 1997, respectively.

NOTE 10. INCOME TAXES
The provision for income taxes consists of the following:

                                                           Years Ended December 31,
                                                        --------------------------------
                                                          1999       1998         1997
                                                        --------------------------------
                                                            (Dollars in Thousands)
Current                                                 $1,199      $ 371        $ 260
Benefit from exercise of stock options                      20        110          168
Deferred                                                  (347)      (191)         (25)
                                                        ------      -----        -----
Provision for income taxes                              $  872      $ 290        $ 403
                                                        ======      =====        =====

     The Company's provision for income taxes differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is an follows:

                                                                                   Years Ended December 31,

                                                                                ------------------------------
                                                                    1999                    1998                   1997
                                                                    ----                    ----                   ----
                                                             Amount      Percent      Amount     Percent     Amount     Percent
                                                             -------------------      ------------------     ------------------
                                                                                     (Dollars in Thousands)
Tax provision at statutory rate                               $865        34%          $393       34%       $ 479         34%
Tax-exempt interest                                           (116)       (5)          (125)     (11)        (137)       (10)
Amortization                                                    27         1             27        2           27          2
State income taxes, net                                        107         4             46        4           46          3
Other items, net                                               (11)        -            (51)      (4)         (12)         -
                                                             -----       ---          -----      ---        -----        ---
   Provision for income taxes                                 $872        34%          $290       25%        $403         29%
                                                             =====       ===          =====      ===        =====        ===

The components of deferred income taxes are as follows:

                                                          December 31,
                                                       ------------------
                                                         1999      1998
                                                       --------  --------
                                                     (Dollars in Thousands)
Deferred tax assets:
 Loan loss reserves                                     $  721     $ 315
 Deferred compensation                                     136       113
 Unrealized losses on securities available for sale        431         -
 Other items                                                 2         7
                                                        ------     -----
                                                         1,290       435
                                                        ------     -----

Deferred tax liabilities:
 Depreciation and amortization                             225       131
 Accretion                                                   9         7
 Other items                                                 -        19
 Unrealized gains on securities available for sale           -        61
                                                           234       218
                                                        ------     -----
Net deferred tax assets                                 $1,056     $ 217
                                                        ======     =====

NOTE 11. STOCK OPTIONS

The Company has in effect the 1994 Stock Option Plan whereby the Company granted options to certain key employees and directors to purchase up to 600,000 shares of the Company's $1 par value common stock at various option prices. Under the 1994 Plan, options were granted to purchase 439,000 shares of common stock and the remaining options to purchase 161,000 shares of common stock were rescinded. Of the 439,000 options granted, 266,500 are outstanding as of December 31, 1999, and no additional options may be granted under the 1994 Plan. In 1999, the Company adopted the 1999 stock option plan whereby the Company may grant options to key employees and directors to purchase up to 361,000 shares of common stock at an option price determined by a committee of the Company's directors. The option price shall not be less than 100% of the fair market value of the common stock on the grant date. It is the intention of the Company to have no more than an aggregate total of 361,000 shares of its common stock subject to stock options under all existing plans.

A summary of information relating to the stock option plans at December 31, 1999,1998 and 1997 and changes during the years ended on those dates is as follows:

                                                                    December 31,
                                           -----------------------------------------------------------
                                                   1999                  1998              1997
                                           ---------------------  ----------------  ------------------
                                                       Weighted-           Weighted-         Weighted-
                                                        Average             Average           Average
                                                       Exercise             Exercise         Exercise
                                             Number      Price     Number    Price    Number   Price
                                           ---------   ---------  --------  ------  --------  --------
Under option, beginning of year             271,000     $ 5.60    297,000   $ 5.27   402,200    $3.83
    Granted                                  94,500      12.95      4,000    13.50    75,000     9.27
    Exercised                                (4,500)      4.00    (30,000)    3.42   (68,117)    3.27
    Forfeited                                     -          -          -        -  (111,883)    4.00
                                            -------     ------    -------   ------  --------    -----
Under option, end of year                   361,000       7.54    271,000     5.60   297,200     5.27
                                            =======     ======    =======   ======  ========    =====
Exercisable at end of year                  146,500                89,500             84,000
                                            =======               =======           ========
Weighted average fair value per option
    of options granted during the year         7.63                 10.48               3.38
                                            =======               =======           ========

Additional information about options outstanding at December 31, 1999 is as follows:

                               Options Outstanding               Options Exercisable
                                    Weighted-         Weighted-                Weighted-
     Range of                        Average           Average                  Average
     Exercise          Number      Contractual        Exercise     Number      Exercise
      Prices         Outstanding  Life in Years         Price    Outstanding     Price
     --------        -----------  -------------       --------   -----------   ---------
     $4.00            120,000         3.00             $ 4.00      75,000       $ 4.00
      4.00             67,500         5.00               4.00      22,500         4.00
      9.00             45,000         8.00               9.00       9,000         9.00
      9.67             30,000         8.00               9.67       6,000         9.67
     13.50              4,000         3.00              13.50       4,000        13.50
     13.00             30,000         4.20              13.00      30,000        13.00
     13.00             60,000         9.20              13.00           -            -
     11.88              4,500         5.00              11.88           -            -
                      361,000         5.57               7.54     146,500         5.06

                                                                     (logo here)

As permitted by SFAS No. 123, "Accounting for Stock-based Compensation", the Company recognizes compensation cost for stock-based employee awards in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company recognized no compensation cost for stock-based employee compensation for the years ended December 31, 1998 and 1997 because the exercise price is equal to the fair value of the stock at the grant date. If the Company had recognized compensation cost in accordance with SFAS No. 123, net income and net income per share would have been reduced as follows:

                                                          December 31,
                                ----------------------------------------------------------------------------
                                       1999                        1998                  1997
                                ----------------------  -----------------------   --------------------------
                                                       (Dollars in Thousands)
                                ----------------------------------------------------------------------------
                                              Basic                        Basic                      Basic
                                               Net                          Net                        Net
                                 Net          Income          Net          Income         Net         Income
                               Income       Per Share        Income       Per Share      Income      Per Share
                               ------       ---------        ------       ---------      ------      ---------
As reported                   $1,673         $ 0.64           $865          $ 0.35       $1,007        $0.48
Stock based compensation,
 net of related tax effect      (210)         (0.08)           (53)          (0.02)           -            -
                              ------         ------           ----         -------       ------        -----
As adjusted                   $1,463         $ 0.56           $812          $ 0.33       $1,007        $0.48
                              ======         ======           ====          =======      ======        =====



                                                          December 31,
                                ----------------------------------------------------------------------------
                                       1999                        1998                  1997
                                ----------------------  -----------------------   --------------------------
                                                       (Dollars in Thousands)
                                ----------------------------------------------------------------------------
                                              Basic                        Basic                      Basic
                                               Net                          Net                        Net
                                 Net          Income          Net          Income         Net         Income
                               Income       Per Share        Income       Per Share      Income      Per Share
                               ------       ---------        ------       ---------      ------      ---------
As reported                   $1,673         $ 0.60           $865          $ 0.33       $1,007        $0.45
Stock based compensation,
 net of related tax effect      (210)         (0.07)           (53)          (0.02)           -            -
                              ------         ------           ----         -------       ------        -----
As adjusted                   $1,463         $ 0.53           $812          $ 0.31       $1,007        $0.45
                              ======         ======           ====          =======      ======        =====

The fair value of the options granted in 1999 was based upon the discounted value of future cash flows of the options using the following assumptions.

Risk-free interest rate                            6.72%
Expected life of the options                      8 years
Expected dividends
(as a percent of the fair value of the stock)     1.42%
Expected volatility                              32.06%

NOTE 12. EARNINGS PER COMMON SHARE

The following is a reconciliation of net income (the numerator) and the weighted average shares outstanding (the denominator) used in determining basic and diluted earnings per share:

                                         Year Ended December 31, 1999
                                    -------------------------------------
                                      Income        Shares      Per Share
                                    (Numerator)  (Denominator)   Amount
                                    -----------  -------------  ---------
                                            (Dollars in Thousands)
Basic earnings per share
   Net income                          $1,673          2,622       $0.64
                                       ======          =====       =====
Effect of dilutive securities
   Stock options                            -            144
                                       ------          -----       -----
Dilutive earnings per share
   Net income                          $1,673          2,766       $0.60
                                       ======          =====       =====




                                         Year Ended December 31, 1998
                                    -------------------------------------
                                      Income        Shares      Per Share
                                    (Numerator)  (Denominator)   Amount
                                    -----------  -------------  ---------
                                            (Dollars in Thousands)
Basic earnings per share
   Net income                          $  865          2,490       $0.35
                                       ======          =====       =====
Effect of dilutive securities
   Stock options                            -            159
                                       ------          -----       -----
Dilutive earnings per share
   Net income                          $  865          2,649       $0.33
                                       ======          =====       =====

                                         Year Ended December 31, 1997
                                    -------------------------------------
                                      Income        Shares      Per Share
                                    (Numerator)  (Denominator)   Amount
                                    -----------  -------------  ---------
                                            (Dollars in Thousands)
Basic earnings per share
   Net income                          $1,007          2,083       $0.48
                                       ======          =====       =====
Effect of dilutive securities
   Stock options                            -            158
                                       ------          -----       -----
Dilutive earnings per share
   Net income                          $1,007          2,241       $0.45
                                       ======          =====       =====




NOTE 13. OPERATING LEASES

Following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1999:

       Year ending December 31,
       ------------------------
                2000                        $153,740
                2001                         153,740
                2002                         153,740
                2003                         153,740
                2004                         153,740
             Later years                     691,280
                                          ----------
                                          $1,459,980
                                          ==========


NOTE 14. COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business, the Company has entered into off-balance-sheet financial instruments which are not reflected in the financial statements. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are included in the financial statements when funds are disbursed or the instruments become payable. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. A summary of the Company's commitments is as follows:

                                      December 31,
                                  --------------------
                                   1999         1998
                                  -------      -------
                                 (Dollars in Thousands)
Commitments to extend credit      $28,252      $41,461
Loans sold with recourse                -          432
Standby letters of credit           2,215        2,435
                                  -------      -------
                                  $30,467      $44,328
                                  =======      =======

Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, crops, marketable securities, accounts receivable, inventory, equipment, and personal property.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management of the Company, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

NOTE 15. CONCENTRATIONS OF CREDIT

The Company's subsidiaries make agricultural, agribusiness, commercial, residential and consumer loans to customers primarily in the market areas described in Note 1. A substantial portion of the Company's customers' abilities to honor their contracts is dependent on the business economy in the above areas.

Seventy-two percent (72%) of the Company's loan portfolio is concentrated in real estate loans, of which nineteen percent (19%) consists of construction loans. A substantial portion of these loans are secured by real estate in the Company's primary market area. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.


NOTE 16. REGULATORY MATTERS

The Company is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 1999, approximately $3,466,000 of retained earnings were available for dividend declaration without regulatory approval.

The Company and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Banks must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and Banks capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1999, the Company and the Banks met all capital adequacy requirements to which it is subject.

As of December 31, 1999, the most recent notification from the Federal Deposit Insurance Corporation ("FDIC") categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Banks' category.

The Company and Banks' actual capital amounts and ratios are presented in the following table:

                                                                                                             To Be Well
                                                                                  For Capital             Capitalized Under
                                                                                   Adequacy               Prompt Corrective
                                                          Actual                   Purposes               Action Provisions
                                                -----------------------       -------------------      ----------------------
                                                 Amount          Ratio         Amount      Ratio        Amount         Ratio
                                                --------        -------       --------     ------      --------      --------
                                                                          (Dollars in Thousands)
As of December 31, 1999
 Total Capital to Risk Weighted Assets:
   Consolidated                                  $21,305        10.65%         $16,007      8.00%       - N/A -      - N/A -
   Southern Bank of Commerce                     $14,500        10.43%         $11,125      8.00%       $13,906        10.00%
   First American Bank                           $ 7,409        12.14%         $ 4,884      8.00%       $ 6,105        10.00%
 Tier I Capital to Risk Weighted Assets:
   Consolidated                                  $18,803         9.40%         $ 8,004      4.00%       - N/A -      - N/A -
   Southern Bank of Commerce                     $12,784         9.19%         $ 5,562      4.00%       $ 8,344         6.00%
   First American Bank                           $ 6,645        10.88%         $ 2,442      4.00%       $ 3,663         6.00%
 Tier I Capital to Average Assets:
   Consolidated                                  $18,803         8.17%         $ 9,205      4.00%       - N/A -      - N/A -
   Southern Bank of Commerce                     $12,784         7.18%         $ 7,122      4.00%       $ 8,902         5.00%
   First American Bank                           $ 6,645         7.89%         $ 3,367      4.00%       $ 4,209         5.00%
 Total Capital to Risk Weighted Assets:
   Consolidated                                  $18,823        12.17%         $12,378      8.00%       - N/A -      - N/A -
   Southern Bank of Commerce                     $12,470        11.78%         $ 8,471      8.00%       $10,589        10.00%
   First American Bank                           $ 5,653        11.36%         $ 3,980      8.00%       $ 4,975        10.00%
 Tier I Capital to Risk Weighted Assets:
   Consolidated                                  $17,460        11.28%         $ 6,189      4.00%       - N/A -      - N/A -
   Southern Bank of Commerce                     $11,492        10.85%         $ 4,236      4.00%       $ 6,353         6.00%
   First American Bank                           $ 5,268        10.59%         $ 1,990      4.00%       $ 2,985         6.00%
 Tier I Capital to Average Assets:
   Consolidated                                  $17,460         9.14%         $ 7,639      4.00%       - N/A -      - N/A -
   Southern Bank of Commerce                     $11,492         8.98%         $ 5,121      4.00%       $ 6,401         5.00%
   First American Bank                           $ 5,268         8.19%         $ 2,574      4.00%       $ 3,218         5.00%

                                                                                                             To Be Well
                                                                                  For Capital             Capitalized Under
                                                                                   Adequacy               Prompt Corrective
                                                          Actual                   Purposes               Action Provisions
                                                -----------------------       -------------------      ----------------------
                                                 Amount          Ratio         Amount      Ratio        Amount         Ratio
                                                --------        -------       --------     ------      --------      --------
                                                                          (Dollars in Thousands)
As of December 31, 1998
 Total Capital to Risk Weighted Assets:
    Consolidated                                 $18,823        12.17%         $12,378      8.00%       - N/A -      - N/A -
    Southern Bank of Commerce                    $12,470        11.78%         $ 8,471      8.00%       $10,589        10.00%
    First American Bank                          $ 5,653        11.36%         $ 3,980      8.00%       $ 4,975        10.00%
  Tier I Capital to Risk Weighted Assets:
    Consolidated                                 $17,460        11.28%         $ 6,189      4.00%       - N/A -      - N/A -
    Southern Bank of Commerce                    $11,492        10.85%         $ 4,236      4.00%       $ 6,353         6.00%
    First American Bank                          $ 5,268        10.59%         $ 1,990      4.00%       $ 2,985         6.00%
  Tier I Capital to Average Assets:
    Consolidated                                 $17,460         9.14%         $ 7,639      4.00%       - N/A -      - N/A -
    Southern Bank of Commerce                    $11,492         8.98%         $ 5,121      4.00%       $ 6,401         5.00%
    First American Bank                          $ 5,268         8.19%         $ 2,574      4.00%       $ 3,218         5.00%


NOTE 17. COMPREHENSIVE INCOME

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." Comprehensive income is the change in equity during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners.

In addition to net income, the Company has identified changes related to other nonowner transactions in the Consolidated Statement of Changes in Capital Accounts. Changes in other nonowner transactions consist entirely of changes in unrealized holding gains and losses on securities available for sale.

In the calculation of comprehensive income, certain reclassification adjustments are made to avoid double counting items that are displayed as part of net income and other comprehensive income in that period or earlier periods. The following table reflects the reclassification amounts and the related tax effects of changes in unrealized holding gains and losses on securities available for sale for the three years ended December 31, 1999, 1998 and 1997:

                                           1999                          1998                           1997
                            ------------------------------   ----------------------------   ----------------------------
                              Before       Tax       After   Before       Tax       After   Before       Tax       After
                               Tax      (Expense)     Tax      Tax     (Expense)     Tax      Tax     (Expense)     Tax
                              Amount   or Benefit   Amount   Amount   or Benefit   Amount   Amount   or Benefit   Amount
                           ---------   ----------   ------   ------   ----------   ------   ------   ----------   ------
                                                             (Dollars in Thousands)
Net unrealized holding
 gains (losses) arising
 during the period         $(1,242)        $497    $(745)    $162         $(65)   $  97    $ 170         $(68)    $102
Reclassification
 adjustment for gains
 (losses) included in
 net income                     12           (5)       7       (5)           2       (3)     (20)           8      (12)
Net change in unrealized
 gains (losses) on
 securities                $(1,230)        $492    $(738)    $157         $(63)   $  94    $ 150         $(60)    $ 90

NOTE 18. SUPPLEMENTARY INCOME AND EXPENSE DATA

Following is a summary of income and expense items which exceeded one percent of total income for the periods presented.

                                            Years Ended December 31,
                                          ----------------------------
                                           1999       1998       1997
                                          ------     ------     ------
                                            (Dollars in Thousands)
Income:
 Origination fees on mortgage loans       $ 594      $ 283      $ 172

Expense:
 Directors fees                             297        187          *
 Legal and accounting                         *          *        163
 Communication expense                      222        187          *
 Stationery and supplies                    170        156          *

* Did not exceed one percent of total income for the period presented.

NOTE 19. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow methods. Those methods are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1999 and 1998. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

Cash, Due From Banks, and Federal Funds Sold:
The carrying amounts of cash, due from banks, and Federal funds sold approximate their fair value.

Available For Sale and Held To Maturity Securities:
Fair values for securities are based on quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

Loans:
For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow methods, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow methods or underlying collateral values.

Deposits:

The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow methods, using interest rates currently being offered on certificates.

Notes Payable and Other Borrowings:
The carrying amounts of Federal funds purchased, securities sold under agreement to repurchase and advances from Federal Home Loan Bank approximate their fair value.

Off-Balance Sheet Instruments:

Fair values of the Company's off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Company until such commitments are funded. The Company has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

The estimated fair values and related carrying amounts of the Company's financial instruments were as follows:

                                       December 31, 1999    December 31, 1998
                                      -------------------   -------------------
                                      Carrying     Fair     Carrying     Fair
                                       Amount      Value     Amount      Value
                                      --------   ---------  --------   ---------
                                                (Dollars in Thousands)
Financial assets:
  Cash and due from banks,
    interest-bearing deposits with
    banks and Federal funds sold       $ 10,748   $ 10,748   $  7,920   $  7,920
  Securities available for sale          22,716     22,716     21,219     21,219
  Securities held to maturity            11,084     11,158      7,221      7,602
  Loans                                 203,389    204,773    153,759    154,953

Financial liabilities:
  Deposits                              226,185    226,514    176,441    182,255
  Other borrowings                       11,617     11,617      5,075      5,075
  Notes payable                           1,000      1,000          -          -


NOTE 20. PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets as of and for the years ended December 31, 1999 and 1998, and the condensed statements of income and cash flows of Eufaula BancCorp, Inc. as of and for the years ended December 31, 1999, 1998 and 1997:

                  CONDENSED BALANCE SHEETS
                   (Dollars in Thousands)
                                                  1999     1998
                                                --------  -------
Assets
 Cash                                            $   254  $   818
 Investment in subsidiaries                       18,782   16,852
 Other assets                                      1,515    1,390
   Total assets                                  $20,551  $19,060

Liabilities
 Notes payable                                   $ 1,000  $     -
 Other liabilities                                    82      118
 Total liabilities                                 1,082      118
 Shareholders' equity                             19,469   18,942
   Total liabilities and shareholders' equity    $20,551  $19,060


                      CONDENSED STATEMENTS OF INCOME
                         (Dollars in Thousands)
                                                  1999     1998      1997
                                                --------  -------   ------
Income
 Dividend income from subsidiaries              $   500   $    85   $  690
 Management fees                                    403         -        -
 Other income                                         3         -        -
                                                -------   -------   ------
    Total income                                    906        85      690
                                                -------   -------   ------

Expense
 Interest expense                                    42         -        -
 Other expense                                    1,098       581      545
                                                -------   -------   ------
    Total expense                                 1,140       581      545
                                                -------   -------   ------

    Income (loss) before income tax
    benefits and equity in
    undistributed income of subsidiaries           (234)     (496)     145

Income tax benefits                                (238)      196      170
                                                -------   -------   ------
    Income (loss) before equity in
    undistributed income of subsidiaries              4      (300)     315

Equity in undistributed
income of subsidiaries                            1,669     1,165      692
                                                -------   -------   ------
    Net income                                  $ 1,673   $   865   $1,007
                                                =======   =======   ======


                      CONDENSED STATEMENTS OF CASH FLOWS
                            (Dollars in Thousands)
                                                               1999      1998     1997
                                                             -------   -------   ------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                  $ 1,673   $   865   $1,007
                                                             -------   -------   ------
 Adjustments to reconcile net income to net
   cash provided by operating activities:
   Depreciation                                                    3         -        -
   Amortization                                                   79        79       79
   Tax benefits resulting from exercise of stock options          20       110      168
   Undistributed income of subsidiaries                       (1,669)   (1,165)    (692)
   (Increase) decrease in taxes receivable                         -       340     (335)
   Increase (decrease) in taxes payable                         (187)       13        -
   Provision for deferred taxes                                    5         6       12
   Other prepaids, deferrals and accruals, net                    97        (8)     (33)
                                                             -------   -------   ------
     Total adjustments                                        (1,652)     (625)    (801)
                                                             -------   -------   ------
     Net cash provided by operating activities                    21       240      206
                                                             -------   -------   ------
CASH FLOWS FROM INVESTING ACTIVITIES
 Purchases of premises and equipment                            (163)        -        -
 Contribution of capital to subsidiary banks                  (1,000)   (5,500)    (250)
                                                             -------   -------   ------
   Net cash used in investing activities                      (1,163)   (5,500)    (250)
                                                             -------   -------   ------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from exercise of stock options                         18       102      252
  Proceeds from sale of stock                                      -     6,229        -
  Proceeds from notes payable                                  1,000         -        -
  Dividends paid                                                (440)     (368)    (291)
                                                             -------   -------   ------
    Net cash provided by (used in) financing activities          578     5,963      (39)
                                                             -------   -------   ------
Net increase (decrease) in cash                                 (564)      703      (83)

Cash at beginning of year                                        818       115      198
                                                             -------   -------   ------
Cash at end of year                                          $   254   $   818   $  115
                                                             =======   =======   ======