Form 10KSB40, Exhibit 13
period 2000-12-31
EUFAULA BANCORP INC
filed 2001-03-30
CIK 836043

Facility Location Map

                        [LOGO OF EUFAULA BANCCORP, INC.]


     .    Eufaula BancCorp, Inc.
     .    Southern Bank of Commerce
     .    First American Bank of Walton County
     .    Credit Plan, Inc.
     .    Headquarters



Table of Contents
Facility Location Map ...................................................   Inside Front Cover
Financial Highlights ...................................................................    1
Letter from the President/CEO .........................................................   2-3
Corporate Values .......................................................................    3
Form 10KSB/A Information .............................................................   4-13
Independent Auditor's Report ...........................................................   14
Consolidated Balance Sheets ............................................................   15
Consolidated Statements of Income ......................................................   16
Consolidated Statements of Stockholders' Equity ........................................   17
Consolidated Statements of Cash Flows ...............................................   18-19
Notes to the Consolidated Financial Statements ......................................   20-34
Officers and Directors .................................................................   35
   Eufaula BancCorp, Inc.
   Southern Bank of Commerce, Eufaula, AL
   Southern Bank of Commerce, Montgomery, AL
   First American Bank of Walton County, Santa Rosa Beach, FL
Shareholder Information .................................................   Inside Back Cover

Financial Highlights

[LOGO OF EUFAULA BANCCORP, INC.]

(Dollars In Thousands, Except Per Share Data)     2000       1999        1998
-----------------------------------------------------------------------------
INCOME DATA
Net Income                                    $  3,496   $  1,673    $    865
Net Interest Income                             10,717     10,249       7,028
PER COMMON SHARE DATA
Net Income:
   Basic                                          1.33        .64         .35
   Diluted                                        1.28        .60         .33
Book Value (End of Period)                        8.83       7.42        7.23
Tangible Book Value (End of Period)               8.36       6.92        6.70
Market Value (End of Period)                      7.50      12.00       10.75
Cash Dividends                                     .18        .17         .16
BALANCE SHEET DATA (YEAR END)
Total Securities/1/                             42,999     33,800      28,440
Loans/2/                                       175,296    205,945     155,122
Earning Assets/2/,/3/                          218,277    241,269     183,509
Total Assets                                   237,700    260,822     202,056
Deposits                                       195,820    226,185     176,441
Stockholders' Equity                            23,173     19,469      18,942
KEY RATIOS
Return On Average Assets                          1.34%       .69%        .54%
Return on Average Equity                         16.77       8.67        5.08
Net Interest Margin (FTE)                         4.63       4.69        5.04
Allowance for Loan Losses to Loans/2/             1.37       1.24         .88
Equity to Assets/3/                               9.74       9.96        9.34
Leverage Ratio                                    7.96       8.17        9.14
Primary Capital Ratio/3/                          9.74       9.96        9.34

1 Includes available-for-sale and investment securities
2 Net of unearned income
3 Excludes unrealized gains or losses on securities available-for-sale

Shareholders' Letter

                        [LOGO OF EUFAULA BANCCORP, INC.]


Dear Eufaula BancCorp Shareholder:

The beginning of the new millennium 2000 was an eventful and productive year for Eufaula BancCorp. The much publicized Y2K scare turned into a non-event, cash levels returned to normal and the entire financial industry resumed operations without the specter of a catastrophe hanging over us.


Eufaula BancCorp added four new members to the Board of Directors to replace directors whose terms expired during the year. Burt Rowe, Chairman and President, First Eldorado Bancshares, Inc., Eldorado, Illinois; James A. Faulkner, Vice Chairman, Century South Banks, Inc. Dahlonega, Georgia; Dennis Wallace, Chairman of First American Bank of Walton County, Santa Rosa Beach, Florida; and William D. Moorer, Jr., Chairman of Southern Bank of Commerce, Eufaula, Alabama; all became members of Eufaula BancCorp's Board. Burt Rowe and James A. Faulkner bring an extensive background in community banking to our Company, and Dennis Wallace and William D. Moorer as chairmen of our subsidiary banks bring representation for our bank boards. We are fortunate to have this group of directors working in tandem with management to move our Company forward.

In August 2000, we agreed to sell our Huntsville and Madison, Alabama branches in order to concentrate expansion plans in the Florida Panhandle and Montgomery, Alabama markets. The sale resulted in after-tax income of $1,530,000 and an increase in book value of approximately $ .58 per share of Eufaula BancCorp stock. Plans have been drawn and construction should start this year on a new branch/operations building at the Freeport, Florida branch of First American Bank, and a new branch on Taylor Road in Montgomery, Alabama, for Southern Bank of Commerce. In June of 2000, Guy Davis moved from Senior Credit Officer of Eufaula BancCorp, Inc. to City President of the Montgomery office of Southern Bank of Commerce. Along with the local Board of Directors, he is doing an excellent job growing the franchise there.

During the last quarter of 2000, plans were made to improve the benefit plans for Eufaula BancCorp. A new 401K and an Employee Stock Ownership Plan (ESOP) replaced the Profit Sharing and Stock Purchase Plans which had been in place for several years. Our staff are now offered more investment vehicles and an opportunity to contribute to their retirement, while still receiving an ownership interest in the Company.

Financial performance improved significantly over 1999 levels with net income increasing to $3,496,000 or $1.33 basic earnings per share of common stock. This includes the $1,530,000 in after-tax gain on the sale of branches and $215,000 in net loss from bond sales to restructure the Investment Portfolio. Excluding these two items, after tax net income is $2,181,000, representing a 30% increase over net income of $1,673,000 for 1999.

Asset quality remains a priority at both Southern Bank of Commerce and First American Bank of Walton County. Past due loan percentages and non-earning asset categories are well below industry average, and total equity at 9.74% of consolidated assets provides a base for further growth.

The Board and Management of Eufaula BancCorp will begin work on our new strategic plan this spring. This plan will extend over the next three years and will be our roadmap to be updated and extended every year. The ultimate goals of this process will focus on achieving basic objectives of pursuing growth opportunities, exceeding peer group income levels, and maintaining strong asset quality.

We firmly believe that moving forward to accomplish these objectives, while adhering to our Corporate Values, will keep Eufaula BancCorp a company that you can be proud to support.


Yours truly,

/S/ Greg Faison

Greg Faison
President & CEO
Eufaula BancCorp, Inc.

--------------------------------------------------------------------------------
                             EUFAULA BANCCORP, INC.
                                     VALUES

To use integrity and respect as the cornerstones for each and every decision.

         To better the quality of life in each community that we serve.

                     To exceed our customers' expectations.

                      To provide an environment that is...

                                  . challenging
                                  . empowering
                                  . rewarding

            To provide a superior financial return for shareholders.
--------------------------------------------------------------------------------

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

     In 2000, EBC increased its quarterly cash dividend for the 16th consecutive year to an annual rate of $.18 in 2000 as compared to $.17 in 1999. The current annual dividend rate is $.20 per share.

     Operations for 2000 resulted in net income of $3.5 million or $1.33 per share ($1.28 per share on a fully diluted basis) compared to $1.7 million or $.64 per share in 1999 ($.60 per share on a fully diluted basis). A detailed discussion of the components of net income is given throughout this Financial Analysis.

     Net income as a percentage of total average assets (ROA) was 1.34% in 2000 versus .69% in 1999. The return on average stockholders' equity (ROE) was 16.77% in 2000 versus 8.67% in 1999. The Company entered into an expansion plan during 1998 which resulted in the construction and opening of four (4) denovo locations in an 18 month period. This expansion significantly affected EBC's returns during 1998. Returns during 1999 improved as these new locations experienced growth in loans and deposits. Two of these locations were sold during 2000 resulting in a non-recurring gain.

EARNINGS ANALYSIS

Net Interest Income

     Net interest income, the principal source of earnings, is the difference between the income generated by earning assets and the total interest cost of the funds obtained to carry them. Net interest income, as it is referred to in this discussion, is on a fully tax-equivalent basis, which adjusts for the tax-exempt status of income earned on certain municipal loans and investments. The reported interest income for these tax-exempt assets is increased by the amount of income tax savings less the nondeductible portion of interest expense incurred to acquire the tax-exempt assets.

     On a tax-equivalent basis, net interest income for the year ended December 31, 2000 was $11.2 million, an increase of 7.03% over the year-end 1999 total of $10.5 million. Net interest income for the year ended December 31, 1998 was $7.3 million. The growth in net interest income for 2000 and 1999 resulted from increased volume of earning assets.

Table 1: Analysis of Net Interest Margin
                                                              December 31,
--------------------------------------------------------------------------------
                                                           2000    1999   1998
--------------------------------------------------------------------------------

Yield on earning assets ............................      9.30%   8.83%   9.16%
Break-even yield ...................................      4.67%   4.14%   4.12%
Net interest margin ................................      4.63%   4.69%   5.04%
Net interest spread ................................      3.89%   4.08%   4.25%


     The net interest margin decreased slightly in 2000 when compared with the previous year, from 4.69% in 1999 to 4.63% in 2000, primarily as a result of increased rates paid on interest-bearing liabilities.

     Average earning assets increased from a level of $223.2 million at December 31, 1999 to a level of $241.7 million at December 31, 2000. Short-term investments decreased $3.0 million, securities increased $14.3 million, and loans increased $7.1 million. As a percentage of earning assets, short-term investments decreased from 1.55% to .17%, total securities increased from 12.93% to 17.88%, and loans decreased from 85.52% to 81.95%. The relative level and mix of earning assets reflected the effect of higher earnings resulting from increased yield on loans and securities and increased volume on securities.

     Average interest-bearing deposits increased $10.7 million during 2000. Total interest-bearing deposits were $194.8 million at December 31, 2000 compared with $184.1 million at December 31, 1999. Non-interest-bearing demand deposits increased $1.2 million or 4.39% during 2000. The increase is attributable to a general increase in deposits.

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

     The provision for loan losses totaled $1.0 million in 2000 versus $1.3 million in 1999 and $ .7 million in 1998.

Non-Interest Income

     Total non-interest income was $4.1 million for 2000 compared with $1.9 million in 1999 and $1.4 million in 1998. The increase in 2000 compared to 1999 is primarily the result of a non-recurring gain on the sale of two branches in 2000.

Non-Interest Expense

     Non-interest expense increased 4.81% or $ .4 million in 2000 over 1999 levels and increased 28.42% in 1999 over 1998 levels. The increase in 2000 was due to a normal increase in salaries of 6.81% and an increase in data processing expense. The increase in 1999 over 1998 was primarily the result of branch expansion in 1998 which was not operational for the full year.

Income Taxes

     Federal income tax as a percentage of pre-tax income was 31.10% in 2000, 34.26% in 1999, and 25.11% in 1998. Additional information regarding income taxes can be found in Note 10 in the Notes to the Consolidated Financial Statements.

BALANCE SHEET ANALYSIS

Loans and Credit Risk Management

     A sound credit policy combined with periodic and independent credit reviews are the key factors for EBC's credit risk management program. All subsidiary banks operate under written loan policies which help maintain a consistent lending function and provide sound credit decisions.

Table 2: Loan Portfolio
(Dollars in Thousands)

                                        December 31,
--------------------------------------------------------------------------------
                               2000       1999       1998      1997       1996
--------------------------------------------------------------------------------

Commercial, Financial,
   and Agricultural ......  $ 25,572   $ 36,282   $ 19,472   $ 20,809   $ 11,276
Real Estate ..............   134,281    148,793    108,008     43,300     30,588
Consumer Loans ...........    12,870     18,104     27,553     14,481     10,263
Other Loans ..............     2,573      2,766         89         14         41
--------------------------------------------------------------------------------
Total Loans ..............  $175,296   $205,945   $155,122   $ 78,604   $ 52,168
--------------------------------------------------------------------------------
Non-Performing Assets ....  $    461   $    540   $  1,596   $    868   $    827
================================================================================

Table 3: Loan Maturities
(Dollars in Thousands)

                                                    December 31, 2000
--------------------------------------------------------------------------------
                                           1 Year     1 - 5     Over
                                           or Less    years    5 years   Total
--------------------------------------------------------------------------------
Commercial, Financial & Agricultural.....   16,890    8,472      210     25,572
================================================================================
Variable Rate ...........................                                14,141
Pre-determined Rate .....................                                11,431

     Credit decisions continue to be based on the borrower's cash flow position and the value of the underlying collateral, as well as other relevant factors. Each bank is responsible for evaluating its loans to identify those credits beginning to show signs of deterioration so that prompt corrective action may be taken.

     Construction loans outstanding at December 31, 2000 totaled $18.3 million. To the extent loans are made to finance construction, those amounts are included in Table 2 as Real Estate Loans.

     A primary measure of loan quality is the percentage of the loan portfolio that moves from an earning category to one of non-performing and thus becomes a burden to earnings performance. Non-performing loans totaled $ .5 million and $ .4 million at December 31, 2000 and 1999, respectively. The level of non-performing loans represented .26% and .19% of loans for the years ended 2000 and 1999.

     Non-accrual loans are those where management has considerable doubt about the borrower's ability to repay on the terms originally contracted. In addition to discontinuing the accrual of interest, interest previously recorded in the current period as earned that has not been collected is reversed. Non-accrual loans at December 31, 2000 totaled $ .5 million compared with $ .4 million at year ended 1999. It is the policy of EBC to place loans on non-accrual status when interest and/or principal payments for such loans become 90 days or more past due. However, there are instances when loans 90 days or more past due continue to accrue interest because management considers that such loans are in the process of collection. EBC's non-accrual policy had the effect of reducing interest income on non-performing loans in 2000 and 1999 by immaterial amounts.

     Certain loans are renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial condition of the respective borrowers. Once a loan is placed in this category, it remains there until the terms are not more favorable than those of other customers.

     Other real estate (ORE) that has been acquired through foreclosure has a carrying value of $8,000 at year ended 2000. This compares with $ .1 million at year ended 1999.

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

Table 4: Summary of Loan Loss Experience
(Dollars in Thousands)

                                                             December 31,
---------------------------------------------------------------------------------------
                                           2000     1999       1998      1997     1996
---------------------------------------------------------------------------------------
Balance of Allowance for Loan
Losses at Beginning of Period ........   $2,556    $1,363    $  738    $  629    $  605
---------------------------------------------------------------------------------------
Loans Charged-Off:
Commercial, Financial
   and Agricultural ..................      120         5         8        29         6
Real Estate ..........................      215        --        --        --        --
Consumer .............................      125        64        96        38        40
---------------------------------------------------------------------------------------
Total Loans Charged-Off ..............      460        69       104        67        46
---------------------------------------------------------------------------------------
Recoveries of Loans Previously
Charged-Off:
Commercial, Financial
   and Agricultural ..................       --        --        --        --         9
Real Estate ..........................       --        --        --        --        --
Consumer .............................       10        11        12        11         7
---------------------------------------------------------------------------------------
Total Recoveries .....................       10        11        12        11        16
---------------------------------------------------------------------------------------
Net Loans Charged-Off ................      450        58        92        56        30
---------------------------------------------------------------------------------------
Reduction due to sale of branches ....      699        --        --        --        --
---------------------------------------------------------------------------------------
Provision to Allowance ...............      989     1,251       717       165        54
---------------------------------------------------------------------------------------
Balance at End of Period .............   $2,396    $2,556    $1,363    $  738    $  629
=======================================================================================
Ratio of Net Charge-Offs
   to Average Loans Outstanding ......      .23%      .03%      .08%      .08%      .06%

Table 6: Risk Elements
(Dollars in Thousands)

                                                         December 31,
-----------------------------------------------------------------------------------------
                                               2000      1999      1998     1997     1996
-----------------------------------------------------------------------------------------
Non-Performing Loans:
Non-Accrual Loans:
   Commercial and Financial ............... $  --      $274    $  111     $  --    $  --
   Real Estate ............................   421        71       185        45       --
   Consumer ...............................    30        54        16         5       --
-----------------------------------------------------------------------------------------
     Total Non-Accrual Loans ..............   451       399       312        50       --
-----------------------------------------------------------------------------------------
Past Due 90 Days or More and Still Accruing:
   Commercial .............................    --        --        --        --       --
   Real Estate ............................    --        --        --        --       13
   Consumer ...............................     2        --         8        14       10
-----------------------------------------------------------------------------------------
     Total Past Due 90 Days or More
        and Still Accruing ................     2        --         8        14       23
-----------------------------------------------------------------------------------------
Renegotiated Loans ........................    --        --        --        --       --
Total Non-Performing Loans ................   453       399       320        64       23
Other Real Estate .........................     8       141     1,276       804      804
-----------------------------------------------------------------------------------------
     Total Non-Performing Assets .......... $ 461      $540    $1,596     $ 868    $ 827
=========================================================================================
Non-Performing Loans as a % of
   Outstanding Loans ......................   .26%      .19%      .21%      .08%     .04%
Non-Performing Assets as a % of
   Equity Capital .........................  1.99%     2.77%     8.43%     7.27%    7.72%

     Allowance for possible loan losses as a percentage of non-performing loans was approximately 529%, 641% and 426% at December 31, 2000, 1999, and 1998 respectively.

     All non-performing assets of EBC as of December 31, 2000 were previously classified as substandard, doubtful or loss by EBC or its regulators. At December 31, 2000, EBC's management had no loans about which serious doubts existed as to collectibility other than those disclosed in Table 6.

Table 5: Allocation of Reserve by Category
(Dollars in Thousands)

                                                                     December 31,
-----------------------------------------------------------------------------------------------------------------------------------
                             2000               1999                   1998                 1997                1996
-----------------------------------------------------------------------------------------------------------------------------------
                                    % Loans               % Loans                % Loans            % Loans                % Loans
                                    in Each               in Each                in Each            in Each                in Each
                            Amount  Category   Amount     Category    Amount     Category  Amount   Category   Amount      Category
-----------------------------------------------------------------------------------------------------------------------------------
Commercial
and Financial ............  $  479      15%   $  511        18%       $  201      13%     $  267       26%     $  230         22%
Real Estate ..............   1,677      77%    1,789        72%          909      70%        114       55%         98         58%
Consumer .................      96       8%      102        10%          239      17%        191       19%        137         20%
Unallocated ..............     144      --       154        --            14      --         166       --         164         --
-----------------------------------------------------------------------------------------------------------------------------------
Total ....................  $2,396     100%   $2,556       100%       $1,363     100%     $  738      100%     $  629        100%
===================================================================================================================================
Allowance as a
Percentage of
Total Loans ..............    1.37%             1.24%                    .88%                .94%                1.21%

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

Table 7: Securities Carrying Value/1/
(Dollars in Thousands)
                                                           December 31,
--------------------------------------------------------------------------------
                                                   2000        1999        1998
--------------------------------------------------------------------------------
U. S. Treasury Securities and
   Other U. S. Government Agencies .........     $15,995     $19,550     $17,755
Obligations of States and
   Political Subdivisions ..................      20,035      11,084       7,084
Mortgage-Backed Securities .................       4,590       2,367       2,883
Other Securities ...........................         969         799         718
Marketable Equity Securities ...............       1,410          --          --
--------------------------------------------------------------------------------
Total Securities ...........................     $42,999     $33,800     $28,440
================================================================================
/1/ Includes available-for-sale and investment securities

Table 8: Securities Maturity and Weighted Average Yields/1/

                                           U.S. Treasury and U.S
                                          Government Agencies and            State and
                                                Corporations           Political Subdivisions
----------------------------------------------------------------------------------------------
                                            Amount       Yield/1/       Amount   Yield/1//2/
----------------------------------------------------------------------------------------------
Maturity:
   One year or less                        $ 2,479          7.69%      $   405       6.31%
   After one year through five years        10,288          7.08%        3,853       7.61%
   After five years through ten years       10,002          6.69%        8,466       7.52%
   After ten years                             195          7.72%        7,311       7.86%
----------------------------------------------------------------------------------------------
                                           $22,964          6.98%      $20,035       7.63%
==============================================================================================

/1/ Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable bases over the life of each security. The weighted average yield for each maturity range was computed using the acquisition price of each security in that range.

/2/ Yields on securities of state and political subdivisions are stated on a taxable-equivalent basis, using a tax rate of 34%.

Table 9: Average Deposits
(Dollars in Thousands)

                                                                                    Year Ended December 31,
-------------------------------------------------------------------------------------------------------------------------------
                                                                       2000                 1999                   1998
-------------------------------------------------------------------------------------------------------------------------------
                                                               Amount       Rate      Amount      Rate      Amount        Rate
Non-Interest-Bearing Demand Deposits .....................   $ 28,580         --    $ 27,379        --    $ 21,311          --
Savings Deposits and Interest-Bearing Deposits ...........     61,931       3.65%     66,132      3.54%     50,141        3.78%
Time Deposits of $100 or more ............................    132,852       6.08%    117,965      5.39%     68,142        5.64%
-------------------------------------------------------------------------------------------------------------------------------
Total ....................................................   $223,363               $211,476              $139,594
===============================================================================================================================

CAPITAL ADEQUACY AND
RESOURCES

Capital And Liquidity

     The adequacy of bank capital in the banking industry has received considerable attention in the past few years and continues to be a concern to regulators and depositors.
     EBC is well-capitalized with a primary capital to asset ratio of 9.74% at December 31, 2000 compared with 9.96% in 1999 and 9.34% in 1998. EBC's stockholders' equity for the year ended December 31, 2000 totaled $23.2 million compared with $19.5 million in 1999 and $18.9 million in 1998. Retention of earnings will continue to be emphasized in order to provide a strong capital base to support future growth.
     In today's environment, liquidity for a banking organization is essentially a function of its ability to renew and acquire new purchased liabilities. EBC is aided significantly in this respect by its capital position and its increasing high rate of internal capital generation. Additional liquidity is derived from EBC's investment portfolio, its relatively low level of problem loans, and its substantial local customer base at each member bank.

Table 10: Maturities of Time Deposits of $100,000 and Over
(Dollars in Thousands)
                                                               December 31, 2000
--------------------------------------------------------------------------------
3 Months or Less ..............................................      $20,193
Over 3 Through 12 Months ......................................       24,872
Over 12 Months ................................................        1,403
--------------------------------------------------------------------------------
Total .........................................................      $46,468
================================================================================

Table 11: Short-Term Borrowings
(Dollars in Thousands)
                                                               December  31,
--------------------------------------------------------------------------------
                                                   2000       1999       1998
--------------------------------------------------------------------------------
Balance at December 31 ......................   $15,935    $11,617     $5,075
Daily Average Amount Outstanding ............    12,578      9,905      2,650
Maximum Month-End Balance ...................    22,218     12,220      6,100
Daily Average Interest Rate .................      6.78%      4.97%      7.32%
Weighted Average Interest Rate on
     Balance at December 31 .................      6.61%      4.91%      4.70%


Table 12: Capital Ratios/1/
                                                               December 31,
--------------------------------------------------------------------------------
                                                       2000      1999      1998
--------------------------------------------------------------------------------
Equity Capital to Assets ....................          9.74%    9.96%    9.34%
Primary Capital to Assets ...................          9.74%    9.96%    9.34%
Leverage Ratio ..............................          7.96%    8.17%    9.14%
Tier 1 Capital ..............................         13.08%    9.40%   11.28%
Risk-Based Capital ..........................         14.33%   10.65%   12.17%
Dividend Payout Ratio .......................         13.53%   26.56%   45.71%

/1/ Excludes unrealized gains and losses on securities available-for-sale

Table 13: Regulatory Comparison of Capital Ratios

                                                              December 31, 2000
--------------------------------------------------------------------------------
                                                      Eufaula        Regulatory
                                                      BancCorp      Requirements
--------------------------------------------------------------------------------
Total Risk-Based Capital ......................         14.33%         8.00%
Tier 1 Capital ................................         13.08%         4.00%
Leverage Ratio ................................          7.96%         4.00%


Table 14: Common Stock Market Price and Dividends Per Share

                                                                      Dividends
   2000                                        High          Low         Paid
--------------------------------------------------------------------------------
First Quarter                                $11.875       $7.188      $.045
Second Quarter                                10.125        7.625       .045
Third Quarter                                  9.375        7.063       .045
Fourth Quarter                                 8.875        7.500       .045

                                                                      Dividends
   1999                                        High          Low         Paid
--------------------------------------------------------------------------------
First Quarter                                $10.750      $ 9.500      $.0425
Second Quarter                                13.750        9.500       .0425
Third Quarter                                 16.000       12.875       .0425
Fourth Quarter                                13.750       12.875       .0425

Common Stock and Dividends

     EBC anticipates continuing its policy of regular cash dividends, although there is no assurance as to future dividends because they are dependent on future earnings, capital requirements and the financial condition of the Company. EBC strives to maintain a balance between the retention of earnings for a support of growth and expansion and a fair cash return for its stockholders. National banking law limits the amount of dividends which banks can pay without obtaining prior approval from bank regulatory authorities.
     During the first quarter of 2000, EBC increased its annual cash dividend rate from $.0425 per share to $.045 per share, and during the first quarter of 1999, its annual dividend increased from $.04 to $.0425 per share. These increases result from higher sustainable earnings.
     Eufaula BancCorp Common Stock is traded on the NASDAQ Small Cap Market under the symbol "EUFA."
     All Over-the-Counter Market quotations are interdealer quotations without retail mark-up, mark-down or commission, quarters during 2000 and 1999 are listed in Table 14. Table 14 also lists dividends paid by Eufaula BancCorp to its stockholders during each of those quarters.
     On March 1, 2001, the Company had approximately 331 stockholders of record.

ASSET-LIABILITY MANAGEMENT

Changing Interest Rates

     EBC, like most financial institutions, provides for the relative stability in profits and the control in interest rate risk through asset-liability management. An important element of asset-liability management is the analysis and examination of the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning asset expected to mature or reprice within a time period and the amount of interest-bearing liabilities expected to mature or reprice within that same time period. A gap is considered negative when the amount of interest rate sensitive liabilities maturing within a specific time frame exceeds the amount of interest rate sensitive assets maturing within that same time frame. During a period of falling interest rates, a negative gap tends to result in an increase in net interest income, whereas in a rising interest rate environment, an institution with a negative gap could experience the opposite results.
     EBC continually monitors its asset-liability position in order to maximize profits and minimize interest rate risk. Additionally, EBC can reduce the impact that changing interest rates have on earnings and adapt to changes in the economic environment by closely monitoring its Statement of Condition. At December 31, 2000, EBC's interest-bearing liabilities maturing or repricing within one year exceeded the interest-bearing assets maturing or repricing within the same time period.

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

Table 15: Interest Rate Sensitivity

                                                                                At December 31, 2000
--------------------------------------------------------------------------------------------------------------------------------
                                                                                Maturing or Repricing  Within
--------------------------------------------------------------------------------------------------------------------------------
                                                       Zero to            Three        One to          Over
                                                         Three          Months to      Three           Three
                                                        Months           One Year      Years           Years            Total
--------------------------------------------------------------------------------------------------------------------------------
                                                                                 (Dollars in Thousands)
--------------------------------------------------------------------------------------------------------------------------------
Earning assets:
Interest-bearing deposits in banks                   $      39        $      --    $       --       $      --       $      39
Investment securities                                    1,314            1,081         3,936          36,668          42,999
Loans                                                   78,476           17,807        31,888          47,125         175,296
--------------------------------------------------------------------------------------------------------------------------------
                                                        79,829           18,888        35,824          83,793         218,334
Interest-bearing liabilities:
Interest-bearing demand deposits /(1)/                  32,382               --        16,750              --          49,132
Savings /(1)/                                               --               --         5,526              --           5,526
Certificates less than $100,000                         21,352           39,958         8,077             505          69,892
Certificates, $100,000 and over                         20,193           24,872         1,403              --          46,468
Short-term borrowings                                   13,435            2,500            --              --          15,935
--------------------------------------------------------------------------------------------------------------------------------
                                                        87,362           67,330        31,756             505         186,953
--------------------------------------------------------------------------------------------------------------------------------
Interest rate sensitivity gap                        $  (7,533)       $ (48,442)   $    4,068       $  83,288       $  31,381
================================================================================================================================
Cumulative interest rate sensitivity gap             $  (7,533)       $ (55,975)   $  (51,907)      $  31,381
================================================================================================================================
Interest rate sensitivity gap ratio                       0.91             0.28          1.13          165.93
================================================================================================================================
Cumulative interest rate sensitivity gap ratio            0.91             0.64          0.72            1.17
================================================================================================================================

/(1)/ The company has found that NOW checking accounts and savings deposits are generally not sensitive to changes in interest rates and, therefore, it has placed such liabilities in the "one to three years" category.

Table 16: Summary of Average Balance Sheets, Interest Rates and Changes in Net Interest Income (FTE)/1/

(Dollars in Thousands)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                      2000                                   1999
-----------------------------------------------------------------------------------------------------------------------------------
                                                         Average                                 Average
                                                         Balance      Interest        Rate       Balance     Interest      Rate
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
INTEREST-EARNING ASSETS:
   Loans (net of unearned income) ..................   $ 198,044     $  19,229        9.71%    $ 190,921      17,546       9.19%
Securities/2/
   Taxable Securities ..............................      25,361         1,794        7.07%       21,033       1,339       6.37%
   Non-taxable Securities ..........................      17,854         1,423        7.97%        7,839         636       8.11%
Money-Market Assets:
   Other Short-Term Investments ....................          32             2        6.25%           95           5       5.26%
   Federal Funds Sold ..............................         385            21        5.45%        3,355         175       5.22%
-----------------------------------------------------------------------------------------------------------------------------------
   Total Interest-Earning Assets ...................   $ 241,676     $  22,469        9.30%    $ 223,243   $  19,701       8.83%
-----------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST-EARNING ASSETS:
Cash and Due From Banks ............................   $   8,330                               $   9,609
Premises and Equipment, Net ........................       6,361                                   7,267
Other Assets .......................................       6,530                                   5,297
Less Allowance for Loan Losses .....................      (2,622)                                 (1,991)
-----------------------------------------------------------------------------------------------------------------------------------
   Total Non-Interest-Earning Assets ...............   $  18,599                               $  20,182
-----------------------------------------------------------------------------------------------------------------------------------
   Total Assets ....................................   $ 260,275                               $ 243,425
===================================================================================================================================

LIABILITIES
INTEREST-BEARING LIABILITIES:
   Savings and Interest-Bearing Deposits ...........   $  61,931     $   2,263        3.65%    $  66,132   $   2,340       3.54%
   Time Deposits ...................................     132,852         8,083        6.08%      117,965       6,364       5.39%
   Short-Term Borrowings ...........................      12,578           853        6.78%        9,905         492       4.97%
   Other Borrowings ................................         814            69        8.48%          583          42       7.20%
-----------------------------------------------------------------------------------------------------------------------------------
   Total Interest-Bearing Liabilities ..............   $ 208,175     $  11,268        5.41%    $ 194,585   $   9,238       4.75%
-----------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST-BEARING LIABILITIES:
   Demand Deposits .................................   $  28,580                               $  27,379
   Other Liabilities ...............................       2,678                                   2,164
   Stockholders' Equity ............................      20,842                                  19,297
------------------------------------------------------------------------------------------------------------------------------------
   Total Non-Interest-Bearing Liabilities and
   Stockholders' Equity.............................   $  52,100                               $  48,840
-----------------------------------------------------------------------------------------------------------------------------------
   Total Liabilities and Stockholders' Equity.......   $ 260,275                               $ 243,425
===================================================================================================================================
   Net Interest Earnings ...........................                 $  11,201                             $  10,463
===================================================================================================================================
   Net Interest Margin .............................                                  4.63%                                4.69%
===================================================================================================================================

/1/ Marginal tax rate of 34%
/2/ Includes available-for-sale and investment securities

       2000 Compared to 1999                         1998                        1999 Compared to 1998
-----------------------------------------------------------------------------------------------------------------
                Due to       Due to                                        Total        Due to      Due to
 Increase       Change     Change in     Average                         Increase       Change     Change in
(Decrease)     in Rate       Volume      Balance    Interest    Rate    (Decrease)     in Rate      Volume
-----------------------------------------------------------------------------------------------------------------
$   1,681    $   1,026    $     655    $ 112,931   $  11,049    9.78%   $   6,499    $  (1,131)   $   7,630
      455          179          276       19,807       1,280    6.46%          59          (20)          79
      787          (26)         813        7,813         671    8.59%         (35)         (37)           2
       (3)          --           (3)          92           5    5.43%          --           --           --
     (154)           1         (155)       3,313         184    5.55%          (9)         (11)           2
-----------------------------------------------------------------------------------------------------------------
$   2,766    $   1,180    $   1,586    $ 143,956   $  13,189    9.16%   $   6,514    $  (1,199)   $   7,713
-----------------------------------------------------------------------------------------------------------------
                                       $   7,849
                                           4,865
                                           5,246
                                          (1,021)
-----------------------------------------------------------------------------------------------------------------
                                       $  16,939
-----------------------------------------------------------------------------------------------------------------
                                       $ 160,895
=================================================================================================================


$     (77)   $      72    $    (149)   $  50,141   $   1,893    3.78%   $     447    $    (157)   $     604
    1,719          916          803       68,142       3,846    5.64%       2,518         (294)       2,812
      361          228          133        2,650         194    7.32%         298         (233)         531
       27           10           17           --          --       --          42           42           --
-----------------------------------------------------------------------------------------------------------------
$   2,030    $   1,226    $     804    $ 120,933   $   5,933    4.91%   $   3,305    $    (642)   $   3,947
-----------------------------------------------------------------------------------------------------------------
                                       $  21,311
                                           1,608
                17,043
-----------------------------------------------------------------------------------------------------------------
                                       $  39,962
-----------------------------------------------------------------------------------------------------------------
$     736    $     (46)   $     782    $ 160,895                        $   3,209    $    (557)   $   3,766
=================================================================================================================
                                                    $   7,256
=================================================================================================================
                                                                5.04%
=================================================================================================================

SELECTED FINANCIAL DATA

                                                                                  Year Ended December 31,
--------------------------------------------------------------------------------------------------------------------------------
                                                                           (In Thousands, Except Per Share Data)

                                                               2000         1999          1998         1997           1996
--------------------------------------------------------------------------------------------------------------------------------
OPERATING DATA
Total Interest Income.................................     $  21,985    $  19,487     $  12,961    $   8,568      $   7,445
Net Interest Income...................................        10,717       10,249         7,028        4,814          4,446
Provision for Possible Loan Losses....................           989        1,251           717          165             81
Net Income............................................         3,496        1,673           865        1,007          1,229


PER SHARE DATA
Net Income:
   Basic..............................................          1.33          .64           .35          .48            .57
   Diluted............................................          1.28          .60           .33          .45            .56
Cash Dividends Paid...................................           .18          .17           .16          .14            .13


SELECTED BALANCE SHEET ITEMS
Year Ended Balances
Total Assets..........................................     $ 237,700    $ 260,822     $ 202,056    $ 120,942      $ 104,816
Total Securities/1/...................................        42,999       33,800        28,440       26,281         36,897
Net Loans/2/..........................................       175,296      205,945       155,122       78,604         52,168
Total Deposits........................................       195,820      226,185       176,441      104,609         90,297
Notes Payable.........................................            --        1,000            --           --             --
Capital Accounts......................................        23,173       19,469        18,942       11,941         10,715

/1/ Includes available-for-sale and investment securities
/2/ Net of unearned discount

QUARTERLY RESULTS OF OPERATIONS

                                                                    Quarter Ended
----------------------------------------------------------------------------------------------------------------
                                                           (In Thousands, Except Per Share Data)

                                                       March 31        June 30     September 30    December 31
----------------------------------------------------------------------------------------------------------------

2000
Interest Income.......................................  $5,521         $6,032         $5,434         $4,998
Interest Expense......................................   2,734          3,074          2,948          2,512
Net Interest Income...................................   2,787          2,958          2,486          2,486
Provision for Possible Loan Losses....................     256            252            188            293
Other Income..........................................     435            460          2,672            579
Other Expense.........................................   2,203          2,286          2,187          2,124
Income Tax Expense....................................     213            232          1,024            109
----------------------------------------------------------------------------------------------------------------
Net income............................................  $  550         $  648         $1,759         $  539
----------------------------------------------------------------------------------------------------------------
Earnings Per Share....................................  $  .20         $  .24         $  .63         $  .21
================================================================================================================

1999
Interest Income.......................................  $4,209         $4,930         $5,111         $5,237
Interest Expense......................................   1,923          2,282          2,554          2,479
Net Interest Income...................................   2,286          2,648          2,557          2,758
Provision for Possible Loan Losses....................     309            366            329            247
Other Income..........................................     440            484            689            330
Other Expense.........................................   2,083          2,088          2,108          2,117
Income Tax Expense....................................     109            228            301            234
----------------------------------------------------------------------------------------------------------------
Net income............................................  $  225         $  450         $  508         $  490
----------------------------------------------------------------------------------------------------------------
Earnings Per Share....................................  $  .08         $  .16         $  .18         $  .18
================================================================================================================

Independent Auditor's Report


To the Board of Directors
Eufaula BancCorp, Inc.
Eufaula, Alabama




     We have audited the accompanying consolidated balance sheets of Eufaula BancCorp, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



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



     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eufaula BancCorp, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.


/s/ Mauldin and Jenkins, LLC

Albany, Georgia
February 2, 2001

                       [LOGO OF EUFAULA BANCCORP, INC.]
Consolidated Balance Sheets
DECEMBER 31, 2000 AND 1999
(Dollars in Thousands)



Assets                                                                                                  2000               1999
-----------------------------------------------------------------------------------------------------------------------------------

Cash and due from banks                                                                            $   9,112           $  10,301
Federal funds sold                                                                                         -                 400
Interest-bearning deposits in banks                                                                       39                  47
Securities available for sale, at fair value                                                          21,752              22,716
Securities held to maturity, at cost (fair value
   $21,686 and $11,158)                                                                               21,247              11,084

Loans                                                                                                175,296             205,945
Less allowance for loan losses                                                                         2,396               2,556
-----------------------------------------------------------------------------------------------------------------------------------
     Loans, net                                                                                      172,900             203,389
-----------------------------------------------------------------------------------------------------------------------------------
Premises and equipment, net                                                                            5,959               6,530
Other real estate owned                                                                                    8                 141
Goodwill                                                                                               1,234               1,312
Other assets                                                                                           5,449               4,902
-----------------------------------------------------------------------------------------------------------------------------------
     Total assets                                                                                  $ 237,700           $ 260,822
===================================================================================================================================

Liabilities and Stockholders' Equity
-----------------------------------------------------------------------------------------------------------------------------------

Deposits
   Noninterest-bearing                                                                             $  24,802           $  25,351
   Interest-bearing                                                                                  171,018             200,834
-----------------------------------------------------------------------------------------------------------------------------------
     Total deposits                                                                                  195,820             226,185
   Short-term borrowings                                                                              15,935              11,617
   Other borrowings                                                                                        -               1,000
   Other liabilities                                                                                   2,772               2,551
-----------------------------------------------------------------------------------------------------------------------------------
     Total Liabilities                                                                               214,527             241,353
-----------------------------------------------------------------------------------------------------------------------------------

Commitments and contingent liabilities

Stockholders' equity
   Preferred stock, par value $.10; 50,000 shares
     authorized, none issued                                                                               -                   -
   Common stock, par value $1; 5,000,000 shares authorized;
     2,625,273 and 2,625,273 shares issued                                                             2,625               2,625
   Surplus                                                                                             6,059               6,059
   Retained earnings                                                                                  14,455              11,431
   Accumulated other comprehensive income (loss)                                                          34                (646)
-----------------------------------------------------------------------------------------------------------------------------------
     Total Stockholders' Equity                                                                       23,173              19,469
-----------------------------------------------------------------------------------------------------------------------------------
     Total Liabilities and Stockholders' Equity                                                    $ 237,700           $ 260,822
===================================================================================================================================

See Notes to Consolidated Financial Statements.

Consolidated Statements of Income
YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
(Dollars in Thousands)

---------------------------------------------------------------------------------------------
                                                           2000         1999       1998
---------------------------------------------------------------------------------------------
Interest income
   Interest and fees on loans                           $19,229      $17,548      $11,049
   Interest on taxable securities                         1,794        1,339        1,280
   Interest on nontaxable securities                        939          420          443
   Interest on deposits in other banks                        2            5            5
   Interest on Federal funds sold                            21          175          184
---------------------------------------------------------------------------------------------
     Total Interest Income                               21,985       19,487       12,961
---------------------------------------------------------------------------------------------
Interest expense
   Interest on deposits                                  10,346        8,704        5,739
   Interest on short-term borrowings                        853          492          194
   Interest on other borrowings                              69           42            -
---------------------------------------------------------------------------------------------
     Total Interest Expense                              11,268        9,238        5,933
---------------------------------------------------------------------------------------------

   Net interest income                                   10,717       10,249        7,028
Provision for loan losses                                   989        1,251          717
---------------------------------------------------------------------------------------------
   Net interest income after provision
   for loan losses                                        9,728        8,998        6,311
---------------------------------------------------------------------------------------------

Other income
   Service charges on deposit accounts                    1,080          962          805
   Security transactions, net                              (386)         (12)           5
   Gain on sale of branches                               2,514            -            -
   Other                                                    938          993          572
---------------------------------------------------------------------------------------------
     Total Other Income                                   4,146        1,943        1,382
---------------------------------------------------------------------------------------------

Other expenses
   Salaries                                               3,500        3,277        2,573
   Employee benefits                                      1,264        1,369        1,023
   Equipment expense                                        588          628          455
   Occupancy expense                                        572          569          415
   Data processing expense                                  549          325          214
   Other operating expense                                2,327        2,228        1,858
---------------------------------------------------------------------------------------------
     Total Other Expenses                                 8,800        8,396        6,538
---------------------------------------------------------------------------------------------

   Income before income taxes                             5,074        2,545        1,155

Applicable income taxes                                   1,578          872          290
---------------------------------------------------------------------------------------------
   Net income                                          $  3,496    $   1,673    $     865
=============================================================================================
Net income per common share
   Basic                                               $   1.33    $    0.64    $    0.35
=============================================================================================

   Diluted                                             $   1.28    $    0.60    $    0.33
=============================================================================================


See Notes to Consolidated Financial Statements.

                                                [LOGO OF EUFAULA BANCCORP, INC.]
Consolidated Statements of Stockholder's Equity
YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
(Dollars in Thousands)

                                                                                                        Accumulated
                                                                                                           Other
                                                                                                       Comprehensive
                                                              Common Stock        Capital    Retained      Income
                                                           Shares   Par Value     Surplus    Earnings      (Loss)        Total
---------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1997                             2,097,916  $     2,097  $      108   $  9,738  $      (2)    $   11,941
Comprehensive income:
   Net income                                                  -            -           -        865          -            865
   Increase in unrealized gains                                -            -           -          -         94             94
---------------------------------------------------------------------------------------------------------------------------------
      Comprehensive income                                                                                                 959
   Cash dividend declared, $.16 per share                      -            -           -       (399)         -           (399)
   Proceeds from issuance of stock                       492,857          493       5,736          -          -          6,229
   Proceeds from exercise of stock options                30,000           30          72          -          -            102
   Reduction in income taxes payable resulting
      from exercise of stock options                           -            -         110          -          -            110
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                             2,620,773        2,620       6,026     10,204         92         18,942
Comprehensive income:
   Net income                                                  -            -           -      1,673          -          1,673
   Increase in unrealized losses                               -            -           -          -       (738)          (738)
---------------------------------------------------------------------------------------------------------------------------------
      Comprehensive income                                                                                                 935
   Cash dividend declared, $.17 per share                      -            -           -       (446)         -           (446)
   Proceeds from exercise of stock options                 4,500            5          13          -          -             18
   Reduction in income taxes payable resulting
      from exercise of stock options                           -            -          20          -          -             20
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                             2,625,273        2,625       6,059     11,431      ( 646)        19,469
Comprehensive income:
   Net income                                                  -            -           -      3,496          -          3,496
   Increase in unrealized gains                                -            -           -          -        680            680
---------------------------------------------------------------------------------------------------------------------------------
      Comprehensive income                                                                                               4,176
   Cash dividend declared, $.18 per share                      -            -           -       (472)         -           (472)
---------------------------------------------------------------------------------------------------------------------------------
   Balance, December 31, 2000                          2,625,273  $     2,625  $    6,059  $  14,455  $      34     $   23,173
---------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows
YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
(Dollars in Thousands)

-------------------------------------------------------------------------------------------------------

                                                                    2000         1999         1998
-------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
   Net income                                                   $  3,496    $   1,673     $    865
-------------------------------------------------------------------------------------------------------
   Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation                                                    535          496          347
     Amortization                                                     79           79           79
     Provision for loan losses                                       989        1,251          717
     Provision for deferred taxes                                     32         (347)        (191)
     Tax benefits resulting from exercise of stock options             -           20          110
     Net realized (gains) losses on sales of securities              386           12           (5)
     Realized gain on sale of branches                            (2,514)           -            -
     (Increase) decrease in other real estate owned                   62        1,135         (471)
     Increase in interest receivable                                (709)        (555)        (564)
     Increase in interest payable                                    937          348          350
     Increase (decrease) in taxes payable                           (282)         114           69
     Other prepaids, deferrals and accruals, net                  (1,092)         191         (641)
-------------------------------------------------------------------------------------------------------
        Total adjustments                                         (1,577)       2,744         (200)
-------------------------------------------------------------------------------------------------------

        Net cash provided by operating activities                  1,919        4,417          665
-------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
   (Increase) decrease in interest-bearing deposits in banks           8           53         (100)
   (Increase) decrease in federal funds sold                         400         (400)       2,450
   Purchases of securities available for sale                     (8,439)      (7,015)     (14,360)
   Proceeds from sales of securities available for sale            5,236        2,901            -
   Proceeds from maturities of securities available for sale       3,955        1,376       10,809
   Purchases of securities held to maturity                      (10,004)      (4,584)        (865)
   Proceeds from sales of securities held to maturity                  -          241            -
   Proceeds from maturities of securities held to maturity           802          479        2,926
   Increase in loans, net                                        (38,773)     (50,881)     (76,807)
   Proceeds from sale of assets                                       10           66            8
   Proceeds from sale of branches                                 17,835            -            -
   Purchase of premises and equipment                               (523)      (1,036)      (2,723)
-------------------------------------------------------------------------------------------------------

        Net cash used in investing activities                    (29,493)     (58,800)     (78,662)
-------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
   Increase in deposits                                           23,652       49,744       71,833
   Proceeds from the issuance of stock                                 -            -        6,229
   Proceeds from the exercise of stock options                         -           18          102
   Increase in short term borrowings                               4,317        6,542        1,975
   Increase (decrease) in other borrowings                        (1,000)       1,000            -
   Dividends paid                                                   (584)        (440)        (368)
-------------------------------------------------------------------------------------------------------

   Net cash provided by financing activities                      26,385       56,864       79,771
-------------------------------------------------------------------------------------------------------

                                                 [LOGO OF EUFAULA BANCCORP, INC]
Consolidated Statements of Cash Flows
YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
(Dollars in Thousands)

-------------------------------------------------------------------------------------------------------
                                                                2000          1999          1998
-------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and due from banks          $ (1,189)      $  2,481      $  1,774

Cash and due from banks at beginning of year                  10,301         7,820         6,046
                                                            --------      --------      --------
Cash and due from banks at end of year                      $  9,112      $ 10,301      $  7,820
                                                            ========      ========      ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
   Cash paid during the year for:
     Interest                                               $ 10,331      $  8,890      $  5,583

     Income taxes                                           $  1,828      $  1,105      $    338

NONCASH TRANSACTIONS
   Principal balances of loans transferred
     to other real estate owned                             $      8      $  1,230      $   (157)




See Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
     Eufaula BancCorp, Inc. (the Company) is a bank holding company whose business is presently conducted by its wholly-owned subsidiaries, Southern Bank of Commerce in Eufaula, Alabama and First American Bank of Walton County (First American Bank) in Santa Rosa Beach, Florida. The Banks provide a full range of banking services to individual and corporate customers in Eufaula and Montgomery, Alabama and in northwest Florida. The Banks are subject to the regulations of certain federal and state agencies and are periodically examined by certain regulatory authorities.

Basis of Presentation
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and deferred taxes.
     The Company's consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

Cash, Due from Banks and Cash Flows
     For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold and deposits are reported net.
     The Company maintains amounts due from banks which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Securities
     Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Securities not classified as held-to-maturity, including equity securities with readily determinable fair values, are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Equity securities, including restricted stock, without a readily determinable fair value are classified as available-for-sale and recorded at cost.
     Interest and dividends, including amortization of premiums and accretion of discounts, are recognized in interest income. Gains and losses on the sale of securities are determined using the specific identification method. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

Loans
     Loans are reported at their outstanding unpaid principal balances less unearned income, deferred fees or costs on originated loans, and the allowance for loan losses. Interest income is accrued on the unpaid balance.
     Loan origination fees, net of certain direct origination costs of consumer and instalment loans are recognized at the time the loan is placed on the books. Because these loan fees are not significant and the majority of loans have maturities of one year or less, the results of operations are not materially different than the results which would be obtained by accounting for loan fees and costs in accordance with generally accepted accounting principles. Loan origination fees net of certain direct loan origination costs for all other loans are deferred and recognized as an adjustment of the yield over the life of the loan.
     The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. Interest income on nonaccrual loans is subsequently recognized only to the extent cash payments are received until the loans are returned to accrual status.
     The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.
     The allowance is an amount that management believes will be adequate to absorb estimated losses in the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.
     A loan is considered impaired when it is probable the Bank will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of

                                                 [LOGO OF EUFAULA BANCCORP, INC]

impairment, if any, and any subsequent changes are included in the allowance for loan losses.

Premises and Equipment
     Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

Interest Rate Floor
     During 2000, the Company entered into an interest rate floor agreement to manage interest rate risk on its floating interest rate loan portfolio. The premium paid for the interest rate floor agreement is amortized as a reduction to interest income over the term of the agreement. The unamortized premium is included in other assets in the consolidated balance sheets. Amounts recoverable under the interest rate floor agreement are recorded as interest income.

Goodwill
     Goodwill represents the excess of the purchase price over the fair market value of net assets acquired in business combinations accounting for under the purchase method. The Company amortizes goodwill over twenty-five years using the straight-line method. Amortization expense for each of the years ended December 31, 2000, 1999 and 1998 was $79,000.

Other Real Estate Owned
     Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of cost or fair value less estimated costs of disposal. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. The carrying amount of other real estate owned at December 31, 2000 and 1999 was $8,000 and $141,000, respectively.

Profit-Sharing Plan
     Profit-sharing plan costs are funded as accrued and are based on a percentage of individual employees' salaries, not to exceed the amount that can be deducted for Federal income tax purposes.

Transfers of Financial Assets
     Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income Taxes
     Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Stock Compensation Plans
     Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

Earnings Per Share
     Basic earnings per common share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per common share are computed by dividing net income after adjustments for the after-tax income effect of the issuance of potential common shares that are dilutive by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. The weighted-average number of shares outstanding for the years ended December 31, 2000 and 1999 was 2,625,273 and 2,621,907, respectively. The weighted-average number of shares outstanding and potential shares for the years ended December 31, 2000 and 1999 was 2,727,941 and 2,766,347, respectively.

Comprehensive Income (Loss)
     Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Recent Developments
     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign corporation. The Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. Management is currently evaluating the impact of adopting this Statement on the financial statements, but does not anticipate that it will have a material impact.

NOTE 2. SECURITIES
   The amortized cost and fair value of securities are summarized as follows:

                                                                   Gross       Gross
                                                    Amortized   Unrealized   Unrealized      Fair
                                                       Cost        Gains       Losses        Value
-------------------------------------------------------------------------------------------------------
                                                                 (Dollars in Thousands)
-------------------------------------------------------------------------------------------------------
Securities Available for Sale
   December 31, 2000:
   U. S. Government and agency securities           $ 16,016     $   152     $   (173)     $ 15,995
   Mortgage-backed securities                          4,516          77           (3)        4,590
   Restricted equity securities                          969           -            -           969
   Marketable equity securities                          194           4            -           198
-------------------------------------------------------------------------------------------------------
                                                    $ 21,695     $   233     $   (176)     $ 21,752
=======================================================================================================

   December 31, 1999:
   U. S. Government and agency securities           $ 20,589     $     -     $ (1,039)     $ 19,550
   Mortgage-backed securities                          2,405           -          (38)        2,367
   Restricted equity securities                          799           -            -           799
-------------------------------------------------------------------------------------------------------
                                                    $ 23,793     $     -     $ (1,077)     $ 22,716
=======================================================================================================

Securities Held to Maturity
   December 31, 2000:
   State and municipal securities                   $ 20,035     $   520    $    (32)      $ 20,523

   Marketable equity securities                        1,212           -         (49)         1,163
-------------------------------------------------------------------------------------------------------
                                                    $ 21,247     $   520    $    (81)      $ 21,686
-------------------------------------------------------------------------------------------------------
   December 31, 1999:
   State and municipal securities                   $ 11,084     $   152    $    (78)      $ 11,158
=======================================================================================================


                                                [LOGO OF EUFAULA BANCCORP, INC.]

The amortized cost and fair value of debt securities as of December 31, 2000 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following maturity summary.

                                       Securities Available     Securities Held
                                            for Sale             to Maturity
--------------------------------------------------------------------------------
                                        Amortized      Fair   Amortized    Fair
                                           Cost       Value      Cost     Value
--------------------------------------------------------------------------------
                                                   (Dollars in Thousands)
--------------------------------------------------------------------------------
Due in one year or less                 $   100    $   100    $   405    $   405
Due from one year to five years           5,672      5,697      3,854      3,915
Due from five to ten years               10,053     10,002      8,466      8,681
Due after ten years                         191        196      7,310      7,522
Mortgage-backed securities                4,516      4,590          -          -
Marketable equity securities                194        198      1,212      1,163
Restricted equity securities                969        969          -          -
--------------------------------------------------------------------------------
                                        $21,695    $21,752    $21,247    $21,686
================================================================================

     Securities with a carrying value of $15,458,000 and $19,352,000 at December 31, 2000 and 1999, respectively, were pledged to secure public deposits and for other purposes required or permitted by law. Following is a summary of gross realized gains and gross realized losses recognized on sales of securities for the years ended December 31, 2000, 1999 and 1998:

                                                  2000         1999         1998
--------------------------------------------------------------------------------
                                                       (Dollars in Thousands)
--------------------------------------------------------------------------------
Gross realized gains on sales of securities     $   -        $   1         $   5
Gross losses on sales of securities               (386)         (13)           -
--------------------------------------------------------------------------------
Net realized gains (losses)
   on sales of securities                        $(386)       $ (12)       $   5
--------------------------------------------------------------------------------

NOTE 3. LOANS AND ALLOWANCE FOR
LOAN LOSSES
The composition of loans is summarized as follows:

                                                  December 31,
                                               2000          1999
--------------------------------------------------------------------------------
                                             (Dollars in Thousands)
--------------------------------------------------------------------------------
Commercial, financial and agricultural                 $ 25,572      $ 36,282
Real estate - construction                               18,304        39,019
Real estate - mortgage                                  115,977       109,774
Consumer                                                 12,870        18,104
Other                                                     2,573         2,766
--------------------------------------------------------------------------------
                                                        175,296       205,945
Allowance for loan losses                                (2,396)       (2,556)
--------------------------------------------------------------------------------
Loans, net                                             $172,900      $203,389
================================================================================

   Changes in the allowance for loan losses for the years ended December 31 are as follows:
                                                          December 31,
--------------------------------------------------------------------------------
                                                  2000        1999      1998
--------------------------------------------------------------------------------
                                                    (Dollars in Thousands)
--------------------------------------------------------------------------------
Balance, beginning of year                       $2,556     $1,363     $738
     Provision charged to operations                989      1,251      717
     Reduction due to sale of branches             (699)         -        -
     Loans charged off                             (460)       (69)    (104)
     Recoveries of loans previously charged off      10         11       12
--------------------------------------------------------------------------------
Balance, end of year                             $2,396     $2,556   $1,363
================================================================================

     The following is a summary of information pertaining to impaired loans: The total investment in impaired loans at December 31, 2000 and 1999 was $451,000 and $399,000, respectively, of which related allowances for loan losses of $68,000 and $60,000, respectively, had been provided. The average recorded investment in impaired loans for 2000 and 1999 was $400,686 and $257,000, respectively. Interest income on impaired loans of $15,000 and $6,000 was recognized for cash payments received for the years ended 2000 and 1999, respectively.
     During 2000, the Company entered into an interest rate floor agreement. The interest rate floor is used to reduce the potential impact of decreases in the prime interest rate on the Company's floating interest rate loan portfolio. The agreement is used to establish a minimum interest rate on certain floating interest rate loans and entitles the Company to receive amounts from the counterparty if the London Interbank offered rate drops below the floor strike rate. The agreement has a contractual notional amount of $20,000,000. The notional amount is used to express the volume of this transaction; however, it does not represent cash flows. The agreement provides for a strike rate of 6.75% beginning on June 14, 2000 and has an effective term of two years. The primary risk of this financial instrument is nonperformance by the counterparty; however, management believes that this risk is minimal.
     In the ordinary course of business, the Company has granted loans to certain directors, executive officers, and related entities of the Company and the Banks. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the years ended December 31 were as follows:

                                                            2000          1999
--------------------------------------------------------------------------------
                                                          (Dollars in Thousands)
--------------------------------------------------------------------------------
Balance, beginning of year                                  $3,993     $3,659
   Advances                                                  6,941      4,903
   Repayments                                               (5,521)    (4,244)
   Change in director(s)                                      (907)      (325)
--------------------------------------------------------------------------------
Balance, end of year                                        $4,506     $3,993
================================================================================

NOTE 4. PREMISES AND EQUIPMENT
   Premises and equipment are summarized as follows:

                                                             December 31,
--------------------------------------------------------------------------------
                                                          2000         1999
--------------------------------------------------------------------------------
                                                        (Dollars in Thousands)
--------------------------------------------------------------------------------
Land and buildings                                     $5,492         $5,443
Furniture and Equipment                                 3,575          3,457
Leasehold Improvements                                     79            450
Construction in progress                                   59              -
--------------------------------------------------------------------------------
                                                        9,205          9,350
Accumulated depreciation                               (3,246)        (2,820)
--------------------------------------------------------------------------------
                                                       $5,959         $6,530
================================================================================

     Depreciation expense for the years ended December 31, 2000, 1999 and 1998 was $535,000, $496,000 and $347,000, respectively.

NOTE 5. DEPOSITS
     The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2000 and 1999 was $46,468,000 and $32,142,000, respectively. The scheduled maturities of time deposits at December 31, 2000 are as follows:

                                                 (Dollars in
                                                   Thousands)
--------------------------------------------------------------------------------
           2001                                    $107,115
           2002                                       7,399
           2003                                       1,342
           2004                                         103
           2005                                         401
--------------------------------------------------------------------------------
                                                   $116,360
================================================================================

NOTE 6. short-term borrowings
   Short-term borrowings consist of the following:

                                                         December 31,
--------------------------------------------------------------------------------
                                                     2000            1999
--------------------------------------------------------------------------------
                                                    (Dollars in Thousands)
--------------------------------------------------------------------------------

Federal funds purchased and securities sold          $ 7,060       $ 4,417
   under agreements to repurchase
Overnight advances from Federal Home Loan Bank         6,375             -
Advances from Federal Home Loan Bank with                  -         7,200
   adjustable interest rates (4.55% at
   December 31, 1999) under a revolving
   credit agreement maturing on
   November 29, 2000
Advance from Federal Home Loan Bank with               2,500             -
   adjustable interest rates (6.51% at
   December 31, 2000) maturing
   September 26, 2001
--------------------------------------------------------------------------------
                                                     $15,935       $11,617
================================================================================

NOTE 7. OTHER BORROWINGS
     Other borrowings at December 31, 1999 consisted of unsecured advances under a revolving credit agreement with Sun Trust Bank with interest at the prime rate minus 1.00% (7.50% at December 31, 1999) due on May 31, 2000.


Note 8. Employee Benefit Plans
     The subsidiary banks have noncontributory profit-sharing plans covering all employees, subject to certain minimum age and service requirements. The contribution for the years ended December 31, 2000, 1999, and 1998 was $97,000, $88,000 and $63,000, respectively.
     The Company provides a nonqualified Employee Stock Purchase Plan, including employees of both subsidiary banks. The primary purpose is to enable the employees to participate in the ownership of the Company. An employee who has been employed on a full-time basis for one year or more is eligible for the Plan. Employees can contribute from five to seven percent of their compensation, depending on years of service. The banks contribute an amount equal to 50% of the employee's contribution. Contributions are used to purchase shares of Eufaula BancCorp, Inc. common stock. The contribution for the years ended December 31, 2000, 1999 and 1998 was $27,000, $36,000 and $16,000, respectively.
     The Company has a nonqualified Stock Purchase Plan for directors. The primary purpose is to enable the directors to participate in the ownership of the Company. All directors are eligible for the Plan. A director can contribute in increments of $50 not to exceed $200 per month. The Banks contribute an amount equal to 50 percent of the director's contribution. Contributions to the Plan are used to purchase shares of Eufaula BancCorp, Inc. common stock. The contributions for the years ended December 31, 2000, 1999 and 1998 were $42,000, $44,000 and $37,000, respectively.

NOTE 9. DEFERRED COMPENSATION PLAN
     During 1996, Southern Bank of Commerce modified its indexed deferred compensation plan for certain executive officers and directors. The Plan is designed to provide supplemental retirement benefits and supersedes the existing deferred compensation plan. Aggregate compensation expense under the plan was $36,000, $22,000 and $19,000 for 2000, 1999 and 1998, respectively.

NOTE 10. INCOME TAXES
     The provision for income taxes consists of the following:

                                                   Years Ended December 31,
--------------------------------------------------------------------------------
                                                  2000        1999      1998
--------------------------------------------------------------------------------
                                                     (Dollars in Thousands)
--------------------------------------------------------------------------------
Current                                         $1,546      $1,199     $ 371
Benefit from exercise of stock options               -          20       110
Deferred                                            32        (347)     (191)
--------------------------------------------------------------------------------
Provision for income taxes                      $1,578      $  872     $ 290
================================================================================

     The Company's provision for income taxes differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                       Years Ended December 31,
---------------------------------------------------------------------------------------------------
                                           2000                  1999                 1998
---------------------------------------------------------------------------------------------------
                                    Amount      Percent     Amount   Percent     Amount   Percent
---------------------------------------------------------------------------------------------------
                                                          (Dollars in Thousands)
---------------------------------------------------------------------------------------------------
Tax provision at statutory rate     $1,725        34%     $  865       34%      $ 393       34%
Tax-exempt interest                   (308)       (6)       (116)      (5)       (125)     (11)
Amortization                            27         1          27        1          27        2
State income taxes, net                129         2         107        4          46        4
Other items, net                         5         -         (11)       -         (51)      (4)
---------------------------------------------------------------------------------------------------
   Provision for income taxes       $1,578        31%     $  872       34%      $ 290       25%
===================================================================================================

The components of deferred income taxes are as follows:

                                                              December 31,
--------------------------------------------------------------------------------
                                                         2000            1999
--------------------------------------------------------------------------------
                                                        (Dollars in Thousands)
--------------------------------------------------------------------------------
Deferred tax assets:
   Loan loss reserves                                   $ 662         $  721
   Deferred compensation                                  155            136
   Unrealized losses on securities available for sale       -            431
   Other items                                              -              2
--------------------------------------------------------------------------------
                                                          817          1,290
--------------------------------------------------------------------------------

Deferred tax liabilities:
   Depreciation and amortization                          217            225
   Accretion                                                7              9
   Other items                                              -              -
   Unrealized gains on securities available for sale       23              -
--------------------------------------------------------------------------------
                                                          247            234
--------------------------------------------------------------------------------
Net deferred tax assets                                 $ 570         $1,056
================================================================================

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

     A summary of information relating to the stock option plans at December 31, 2000, 1999 and 1998 and changes during the years ended on those dates is as follows:


                                                                             December 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                                             2000                1999                  1998
-----------------------------------------------------------------------------------------------------------------------------------
                                                                  Weighted-              Weighted-                  Weighted-
                                                                   Average                Average                    Average
                                                                  Exercise               Exercise                   Exercise
                                                      Number       Price       Number      Price      Number          Price
-----------------------------------------------------------------------------------------------------------------------------------
Under option, beginning of year                      361,000      $ 7.54      271,000    $  5.60     297,000        $  5.27
   Granted                                            17,500        8.46       94,500      12.95       4,000          13.50
   Exercised                                               -                   (4,500)      4.00     (30,000)          3.42
   Forfeited                                        (111,250)       9.35            -          -           -              -
-----------------------------------------------------------------------------------------------------------------------------------
Under option, end of year                            267,250        6.01      361,000       7.54     271,000           5.60
===================================================================================================================================

Exercisable at end of year                           147,450                  146,500                 89,500
===================================================================================================================================

Weighted average fair value per option
   of options granted during the year               $   4.79                 $   7.63               $  10.48
===================================================================================================================================


Additional information about options outstanding at December 31, 2000 is as follows:


                                                Options Outstanding                           Options Exercisable
-----------------------------------------------------------------------------------------------------------------------------------
                                                    Weighted-                 Weighted-                               Weighted-
             Range of                               Average                   Average                                 Average
             Exercise            Number            Contractual                Exercise            Number              Exercise
             Prices           Outstanding         Life in Years                Price            Outstanding           Price
-----------------------------------------------------------------------------------------------------------------------------------
            $ 4.00             120,000                        2.0            $  4.00                90,000            $  4.00
              4.00              67,500                        4.0               4.00                31,500               4.00
              8.38               5,000                        9.5               8.38                     -                  -
              8.50              12,500                        9.8               8.50                     -                  -
              9.67              30,000                        7.0               9.67                 9,000               9.67
             11.88               2,250                        4.0              11.88                   450              11.88
             13.00              15,000                        3.2              13.00                15,000              13.00
             13.00              15,000                        8.4              13.00                 1,500              13.00
-----------------------------------------------------------------------------------------------------------------------------------
                               267,250                        4.0             $ 6.01               147,450            $  5.38
===================================================================================================================================

                                                [LOGO OF EUFAULA BANCCORP, INC.
                                                 AND SUBSIDIARIES]

NOTE 11. STOCK OPTIONS (continued)

As permitted by SFAS No. 123, "Accounting for Stock-based Compensation", the Company recognizes compensation cost for stock-based employee awards in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company recognized no compensation cost for stock-based employee compensation for the years ended December 31, 2000, 1999 and 1998 because the exercise price was equal to the fair value of the stock at the grant date. If the Company had recognized compensation cost in accordance with SFAS No. 123, net income and net income per share would have been reduced as follows:

                                                                              December 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                                              2000                1999                 1998
-----------------------------------------------------------------------------------------------------------------------------------
                                                                        (Dollars in Thousands)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                 Basic               Basic                    Basic
                                                                  Net                 Net                      Net
                                                      Net       Income       Net     Income       Net         Income
                                                    Income     Per Share   Income   Per Share    Income      Per Share
-----------------------------------------------------------------------------------------------------------------------------------
    As reported                                     $3,496       $1.33     $1,673     $0.64       $865          $0.35
    Stock based compensation,
    net of related tax effect                          (20)       (.01)      (210)    (0.08)       (53)         (0.02)
-----------------------------------------------------------------------------------------------------------------------------------
    As adjusted                                     $3,476       $1.32     $1,463     $0.56       $812          $0.33
===================================================================================================================================
                                                                              December 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                                              2000                1999                 1998
-----------------------------------------------------------------------------------------------------------------------------------
                                                                        (Dollars in Thousands)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                Diluted             Diluted                  Diluted
                                                                  Net                 Net                      Net
                                                      Net       Income       Net    Income        Net         Income
                                                    Income     Per Share   Income   Per Share    Income      Per Share
-----------------------------------------------------------------------------------------------------------------------------------
    As reported                                     $3,496       $1.28     $1,673     $0.60       $865          $0.33
    Stock based compensation,
    net of related tax effect                          (20)       (.01)      (210)    (0.07)       (53)         (0.02)
-----------------------------------------------------------------------------------------------------------------------------------
    As adjusted                                     $3,476       $1.27     $1,463     $0.53       $812          $0.31
===================================================================================================================================

    The fair value of the options granted in 2000 was based upon the discounted value of future cash flows of the options using the following assumptions:

Risk-free interest rate                                              5.76%
   Expected life of the options                                   10 years
   Expected dividends
   (as a percent of the fair value of the stock)                     2.12%
   Expected volatility                                              33.21%

NOTE 12. EARNINGS PER COMMON SHARE

The following is a reconciliation of net income (the numerator) and the weighted average shares outstanding (the denominator) used in determining basic and diluted earnings per share:

                                     Year Ended December 31, 2000
--------------------------------------------------------------------------------
                                  Income        Shares         Per Share
                                (Numerator)  (Denominator)      Amount
--------------------------------------------------------------------------------
                                       (Dollars in Thousands)
--------------------------------------------------------------------------------
Basic earnings per share
   Net income                    $3,496           2,625         $1.33
================================================================================
Effect of dilutive securities
   Stock options                      -             103
--------------------------------------------------------------------------------
Dilutive earnings per share
   Net income                    $3,496           2,728         $1.28
================================================================================


                                     Year Ended December 31, 1999
--------------------------------------------------------------------------------
                                  Income        Shares         Per Share
                                (Numerator)  (Denominator)      Amount
--------------------------------------------------------------------------------
                                       (Dollars in Thousands)
--------------------------------------------------------------------------------
Basic earnings per share
   Net income                    $1,673           2,622         $0.64
================================================================================
Effect of dilutive securities
   Stock options                      -             144
--------------------------------------------------------------------------------
Dilutive earnings per share
   Net income                    $1,673           2,766         $0.60
--------------------------------------------------------------------------------


                                     Year Ended December 31, 1998
--------------------------------------------------------------------------------
                                  Income        Shares         Per Share
                                (Numerator)  (Denominator)      Amount
--------------------------------------------------------------------------------
                                       (Dollars in Thousands)
--------------------------------------------------------------------------------
Basic earnings per share
   Net income                    $  865           2.490         $0.35
================================================================================
Effect of dilutive securities
   Stock options                      -             159
--------------------------------------------------------------------------------
Dilutive earnings per share
   Net income                    $  865           2,649         $0.33
================================================================================

--------------------------------------------------------------------------------

NOTE 13. COMMITMENTS AND CONTINGENCIES

   The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

   The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the Company's commitments is as follows:

                                                    December 31,
--------------------------------------------------------------------------------
                                                2000           1999
--------------------------------------------------------------------------------
                                              (Dollars in Thousands)
--------------------------------------------------------------------------------
Commitments to extend credit                   $23,042        $28,252
Standby letters of credit                        3,130          2,215
--------------------------------------------------------------------------------
                                               $26,172        $30,467
================================================================================

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer.
   Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.
   In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

                                                [LOGO OF EUFAULA BANCCORP, INC.]

Note 14. Concentrations of Credit

   The Company's subsidiaries make agricultural, agribusiness, commercial, residential and consumer loans to customers primarily in the market areas described in Note 1. A substantial portion of the Company's customers' abilities to honor their contracts is dependent on the business economy in those areas.
   Seventy-seven percent (77%) of the Company's loan portfolio is concentrated in real estate loans, of which ten percent (10%) consists of construction loans. A substantial portion of these loans are secured by real estate in the Company's primary market area. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

NOTE 15. Regulatory Matters

   The Company is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2000, approximately $1,705,000 of retained earnings were available for dividend declaration without regulatory approval.
   The Company and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Banks must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and Banks capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.
   Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2000, the Company and the Banks met all capital adequacy requirements to which it is subject.
   As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation ("FDIC") categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Banks' category.

The Company and Banks' actual capital amounts and ratios are presented in the following table:

                                                                                                              To Be Well
                                                                                           For Capital     Capitalized Under
                                                                                            Adequacy       Prompt Corrective
                                                                Actual                      Purposes       Action Provisions
-----------------------------------------------------------------------------------------------------------------------------------
                                                        Amount          Ratio    Amount       Ratio        Amount      Ratio
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                 (Dollars in Thousands)
-----------------------------------------------------------------------------------------------------------------------------------
As of December 31, 2000
   Total Capital to Risk Weighted Assets:
     Consolidated                                      $24,003          14.33%   $13,402       8.00%      - N/A -     - N/A -
     Southern Bank of Commerce                         $12,406          13.22%   $ 7,507       8.00%       $9,383      10.00%
     First American Bank                               $ 9,748          13.31%   $ 5,859       8.00%       $7,323      10.00%
   Tier I Capital to Risk Weighted Assets:
     Consolidated                                      $21,906          13.08%   $ 6,701       4.00%      - N/A -     - N/A -
     Southern Bank of Commerce                         $11,232          11.97%   $ 3,753       4.00%       $5,630       6.00%
     First American Bank                               $ 8,574          11.71%   $ 2,929       4.00%       $4,394       6.00%
   Tier I Capital to Average Assets:
     Consolidated                                      $21,906           7.96%   $11,014       4.00%      - N/A -     - N/A -
     Southern Bank of Commerce                         $11,232           7.18%   $ 6,255       4.00%       $7,818       5.00%
     First American Bank                               $ 8,574           8.46%   $ 4,053       4.00%       $5,066       5.00%
As of December 31, 1999
   Total Capital to Risk Weighted Assets:
     Consolidated                                      $21,305          10.65%   $16,007       8.00%      - N/A -     - N/A -
     Southern Bank of Commerce                         $14,500          10.43%   $11,125       8.00%       $13,906     10.00%
     First American Bank                               $ 7,409          12.14%   $ 4,884       8.00%       $ 6,105     10.00%
   Tier I Capital to Risk Weighted Assets:
     Consolidated                                      $18,803           9.40%   $ 8,004       4.00%      - N/A -     - N/A -
     Southern Bank of Commerce                         $12,784           9.19%   $ 5,562       4.00%       $ 8,344      6.00%
     First American Bank                               $ 6,645          10.88%   $ 2,442       4.00%       $ 3,663      6.00%
   Tier I Capital to Average Assets:
     Consolidated                                      $18,803           8.17%   $ 9,205       4.00%      - N/A -     - N/A -
     Southern Bank of Commerce                         $12,784           7.18%   $ 7,122       4.00%       $ 8,902      5.00%
     First American Bank                               $ 6,645           7.89%   $ 3,367       4.00%       $ 4,209      5.00%

                                                [LOGO OF EUFAULA BANCCORP, INC.]

NOTE 16. COMPREHENSIVE INCOME

   In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." Comprehensive income is the change in equity during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners.
   In addition to net income, the Company has identified changes related to other nonowner transactions in the Consolidated Statement of Changes in Capital Accounts. Changes in other nonowner transactions consist entirely of changes in unrealized holding gains and losses on securities available for sale.
   In the calculation of comprehensive income, certain reclassification adjustments are made to avoid double counting items that are displayed as part of net income and other comprehensive income in that period or earlier periods. The following table reflects the reclassification amounts and the related tax effects of changes in unrealized holding gains and losses on securities available for sale for the three years ended December 31, 2000, 1999 and 1998:

                                     2000                              1999                                   1998
-----------------------------------------------------------------------------------------------------------------------------------
                         Before      Tax      After          Before    Tax      After             Before      Tax      After
                          Tax     (Expense)    Tax            Tax    (Expense)   Tax               Tax      (Expense)   Tax
                         Amount   or Benefit  Amount         Amount  or Benefit Amount            Amount    or Benefit Amount
-----------------------------------------------------------------------------------------------------------------------------------
                                                               (Dollars in Thousands)
-----------------------------------------------------------------------------------------------------------------------------------
Net unrealized
   holding gains
   (losses) arising
   during the
   period               $  748    $(299)      $448           $(1,242)   $497     $(745)           $162       $(65)     $97
Reclassification
   adjustment
   for gains (losses)
   included in net
   income                  386     (154)       232                12      (5)        7              (5)         2       (3)
-----------------------------------------------------------------------------------------------------------------------------------
Net change in
   unrealized gains
   (losses) on
   securities           $1,134    $(453)      $680           $(1,230)    $492     $(738)           $157      $(63)     $94
===================================================================================================================================

NOTE 17. SUPPLEMENTARY INCOME AND EXPENSE DATA

     Following is a summary of income and expense items which exceeded one percent of total income for the periods presented.

                                              Years Ended December 31,
--------------------------------------------------------------------------------
                                                2000     1999      1998
--------------------------------------------------------------------------------
                                                 (Dollars in Thousands)
--------------------------------------------------------------------------------
Income:
   Origination fees on mortgage loans           $547     $594      $283

Expense:
   Directors fees                                273      297       187
   Communication expense                           *      222       187
   Stationery and supplies                         *      170       156

* Did not exceed one percent of total income for the period presented.

NOTE 18. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Bank.

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow methods Those methods are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 2000 and 1999. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

     The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

Cash, Due From Banks and Federal Funds Sold:

     The carrying amounts of cash, due from banks, and federal funds sold approximate fair value.

Available For Sale and Held To Maturity Securities:

     Fair values for securities are based on quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

Loans:

     For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values.

Interest Rate Floor:

     The fair value of the interest rate floor is obtained from dealer quotes. The value represents the estimated amount the Company would receive to terminate the agreement, taking into account current interest rates and, when appropriate, the current creditworthiness of the counterparties.

Deposits:

     The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Notes Payable and Short-Term Borrowings:

     The carrying amounts of federal funds purchased, securities sold under agreement to repurchase and advances from Federal Home Loan Bank approximate their fair value.

Off-Balance Sheet Instruments:

     Fair values of the Bank's off-balance-sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Bank's off-balance-sheet instruments consist of nonfee-producing, variable-rate commitments, the Bank has determined they do not have a distinguishable fair value.

     The estimated fair values and related carrying amounts of the Company's financial instruments were as follows:


                                                          December 31, 2000                  December 31, 1999
------------------------------------------------------------------------------------------------------------------------
                                                       Carrying          Fair            Carrying            Fair
                                                       Amount            Value           Amount              Value
------------------------------------------------------------------------------------------------------------------------
                                                                                          (Dollars in Thousands)
------------------------------------------------------------------------------------------------------------------------
Financial assets:
   Cash and due from banks,
     interest-bearing deposits with
     banks and Federal funds sold                      $  9,151         $  9,151         $ 10,748           $ 10,748
   Securities available for sale                         21,752           21,752           22,716             22,716
   Securities held to maturity                           21,247           21,686           11,084             11,158
   Loans                                                172,900          173,798          203,389            204,773
   Interest-rate floor                                       56              230                -                  -

Financial liabilities:
   Deposits                                             195,820          197,654          226,185            226,514
   Other borrowings                                      15,935           15,935           11,617             11,617
   Notes payable                                              -                -            1,000              1,000

NOTE 19. PARENT COMPANY FINANCIAL INFORMATION

     The following information presents the condensed balance sheets as of and for the years ended December 31, 2000 and 1999, and the condensed statements of income and cash flows of Eufaula BancCorp, Inc. as of and for the years ended December 31, 2000, 1999 and 1998:

                            CONDENSED BALANCE SHEETS
                             (Dollars in Thousands)
                                                           2000            1999
--------------------------------------------------------------------------------
Assets
   Cash                                                 $ 1,639         $   254
   Investment in subsidiaries                            19,841          18,782
   Other assets                                           1,852           1,515
--------------------------------------------------------------------------------
     Total assets                                       $23,332         $20,551
================================================================================

Liabilities
   Other borrowings                                     $     -         $ 1,000
   Other liabilities                                        159              82
--------------------------------------------------------------------------------
   Total liabilities                                        159           1,082
   Shareholders'      equity                             23,173          19,469
--------------------------------------------------------------------------------
     Total liabilities and shareholders' equity          23,332         $20,551
================================================================================

                         CONDENSED STATEMENTS OF INCOME
                             (Dollars in Thousands)

                                            2000        1999         1998
--------------------------------------------------------------------------------
Income
Dividend income from subsidiaries       $  5,850      $  500       $   85
Management fees                                -         403            -
Other income                                  18           3            -
--------------------------------------------------------------------------------
Total income                               5,868         906           85
--------------------------------------------------------------------------------

Expense
Interest expense                              69          42            -
Other expense                              1,891       1,098          581
--------------------------------------------------------------------------------
Total expense                              1,960       1,140          581
--------------------------------------------------------------------------------

Income (loss) before income tax
benefits and equity in
undistributed income (distributions in
excess of income) of subsidiaries          3,908        (234)        (496)


Income tax benefits                         (710)       (238)         196
--------------------------------------------------------------------------------
Income (loss) before equity in
undistributed income (distributions in
excess of income) of subsidiaries          4,618           4         (300)

Equity in undistributed
income (distributions in excess of
income) of subsidiaries                   (1,122)       1,669        1,165
--------------------------------------------------------------------------------
Net income                              $  3,496      $1,673       $  865
================================================================================

          CONDENSED STATEMENTS OF CASH FLOWS
             (Dollars in Thousands)

                                                                           2000             1999             1998
-------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                           $ 3,496          $ 1,673          $   865
-------------------------------------------------------------------------------------------------------------------
   Adjustments to reconcile net income to net
      cash provided by operating activities:
      Depreciation                                                           48                3               --
      Amortization                                                           79               79               79
      Tax benefits resulting from exercise of stock options                  --               20              110
      Undistributed income of subsidiaries                                1,122           (1,669)          (1,165)
      (Increase) decrease in taxes receivable                              (353)              --              340
      Increase (decrease) in taxes payable                                  174             (187)              13
      Provision for deferred taxes                                            6                5                6
      Other prepaids, deferrals and accruals, net                            29               97               (8)
-------------------------------------------------------------------------------------------------------------------
         Total adjustments                                                1,105           (1,652)            (625)
-------------------------------------------------------------------------------------------------------------------

         Net cash provided by operating activities                        4,601               21              240
-------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of premises and equipment                                     (132)            (163)              --
   Contribution of capital to subsidiary banks                           (1,500)          (1,000)          (5,500)
-------------------------------------------------------------------------------------------------------------------

         Net cash used in investing activities                           (1,632)          (1,163)          (5,500)
-------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from exercise of stock options                                   --               18              102
   Proceeds from sale of stock                                               --               --            6,229
   Proceeds from (repayment of) other borrowings                         (1,000)           1,000               --
   Dividends paid                                                          (584)            (440)            (368)
-------------------------------------------------------------------------------------------------------------------

         Net cash provided by (used in) financing activities             (1,584)             578            5,963
-------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash                                           1,385             (564)             703

Cash at beginning of year                                                   254              818              115
-------------------------------------------------------------------------------------------------------------------

Cash at end of year                                                     $ 1,639          $   254          $   818
===================================================================================================================

[LOGO OF EUFAULA BANCCORP, INC.]

Corporate Officers

Greg Faison
President & Chief Executive Officer

Deborah M. Wiltse
Vice President & Chief Financial Officer

Cathryn C. FitzGerald
Vice President & Compliance Officer

Deborah Loving
Vice President & Human Resources Officer

Paula V. McKee
Administrative Officer

Directors
James R. Balkcom, Jr.
Chairman

Michael C. Dixon
Co-owner & Secretary/Treasurer of M. C. Dixon
Lumber Company, Inc.

Robert M. Dixon
Co-owner & President of M.C. Dixon Lumber
Company, Inc.

Greg Faison
President & CEO Eufaula BancCorp, Inc.

James A. Faulkner
Vice Chairman of Century South Banks, Inc.,
Dahlonega, GA

William D. Moorer, Jr.
President, Akrometrix, LLC, Atlanta, GA

Burt H. Rowe, Jr.
Chairman and President of
First Eldorado Bancshares
Eldorado, Illinois


Dennis A. Wallace


Special Consultant to the Board

John Woods
Retired Chairman of the Board of
AmSouth Bancorporation


Alabama

Southern Bank of Commerce
www.sbankc.com

Charles R. Schaeffer
President & Chief Executive Officer

218 East Broad Street
Eufaula, AL 36027
(334) 687-3581

1121 South Eufaula Avenue
Eufaula, AL 36027
(334) 687-4821

R. Guy Davis
City President
4290 Carmichael Road
Montgomery, AL 36106
(334) 396-1000

Florida

First American Bank of Walton County
www.1stambank.com

Pete Knowles
President & Chief Executive Officer

7700 Highway 98 West
Santa Rosa Beach, FL 32459
(850) 267-0329

Grayton Beach
151 East County Highway 30A
Santa Rosa Beach, FL 32459
(850) 231-1500

6234 U.S. Highway 331 South
Freeport, FL 32439
(850) 835-3335

Panama City
2315 U. S. Highway 77
Lynn Haven, FL 32444
(850) 914-2006

SHAREHOLDER INFORMATION

Corporate Headquarters:

Eufaula BancCorp, Inc.
224 East Broad Street
Eufaula, Alabama 36027


Corporate Mailing Address and Telephone
Number:

Eufaula BancCorp, Inc.
P.O. Box 1269
Eufaula, AL 36072-1269
(334) 687-3581


Notice of Annual Meeting:

The Annual Meeting of Shareholders of Eufaula BancCorp, Inc. will be held Wednesday, May 16, 2001, at 5:00 PM CDT, at Eufaula Country Club, 2650 Country Club Road, Eufaula, Alabama 36027.

Independent Accountants:

Mauldin & Jenkins, LLC
Certified Public Accountants And Consultants

Common Stock

The common stock of the Corporation is traded on the NASDAQ Small Cap Market under the symbol "EUFA".

Market Makers for Eufaula BancCorp
Common Stock:

Sterne, Agee & Leach, Inc.                800-633-4638
Trident Securities, Inc.                  800-340-6321
Morgan, Keegan & Company                  800-366-7426

Transfer Agent:

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
1-800-866-1340

Shareholder Account Assistance:

Shareholders who wish to change the name, address or ownership of stock; report lost certificates; eliminate duplicate mailings of financial material or other account registration procedures and assistance should contact the Transfer Agent.

Corporate Reports:

The Annual Report, quarterly shareholder reports, quarterly Form 10-Q's, and copies of Eufaula BancCorp, Inc.'s Annual Report to the Securities and Exchange Commission on Form 10-K are available upon written request without charge. For a copy, please indicate reports desired and a mailing address in the form of a written request to:

Deborah M. Wiltse, Vice President/Chief Financial Officer
Eufaula BancCorp, Inc.
P.O. Box 1269
Eufaula, AL 36072-1269
Telephone 334-687-3581

The image of the Paris street lamp, used throughout the report, has been a symbol of Eufaula BancCorp, Inc. and its flagship bank for more than 30 years.