Form 10KSB, Exhibit 13
period 2001-12-31
EUFAULA BANCORP INC
filed 2002-04-01
CIK 836043

                                                                      EXHIBIT 13


[EUFAULA BANCCORP, INC. LOGO]




                    Annual Report
                                      2001


                                                    To use integrity and respect
                                                         as the cornerstones for
                                                                  each and every
                                                                     decision...

FINANCIAL HIGHLIGHTS

EUFAULA BANCCORP, INC.

(Dollars In Thousands, Except Per Share Data)               2001               2000/4/             1999
                                                            ----               -----               ----
                                                      -----------------------------------------------------
                        INCOME DATA
Net Income                                              $    2,785         $    3,496          $     1,673
Net Interest Income                                         10,309             10,717               10,249
                   PER COMMON SHARE DATA
Net Income:
    Basic                                                     1.06               1.33                  .64
    Diluted                                                   1.01               1.28                  .60
Book Value  (End of Period)                                   9.77               8.83                 7.42
Tangible Book Value  (End of Period)                          9.33               8.36                 6.92
Market Value  (End of Period)                                11.75               7.50                12.00
Cash Dividends                                                 .20                .18                  .17
BALANCE SHEET DATA  (YEAR END)
Total Securities /1/                                        33,545             42,999               33,800
Loans /2/                                                  198,553            175,296              205,945
Earning Assets /2/,/3/                                     232,443            218,277              241,269
Total Assets                                               255,866            237,700              260,822
Deposits                                                   213,396            195,820              226,185
Stockholders' Equity                                        25,219             23,173               19,469
                        KEY RATIOS
                        ----------
Return On Average Assets                                     1.14%              1.34%                 .69%
Return on Average Equity                                    11.49              16.77                 8.67
Net Interest Margin  (FTE)                                   4.79               4.63                 4.69
Allowance for Loan Losses to Loans /2/                       1.29               1.37                 1.24
Leverage Ratio                                               9.69               7.96                 8.17
Primary Capital Ratio/3/                                     9.77               9.74                 9.96

/1/ Includes available-for-sale and investment securities

/2/ Net of unearned income

/3/ Excludes unrealized gains or losses on securities available-for-sale

/4/ Includes sale of 2 branch locations during 2000

Dear Eufaula BancCorp Shareholder:

         The front cover of Eufaula BancCorp's annual report this year expresses the first of our five corporate values. Some time ago, everyone in our Organization was asked to contribute their ideas for a set of Eufaula BancCorp Corporate Values. We will use these Values to guide our conduct and vision as an Organization. Whether you are a teller, director, loan officer or bank president, thank you for your valued input in determining the Values that will shape the future of Eufaula BancCorp and the manner in which each of us conducts the daily business of our Organization.

         These Corporate Values have been condensed to the current five, and they continue to be a work in process. We will strive to achieve these Corporate Values, but feel that the journey toward achievement for each of us is at least as important as the fact that we have five stated Values.

                         Eufaula BancCorp's Five Corporate Values

         1. To use integrity and respect as the cornerstones for each and every decision
         2.  To better the quality of life in each community that we serve
         3.  To exceed our customers' expectations
         4.  To provide an environment that is...
                        .    challenging
                        .    empowering
                        .    rewarding
         5.  To provide a superior financial return for shareholders

         These Values determine how we run our Organization. In today's environment, it is important for everyone to know who we are and what we hold sacred. The Values are in a specific order because as Value Number 1 states, we believe nothing else can be achieved unless there is integrity and respect within an organization. We will continue to refine our Values as we move forward and would certainly be interested should any of our shareholders desire to have input.

FINANCIAL STANDING

         Excluding the $1.5 million in after-tax gain on the sale of branches and $.2 million in net loss from the restructure of the investment portfolio, after tax net income for 2001 would have increased $.6 million or 27.3% over year-end 2000. When these items are included, operations for 2000 resulted in net income of $3.5 million or $1.33 per share ($1.28 per share fully diluted basis) compared to $2.8 million or $1.06 per share in 2001 ($1.01 per share on a fully diluted basis). Year-end assets increased from $237.7 in 2000 to $255.9, or a 7.6% increase, at year-end 2001. Loans increased 13.3%, while deposits increased 9.0%. The challenge of raising deposits is one that is common to all banks in growing markets. This will be a priority item over the next few years for our Organization.

CREDIT QUALITY

         Credit quality has always been very important to Eufaula BancCorp. We feel that it is virtually impossible for an organization to grow if an inordinate amount of time is taken reacting to credit problems. Over the years, we have maintained an outstanding credit culture and it is our intention to continue as we move forward. Non-performing loans declined from .26% of loans at year-end 2000 to .11% at year-end 2001. Non-accruing loans, that is loans that were not accruing interest, declined from $451,000 at year-end 2000 to $122,000 at year-end 2001. Our commitment to credit quality will not diminish as we grow and expand into the high growth markets located in Northwest Florida.

BANK PERFORMANCE

         The two banks within the holding company performed very well in 2001. Southern Bank of Commerce comprised 54.4% of total Assets of the Company at year-end 2001 and First American comprised 44.9%. With fantastic growth available in the Northwest Florida area, this percentage makeup is certain to change in coming years. The Alabama markets will continue to be very important to our growth and profitability and we will strive to take advantage of the excellent growth potential in the Florida panhandle.

         Eufaula BancCorp stock increased in value in the year 2001 as a result of the $1.06 earnings per share. Year-end book value per share of common stock on 12-31-01 was $9.77, up from $8.83 at year-end 2000. In addition, the dividend approved in January 2002 of $ .21 represents the eighteenth straight year that we have increased our regular dividend (excluding a one-time special additional dividend in 1987).

STRATEGIC PLANNING

         In August of 2001, Eufaula BancCorp directors, executive management and an outside facilitator met offsite for a three-day strategic planning session. We began by evaluating our environment, visualizing our Organization in five years with only average growth, and then with aggressive growth. This provided an excellent opportunity for the board members and executive management group to spend three days together, away from the work environment, to discuss the future of our company. We are very proud of not only the product but of the process. We finished the three days by forging a five year Strategic Plan that calls for substantial growth and continued above average earnings while keeping credit quality higher than our peer group.

         We will measure progress on accomplishment of our plan each quarter for the next five-year period, knowing that the plan will change from year to year. Reward mechanisms are being built in for both short term and long term achievement. This Strategic Plan presents a clear vision of where we are going and exactly how we will get there, and provides for significant internal growth, while viewing acquisitions as opportunities. As part of our internal growth, First American Bank will open one new office in Panama City Beach and Southern Bank of Commerce will open one new office in Montgomery by mid-year 2002. We will open two more offices, one in Florida and one in the Montgomery area by year-end 2002, for a total of four new offices during the year 2002. As we move forward, there are plans for several more offices, with the majority of our growth coming in the rapidly growing northwest Florida area.

CONCLUSION

         We are very proud of our Organization and the results that we achieved during the year 2001. Please review this report and plan to attend the annual shareholder meeting at 5:00 p.m. CDT on May 15th at the Eufaula Country Club.

         As always, we, the directors, officers, and staff of Eufaula BancCorp, appreciate the confidence and support of our shareholder group.

Yours truly,

/s/ Greg Faison
-------------------------------------
Greg Faison
President and Chief Executive Officer
Eufaula BancCorp, Inc.

FINANCIAL ANALYSIS

Overview
         The following financial review and analysis is intended to highlight the significant factors affecting Eufaula BancCorp, Inc. ("EBC") Consolidated Statements of Condition and Statements of Income presented in this Annual Report. This discussion is designed to provide readers with a more comprehensive review of the operating results and financial position than would be obtained from an examination of the financial statements alone. Reference should be made to those statements and the selected financial data presented elsewhere in this Annual Report for an understanding of the following review and analysis.
         In 2001, EBC increased its quarterly cash dividend for the 17th consecutive year to an annual rate of $ .20 in 2001 as compared to $ .18 in 2000. The current annual dividend rate is $ .21 per share.
         Operations for 2001 resulted in net income of $2.8 million or $1.06 per share ($1.01 per share on a fully diluted basis) compared to $3.5 million or $ 1.33 per share in 2000 ($1.28 per share on a fully diluted basis). A detailed discussion of the components of net income is given throughout this Financial Analysis.
         Net income as a percentage of total average assets (ROA) was 1.14% in 2001 versus 1.34% in 2000. The return on average stockholders' equity (ROE) was 11.49% in 2001 versus 16.77% in 2000. The decrease in net income was primarily due to the sale of two office locations during 2000 resulting in a non-recurring gain.

EARNINGS ANALYSIS

Net Interest Income
         Net interest income, the principal source of earnings, is the difference between the income generated by earning assets and the total interest cost of the funds obtained to carry them. Net interest income, as it is referred to in this discussion, is on a fully tax-equivalent basis, which adjusts for the tax-exempt status of income earned on certain municipal loans and investments. The reported interest income for these tax-exempt assets is increased by the amount of income tax savings less the nondeductible portion of interest expense incurred to acquire the tax-exempt assets.
         On a tax-equivalent basis, net interest income for the year ended December 31, 2001 was $10.8 million, a decrease of 3.6% from the year-end 2000 total of $11.2 million. Net interest income for the year ended December 31, 1999 was $10.5 million. The decrease in net interest income for 2001 resulted from decreased volume of average earning assets and interest rates. The growth in net interest income for 2000 and 1999 resulted from increased volume of earning assets.

Table 1:  Analysis of Net Interest Margin

                                                                                December 31,
                                                                     ------------------------------------

                                                                        2001         2000         1999
                                                                        ----         ----         ----
Yield on earning assets..........................................       8.73%        9.30%        8.83%
Break-even yield.................................................       3.94%        4.67%        4.14%
Net interest margin..............................................       4.79%        4.63%        4.69%
Net interest spread..............................................       4.08%        3.89%        4.08%

         The net interest margin increased 16 basis points in 2001 when compared with the previous year, from 4.63% in 2000 to 4.79% in 2001, primarily as a result of decreased average volume and average rates paid on interest-bearing liabilities.
         Average earning assets decreased from a level of $241.7 million at December 31, 2000 to a level of $225.9 million at December 31, 2001. Short-term investments increased $3.0 million, securities decreased

$7.7 million, and loans decreased $11.1 million. As a percentage of earning assets, short-term investments increased from .17% to 1.5%, total securities decreased from 17.9% to 15.7%, and loans increased from 81.9% to 82.7%. The relative level and mix of earning assets reflected the effect of lower earnings resulting from decreased volume and yield on loans and securities.
         Average interest-bearing deposits decreased $15.8 million or 8.1% during 2001. Total interest-bearing deposits were $179.0 million at December 31, 2001 compared with $194.8 million at December 31, 2000. Non-interest bearing demand deposits decreased $3.2 million or 11.2% during 2001. The decrease is attributable to a general decrease in deposits as a result of the sale of two offices during 2000.

Provision for Loan Losses
         The provision for possible loan losses is the amount charged to current period earnings. In order to ensure that the provisions maintain the allowance at an adequate level, Eufaula BancCorp considers factors such as watch list trends, the collateral adequacy of loans on the watch list, economic conditions, net charge-offs, and the size of the loan portfolio in determining the current period provision.
         The provision for loan losses totaled $585 thousand in 2001 versus $1.0 million in 2000 and $1.3 million in 1999.

Non-Interest Income
         Total non-interest income was $2.4 million for 2001 compared with $4.1 million in 2000 and $1.9 million in 1999. The decrease in 2001 compared to 2000 is primarily the result of a non-recurring gain on the sale of two branches in 2000 for $2.5 million and increases in services charges of $ .1 million, security transactions of $ .5 million, and other income of $ .1 million.

Non-Interest Expense
         Non-interest expense decreased 6.6% or $ .6 million in 2001 over 2000 levels and increased 4.8% in 2000 over 1999 levels. The decrease in 2001 was due to the sale of two branch offices in 2000 and a general reduction in expenses. The increase in 2000 over 1999 was primarily the result of branch expansion in 1998 which was not operational for the full year.

Income Taxes
         Federal income tax as a percentage of pre-tax income was 28.5% in 2001, 31.1% in 2000, and 34.3% in 1999. Additional information regarding income taxes can be found in Note 9 in the Notes to the Consolidated Financial Statements.

Real Estate Investment Trusts
         In 2001, EBC formed two real estate investment trusts (REIT's) and two intermediate REIT holding companies as subsidiaries of Southern Bank of Commerce and First American Bank. The REITs were established to realize state income tax benefits and to provide the two banks with immediate access to capital markets if additional capital were needed. The REIT holding companies were established to provide assistance in managing EBC's investment in the REITs.

BALANCE SHEET ANALYSIS

Loans and Credit Risk Management
         A sound credit policy combined with periodic and independent credit reviews are the key factors for EBC's credit risk management program. All subsidiary banks operate under written loan policies which help maintain a consistent lending function and provide sound credit decisions.

Table 2:  Loan Portfolio
(Dollars in Thousands)                                                    December 31,
                                                  --------------------------------------------------------------------

                                                        2001          2000          1999          1998          1997
                                                        ----          ----          ----          ----          ----
Commercial, Financial, and Agricultural......         $  32,389    $  25,572     $  36,282       $ 19,472     $ 20,809
Real Estate..................................           152,564      134,281       148,793        108,008       43,300
Consumer Loans...............................            12,890       12,870        18,104         27,553       14,481
Other Loans..................................               710        2,573         2,766             89           14
                                                  --------------------------------------------------------------------
Total Loans..................................         $ 198,553    $ 175,296     $ 205,945       $155,122     $ 78,604
                                                  --------------------------------------------------------------------
Non-Performing Assets........................         $     495    $     461     $     540       $  1,596     $    868
                                                  --------------------------------------------------------------------

Table 3:  Loan Maturities
(Dollars in Thousands)                                                            December 31, 2001
                                                                  -------------------------------------------------

                                                                    1 Year        1 - 5        Over
                                                                    or Less       years       5 years       Total
                                                                    -------       -----       -------       -----
Commercial, Financial & Agricultural.............................   $ 20,959     $ 11,041     $  389     $ 32,389
                                                                  -------------------------------------------------
Variable Rate....................................................                                        $ 16,376
Pre-determined Rate..............................................                                        $ 16,013

         Credit decisions continue to be based on the borrower's cash flow position and the value of the underlying collateral, as well as other relevant factors. Each bank is responsible for evaluating its loans to identify those credits beginning to show signs of deterioration so that prompt corrective action may be taken.
         Construction loans outstanding at December 31, 2001 totaled $22.0 million. To the extent loans are made to finance construction, those amounts are included in Table 2 as Real Estate Loans.
         A primary measure of loan quality is the percentage of the loan portfolio that moves from an earning category to one of non-performing and thus becomes a burden to earnings performance. Non-performing loans totaled $ .2 million and $ .5 million at December 31, 2001 and 2000, respectively. The level of non-performing loans represented .11% and .26% of loans for the years ended 2001 and 2000.

         Non-accrual loans are those where management has considerable doubt about the borrower's ability to repay on the terms originally contracted. In addition to discontinuing the accrual of interest, interest previously recorded in the current period as earned that has not been collected is reversed. Non-accrual loans at December 31, 2001 totaled $ .1 million compared with $ .5 million at year ended 2000. It is the policy of EBC to place loans on non-accrual status when interest and/or principal payments for such loans become 90 days or more past due. However, there are instances when loans 90 days or more past due continue to accrue interest because management considers that such loans are in the process of collection. EBC's non-accrual policy had the effect of reducing interest income on non-performing loans in 2001 and 2000 by immaterial amounts.
         Certain loans are renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial condition of the respective borrowers. Once a loan is placed in this category, it remains there until the terms are not more favorable than those of other customers.
         Other real estate (ORE) that has been acquired through foreclosure has a carrying value of $277,000 at year ended 2001. This compares with $8,000 at year ended 2000.
         EBC has no foreign credits in its loan portfolio. The intent of management is to deploy its funds in its primary trade area where management is familiar with its customers. This policy of EBC permits funds obtained locally to be re-channeled into the communities it serves, promoting economic growth.
         Although EBC maintains sound credit policies, certain credits unexpectedly deteriorate and are charged off as a loss. The allowance for possible loan losses is maintained to absorb potential losses, and the management of EBC views the allowance as a source of financial strength. The allowance is increased by regular provisions which are based on the current level and character of the loan and lease portfolio, historical charge-off experience, watch list trends and national and local economic trends and the evaluation of specific loans. EBC continues to revise and enhance its credit policies as well as its formal loan review program and is committed to maintaining a low level of non-performing assets.

Table 4:  Summary of Loan Loss Experience
(Dollars in Thousands)                                                               December 31,
                                                                     -----------------------------------------------

                                                                        2001         2000       1999      1998     1997
-------------------------------------------------------------------------------------------------------------------------
Balance of Allowance for Loan
Losses at Beginning of Period..................................          $2,396      $2,556     $1,363    $ 738    $ 629
                                                                     ----------------------------------------------------
Loans Charged-Off:
    Commercial, Financial and Agricultural.....................             319         120          5        8       29
    Real Estate................................................              60         215          -        -        -
    Consumer...................................................              75         125         64       96       38
                                                                     ----------------------------------------------------
Total Loans Charged-Off........................................             454         460         69      104       67
                                                                     ----------------------------------------------------
Recoveries of Loans Previously Charged-Off:
    Commercial, Financial and Agricultural.....................              21        -         -        -         -
    Real Estate................................................              14        -         -        -         -
    Consumer...................................................               4          10        11       12        11
                                                                     ----------------------------------------------------
Total Recoveries...............................................              39          10        11       12        11
                                                                     ----------------------------------------------------
Net Loans Charged-Off..........................................             415         450        58       92        56
                                                                     ----------------------------------------------------
Reduction due to sale of branches                                             -         699         -        -         -
Provision to Allowance.........................................             585         989     1,251      717       165
                                                                     ----------------------------------------------------
Balance at End of Period.......................................          $2,566      $2,396    $2,556   $1,363      $738
                                                                     ----------------------------------------------------
Ratio of Net Charge-Offs to Average Loans Outstanding..........            .22%        .23%      .03%     .08%      .08%

Table 5:  Allocation of Reserve by Category
(Dollars in Thousands)                                                                 December 31,
                                                                    ---------------------------------------------------
                                2001                 2000               1999               1998                1997
-----------------------------------------------------------------------------------------------------------------------
                                % Loans             % Loans            % Loans            % Loans             % Loans
                                in Each             in Each            in Each             in Each            in Each
                       Amount   Category   Amount   Category  Amount   Category   Amount   Category   Amount  Category
                       ------   --------   ------   --------  ------   --------   ------   --------   ------  --------
Commercial
and Financial......    $  513        16%   $  479        15%  $  511        18%   $  201       13%     $ 267       26%
Real Estate......       1,796        77%    1,677        77%   1,789        72%      909       70%       114       55%
Consumer.........         103         7%       96         8%     102        10%      239       17%       191       19%
Unallocated......         154          -      144          -     154          -       14         -       166         -
                      -------------------------------------------------------------------------------------------------
Total............      $2,566       100%   $2,396       100%  $2,556       100%   $1,363      100%      $738      100%
                      -------------------------------------------------------------------------------------------------
Allowance as a
Percentage of Total     1.29%               1.37%              1.24%                .88%                .94%
Loans......

         Allowance for possible loan losses as a percentage of non-performing loans was approximately 1,177%, 529% and 641% at December 31, 2001, 2000, and 1999 respectively.
         All non-performing assets of EBC as of December 31, 2001 were previously classified as substandard, doubtful or loss by EBC or its regulators. At December 31, 2001, EBC's management had no loans about which serious doubts existed as to collectibility other than those disclosed in Table 6.

Table 6:  Risk Elements
(Dollars in Thousands)                                                     December 31,
                                                             ---------------------------------------------
                                                               2001     2000      1999     1998      1997
                                                               ----     ----      ----     ----      ----
Non-Performing Loans:
Non-Accrual Loans:
    Commercial and Financial...............................   $  -      $  -     $ 274    $ 111      $  -
    Real Estate............................................    108       421        71      185        45
    Consumer...............................................     14        30        54       16         5
                                                             ---------------------------------------------
       Total Non-Accrual Loans.............................    122       451       399      312        50
                                                             ---------------------------------------------
Past Due 90 Days or More and Still Accruing:
    Commercial.............................................      -         -         -         -        -
    Real Estate............................................     93         -         -         -        -
    Consumer...............................................      3         2         -         8       14
                                                             ---------------------------------------------
       Total Past Due 90 Days or More and Still Accruing...     96         2         -         8       14
                                                             ---------------------------------------------
Renegotiated Loans.........................................      -         -         -         -        -
                                                             ---------------------------------------------
Total Non-Performing Loans.................................    218       453       399       320       64
Other Real Estate..........................................    277         8       141     1,276      804
                                                             ---------------------------------------------
       Total Non-Performing Assets.........................  $ 495     $ 461     $ 540   $ 1,596    $ 868
                                                             ---------------------------------------------
Non-Performing Loans as a % of Outstanding Loans...........   .11%      .26%      .19%      .21%     .08%
Non-Performing Assets as a % of Equity Capital.............  1.96%     1.99%     2.77%     8.43%    7.27%

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

Table 7:  Securities Carrying Value/1/
(Dollars in Thousands)                                                                  December 31,
                                                                           -----------------------------------

                                                                                2001       2000        1999
                                                                                ----       ----        ----
U. S. Treasury Securities and Other U. S. Government Agencies...........     $  8,620   $ 15,995    $ 19,550
Obligations of States and Political Subdivisions........................       17,887     20,035      11,084
Mortgage-BackedSecurities...............................................        3,111      4,590       2,367
Restricted Equity Securities............................................          969        969         799
Marketable Equity Securities............................................        2,958      1,410           -
                                                                           -----------------------------------
Total Securities........................................................     $ 33,545   $ 42,999    $ 33,800
                                                                           -----------------------------------

/1/ Includes available-for-sale and investment securities

Table 8:  Securities Maturity and Weighted Average Yields /1/

                                                U. S. Treasury and U. S.
                                                Government Agencies and                        State and
                                                      Corporations                       Political Subdivisions
                                             -------------------------------     ------------------------------------
                                              Amount            Yield /(1)/         Amount          Yield /(1)/ /(2)/
                                             -----------     ---------------     ------------     -------------------
Maturity:
   One year or less                             $    777               6.39%          $   613                8.12%
   After one year through five years               7,384               5.25%            4,012                8.09%
   After five years through ten years              1,219               5.72%            7,319                7.61%
   After ten years                                 5,309               8.23%            5,943                8.20%
                                              ---------------------------------------------------------------------
                                                $ 14,689               6.43%          $17,887                7.94%
                                              =====================================================================

/(1)/ Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security. The weighted average yield for each maturity range was computed using the acquisition price of each security in that range.

/(2)/ Yields on securities of state and political subdivisions are stated on a taxable-equivalent basis, using a tax rate of 34%.

Table 9:  Average Deposits
(Dollars in Thousands)

                                                                      Year Ended December 31,
                                             ----------------------------------------------------------------------

                                                         2001                   2000                    1999
--------------------------------------------------------------------------------------------------------------------
                                                   Amount       Rate     Amount         Rate      Amount      Rate
                                                   ------       ----     ------         ----      ------      ----
Non-Interest-Bearing
  Demand Deposits..............................    $ 25,387       -      $ 28,580         -       $27,379       -
Savings Deposits and
  Interest-Bearing Deposits...................       59,645     2.63%      61,931       3.65%      66,132     3.54%
  Time Deposits...............................      119,378     5.64%     132,852       6.08%     117,965     5.39%
                                                 -----------           -----------             -----------
Total.....................                         $204,410              $223,363                $211,476
                                                 ===========           ===========             ===========

CAPITAL ADEQUACY AND RESOURCES
------------------------------

Capital And Liquidity
         The adequacy of bank capital in the banking industry has received considerable attention in the past few years and continues to be a concern to regulators and depositors.
         EBC is well-capitalized with a primary capital to asset ratio of 9.77% at December 31, 2001 compared with 9.74% in 2000 and 9.96% in 1999. EBC's stockholders' equity for the year ended December 31, 2001 totaled $25.2 million compared with $23.2 million in 2000 and $19.5 million in 1999. Retention of earnings will continue to be emphasized in order to provide a strong capital base to support future growth.
         In today's environment, liquidity for a banking organization is essentially a function of its ability to renew and acquire new purchased liabilities. EBC is aided significantly in this respect by its capital position and its increasing high rate of internal capital generation. Additional liquidity is derived from EBC's investment portfolio, its relatively low level of problem loans, and its substantial local customer base at each member bank.

Table 10:  Maturities of Time Deposits of $100,000 and Over
(Dollars in Thousands)                                                           December 31, 2001
                                                                                 ------------------
3 Months or Less.......................................                                   $20,619
Over 3 Through 12 Months...............................                                    24,342
Over 12 Months.........................................                                     7,689
                                                                                   ----------------
Total..................................................                                   $52,650
                                                                                   ================

Table 11:  Short-Term Borrowings
(Dollars in Thousands)                                                               December 31,
                                                                            ------------------------------

                                                                               2001      2000      1999
                                                                               ----      ----      ----
Balance at December 31...........................................           $14,051   $15,935      $11,617
Daily Average Amount Outstanding.................................            12,171    12,578        9,905
Maximum Month-End Balance........................................            16,637    22,218       12,220
Daily Average Interest Rate......................................             4.86%     6.78%        4.97%
Weighted Average Interest Rate on Balance at December 31.........             2.90%     6.61%        4.91%

Table 12:  Capital Ratios /1/

                                                                                     December 31,
                                                                           ----------------------------------

                                                                                  2001      2000      1999
-------------------------------------------------------------------------------------------------------------
Equity Capital to Assets...............................                          9.77%     9.74%      9.96%

Primary Capital to Assets..............................                          9.77%     9.74%      9.96%

Leverage Ratio.........................................                          9.69%     7.96%      8.17%

Tier 1 Capital.........................................                         11.31%    13.08%      9.40%

Risk-Based Capital.....................................                         12.49%    14.33%     10.65%

Dividend Payout Ratio..................................                         18.89%    13.53%     26.56%

/1/ Excludes unrealized gains and losses on securities available-for-sale

Table 13:  Regulatory Comparison of Capital Ratios

                                                                                Eufaula      Regulatory
                            December 31, 2001                                  BancCorp     Requirements
-----------------------------------------------------------------------------------------------------------
Total Risk-Based Capital.......................                                  12.49%        8.00%

Tier 1 Capital.................................                                  11.31%        4.00%

Leverage Ratio.................................                                   9.69%        4.00%

Table 14:  Common Stock Market Price and Dividends Per Share

                                                                                                       Dividends
                                  2001                                           High          Low        Paid
-------------------------------------------------------------------------------------------------------------------
First Quarter................................                                  $ 9.875       $ 7.500          $.05

Second Quarter...............................                                   10.000         8.500           .05

Third Quarter................................                                   14.950         9.450           .05

Fourth Quarter...............................                                   14.250        11.500           .05

                                                                                                       Dividends
                                  2000                                        High         Low           Paid
-------------------------------------------------------------------------------------------------------------------
First Quarter...............................                                  $11.875       $7.188          $.045

Second Quarter.........................................                        10.125        7.625           .045

Third Quarter..........................................                         9.375        7.063           .045

Fourth Quarter.........................................                         8.875        7.500           .045

Common Stock and Dividends
         EBC anticipates continuing its policy of regular cash dividends, although there is no assurance as to future dividends because they are dependent on future earnings, capital requirements and the financial condition of the Company. EBC strives to maintain a balance between the retention of earnings for support of growth and expansion and a fair cash return for its stockholders. National banking law limits the amount of dividends which banks can pay without obtaining prior approval from bank regulatory authorities.
         During the first quarter of 2001, EBC increased its annual cash dividend rate from $ .045 per share to $ .05 per share, and during the first quarter of 2000, its annual dividend increased from $ .0425 to $ .045 per share. These increases result from higher sustainable earnings.
         Eufaula BancCorp Common Stock is traded on the NASDAQ Small Cap Market under the symbol "EUFA."
         All Over-the-Counter Market quotations are interdealer quotations without retail mark-up, mark-down or commission, quarters during 2001 and 2000 are listed in Table 14. Table 14 also lists dividends paid by Eufaula BancCorp to its stockholders during each of those quarters.
On March 1, 2002, the Company had approximately 380 shareholders of record.

ASSET-LIABILITY MANAGEMENT
--------------------------

Changing Interest Rates
         EBC, like most financial institutions, provides for the relative stability in profits and the control in interest rate risk through asset-liability management. An important element of asset-liability management is the analysis and examination of the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning asset expected to mature or reprice within a time period and the amount of interest-bearing liabilities expected to mature or reprice within that same time period. A gap is considered positive when the amount of interest rate sensitive assets maturing within a specific time frame exceeds the amount of interest rate sensitive liabilities maturing within that same time frame. During a period of falling interest rates, a positive gap tends to result in a decrease in net interest income, whereas in a rising interest rate environment, an institution with a positive gap could experience the opposite results.
           EBC continually monitors its asset-liability position in order to maximize profits and minimize interest rate risk. Additionally, EBC can reduce the impact that changing interest rates have on earnings and adapt to changes in the economic environment by closely monitoring its Statement of Condition. At December 31, 2001, EBC had a negative gap ratio since its interest-bearing liabilities maturing or repricing within one year exceeded the interest-bearing assets maturing or repricing within the same time period.

Table 15:  Interest Rate Sensitivity

                                                                   At December 31, 2001
                                              ------------------------------------------------------------------
                                                                Maturing or Repricing Within
                                              ------------------------------------------------------------------
                                                Zero to       Three        One to        Over
                                                 Three      Months to      Three         Three
                                                Months       One Year      Years         Years         Total
                                              ------------  ----------- ------------- ------------  ------------
                                                                   (Dollars in Thousands)
                                              ------------------------------------------------------------------
Earning assets:
   Interest-bearing deposits in banks        $      753    $       -    $        -    $        -   $        753
   Investment securities                          1,472          886         7,051         24,136        33,545
   Loans                                        100,784       17,756        44,536         35,477       198,553
                                             ------------  -----------  ------------  ------------ -------------
                                                103,009       18,642        51,587         59,613       232,851
                                             ------------  -----------  ------------  ------------ -------------
Interest-bearing liabilities:
   Interest-bearing demand deposits /(1)/        37,095            -        22,357             -         59,452
   Savings /(1)/                                      -            -         5,960             -          5,960
   Certificates less than $100,000               24,087       32,238         8,859            607        65,791
   Certificates, $100,000 and over               20,619       24,342         6,976            713        52,650
      Short-term borrowings                      11,551        2,500             -             -         14,051
      ESOP Note Payable                             457            -             -             -            457
                                             ------------  -----------  ------------  ------------ -------------
                                                 93,809       59,080        44,152          1,320       198,361
                                             ------------  -----------  ------------  ------------ -------------

Interest rate sensitivity gap                $    9,200    $ (40,438)   $    7,435    $    58,293  $     34,490
                                             ============  ===========  ============  ============ =============

Cumulative interest rate sensitivity gap     $    9,200    $ (31,238)   $  (23,803)   $    34,490
                                             ============  ===========  ============  ============

Interest rate sensitivity gap ratio                1.10         0.32          1.17          45.16
                                             ============  ===========  ============  ============

Cumulative interest rate sensitivity gap
   ratio                                           1.10         0.80          0.88           1.17
                                             ============  ===========  ============  ============

/(1)/ The company has found that NOW checking accounts and savings deposits are generally not sensitive to changes in interest rates and, therefore, it has placed such liabilities in the "one to three years" category.

Inflation
         Inflation also impacts the banking industry, but the problem with inflation for banking institutions differs substantially from those incurred by non-financial institutions. In industries with a high proportion of property and equipment, there is a greater potential for earnings to be inflated by understated depreciation charges, as well as the potential for significant understatement of the current values of those assets. In industries with high levels of inventories, reported earnings may reflect significant increases in inventory values. Neither of these factors is important in the banking industry since bank assets are primarily monetary assets which move in concert with inflation; however, interest rates earned and paid by banks do not necessarily move in the same direction or magnitude as general inflation. Because Eufaula BancCorp has a significant investment in long-term securities and fixed-rate loans, earnings on these assets will not keep up with yields available on alternative investments during periods of rising inflation. Within a one year horizon, Eufaula BancCorp's liabilities are more sensitive to changes in interest rates than its assets are, so in this respect, inflation has a negative impact on earnings.

Regulatory Issues
         The Federal Deposit Insurance Corporation Improvement Act of 1991 imposes strict statutory rules for a bank's senior management, outside directors, independent auditors, examiners and regulators to ensure that a bank's finances, management and legal compliance are thoroughly analyzed.

Table 16: Summary of Average Balance Sheet, Income/Expense, and Average Yields Earned and Rates Paid

------------------------------------------------------------------------------------------------------------------------------
                                                      2001                         2000                       1999
                                           -----------------------------------------------------------------------------------
(Dollars in Thousands;                      Average  Income/  Yields/  Average   Income/  Yields/  Average   Income/  Yields/
Yields on Taxable-Equivalent Basis)/1/     Balances  Expense   Rates   Balances  Expense   Rates   Balances  Expense   Rates
------------------------------------------------------------------------------------------------------------------------------
ASSETS

INTEREST-EARNING ASSETS:

Loans (net of unearned income)..........    186,908   16,980    9.08%   198,044   19,229    9.71%   190,921   17,546    9.19%

Securities/2/

    Taxable Securities..................     16,446    1,116    6.79%    25,361    1,794    7.07%    21,033    1,339    6.37%

    Non-taxable Securities..............     19,098    1,526    7.99%    17,854    1,423    7.97%     7,839      636    8.11%

Money-Market Assets:

    Other Short-Term Investments........          -        -        -        32        2    6.25%        95        5    5.26%

    Federal Funds Sold                        3,425      102    2.99%       385       21    5.45%     3,355      175    5.22%
                                           -----------------------------------------------------------------------------------
       Total Interest-Earning Assets....    225,877   19,724    8.73%   241,676   22,469    9.30%   223,243   19,701    8.83%
                                           -----------------------------------------------------------------------------------
NON-INTEREST-EARNING ASSETS:

Cash and Due From Banks.................      7,044                       8,330                       9,609

Premises and Equipment, Net.............      6,624                       6,361                       7,267

Other Assets............................      6,722                       6,530                       5,297

  Less Allowance for Loan Losses........     (2,550)                     (2,622)                     (1,991)
                                            ---------                   ---------                   ---------
                                             17,840                      18,599                      20,182
                                           ---------                   ---------                   ---------
    Total...............................   $243,717                    $260,275                    $243,425
                                           =========                   =========                   =========

LIABILITIES

  INTEREST-BEARING LIABILITIES:

  Savings and Interest-Bearing Deposits      59,645    1,569    2.63%    61,931    2,263    3.65%    66,132    2,340    3.54%

    Time Deposits.......................    119,378    6,735    5.64%   132,852    8,083    6.08%   117,965    6,364    5.39%

    Short-Term Borrowings...............     12,171      592    4.86%    12,578      853    6.78%     9,905      492    4.97%

    Other Borrowings....................          -        -        -       814       69    8.48%       583       42    7.20%
                                           -----------------------------------------------------------------------------------

      Total Interest-Bearing Liabilities    191,194    8,896    4.65%   208,175   11,268    5.41%   194,585    9,238    4.75%
                                           -----------------------------------------------------------------------------------

  NON-INTEREST-BEARING LIABILITIES:

   Demand Deposits......................     25,387                      28,580                      27,379

   Other Liabilities....................      2,900                       2,678                       2,164

   Stockholders' Equity.................     24,236                      20,842                      19,297
                                           ---------                   ---------                   ---------
   Total Non-Interest-Bearing Liabilities
       and Stockholders' Equity.........     52,523                      52,100                      48,840
                                           ---------                   ---------                   ---------
   Total Liabilities and
      Stockholders' Equity                  243,717                     260,275                     243,425
                                           =========                   =========                   =========
    Net Interest Income                               10,828                      11,201                      10,463
                                                     ========                    ========                    ========
     Net Interest Margin................                        4.79%                       4.63%                       4.69%
                                                               ========                    ========                    ========
/1/ Marginal tax rate of 34%
/2/ Includes available-for-sale and
  investment securities
------------------------------------------------------------------------------------------------------------------------------

Table 17:  Analysis of Changes in Net Interest Income/1/

(Dollars in Thousands;                            2001 Compared to 2000                2000 Compared to 1999
Yields on Taxable-Equivalent Basis)
--------------------------------------------------------------------------------------------------------------------
                                             Total        Due To       Due To      Total       Due To     Due To
                                           Increase       Change      Change In   Increase     Change    Change In
                                           (Decrease)    In Rate      Volume     (Decrease)   In Rate     Volume
--------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:

  Loans................................      $  (2,249)   $ (1,168)    $ (1,081)     $ 1,681   $ 1,026     $   655

  Securities/2/

    Taxable Securities.................          (678)         (47)        (631)         455       179         276

    Non-taxable Securities.............           103            4           99          787       (26)        813

  Money-Market Assets:

     Other Short-Term Investments......             (2)          -           (2)          (3)        -          (3)

    Federal Funds Sold                              81         (85)         166         (154)        1        (155)
                                           -----------   ---------     --------        -----     -----      ------
--------------------------------------------------------------------------------------------------------------------
      Total Interest Income............      $  (2,745)   $ (1,296)    $ (1,449)     $ 2,766   $ 1,180     $ 1,586
--------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE:

    Savings and Interest-Bearing Deposits    $    (694)   $   (610)    $    (84)     $   (77)  $    72     $  (149)

    Time Deposits......................         (1,348)       (529)        (819)       1,719       916         803

    Short-Term Borrowings..............           (261)       (233)         (28)         361       228         133

    Other Borrowings...................            (69)          -          (69)          27        10          17
---------------------------------------------------------------------------------------------------------------------
      Total Interest Expense...........      $  (2,372)   $ (1,372)    $ (1,000)     $ 2,030   $ 1,226     $   804
---------------------------------------------------------------------------------------------------------------------
Net Change in Net Interest Income            $    (373)   $     76     $   (449)     $   736   $   (46)    $   782
====================================================================================================================

/1/  Marginal tax rate 34%

/2/  Includes available-for-sale and investment securities

SELECTED FINANCIAL DATA

                                                                          Year Ended December 31,
                                                          -------------------------------------------------------------
                                                                  (In Thousands, Except Per Share Data)

                                                              2001        2000       1999         1998         1997
                                                              ----        ----       ----         ----         ----
                     OPERATING DATA

Total Interest Income.........................              $19,205     $21,985     $19,487     $12,961       $8,568

Net Interest Income...........................               10,309      10,717      10,249       7,028        4,814

Provision for Loan Losses.....................                  585         989       1,251         717          165

Net Income....................................                2,785       3,496       1,673         865        1,007

                     PER SHARE DATA
                     --------------

Net Income:

    Basic.....................................                $1.06       $1.33        $.64        $.35         $.48

    Diluted...................................                 1.01        1.28         .60         .33          .45

Cash Dividends Paid...........................                  .20         .18         .17         .16          .14

              SELECTED BALANCE SHEET ITEMS
              ----------------------------

Year Ended Balances

Total Assets..................................             $255,866    $237,700    $260,822    $202,056     $120,942

Total Securities /1/..........................               33,545      42,999      33,800      28,440       26,281

Total Loans /2/...............................              198,553     175,296     205,945     155,122       78,604

Total Deposits................................              213,396     195,820     226,185     176,441      104,609

Notes Payable.................................                    -           -       1,000           -            -

Capital Accounts..............................               25,219      23,173      19,469      18,942       11,941

/1/ Includes available-for-sale and investment securities

/2/ Net of unearned discount

                        QUARTERLY RESULTS OF OPERATIONS

(Unaudited)                                         Quarter Ended
                                       ----------------------------------------
                                        (In Thousands, Except Per Share Data)

                                            March 31          June 30        September 30     December 31
                                            --------          -------        ------------     -----------
2001

Interest Income......................       $   4,946         $  4,860         $    4,727       $   4,672

Interest Expense.....................           2,554            2,375              2,164           1,803

Net Interest Income..................           2,392            2,485              2,563           2,869

Provision for Loan Losses............              58               50                146             331

Other Income.........................             540              584                702             566

Other Expense........................           2,021            1,984              2,087           2,128

Income Tax Expense...................             255              329                332             195

                                        -------------------------------------------------------------------
Net Income...........................       $     598         $    706         $      700       $     781

                                        ===================================================================
Earnings Per Share (Diluted).........       $     .22         $    .26         $      .25       $     .28

2000

Interest Income......................       $   5,521         $  6,032         $    5,434       $   4,998

Interest Expense.....................           2,734            3,074              2,948           2,512

Net Interest Income.................            2,787            2,958              2,486           2,486

Provision for Possible Loan Losses                256              252                188             293

Other Income........................              435              460              2,672             579

Other Expense.......................            2,203            2,286              2,187           2,124

Income Tax Expense...............                 213              232              1,024             109

                                        -------------------------------------------------------------------
Net Income...........................       $     550         $    648         $    1,759       $     539

                                        ===================================================================
Earnings Per Share (Diluted)........        $     .20         $    .24         $      .63       $     .21

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Eufaula BancCorp, Inc.
Eufaula, Alabama

                  We have audited the accompanying consolidated balance sheets of Eufaula BancCorp, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

                  We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eufaula BancCorp, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

Albany, Georgia
February 22, 2002

                            EUFAULA BANCCORP, INC.
                               AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000
                            (Dollars in Thousands)

                                                     Assets                         2001                2000
                                                     ------                     --------------      --------------
Cash and due from banks                                                         $      9,940        $      9,112
Federal funds sold                                                                       663                   -
Interest-bearing deposits in banks                                                        90                  39
Securities available for sale, at fair value                                          13,477              20,783
Securities held to maturity, at cost (fair value
  $19,705 and $21,686)                                                                19,099              21,247
Restricted equity securities                                                             969                 969

Loans                                                                                198,553             175,296
Less allowance for loan losses                                                         2,566               2,396
                                                                                --------------      --------------
      Loans, net                                                                     195,987             172,900
                                                                                --------------      --------------

Premises and equipment, net                                                            7,744               5,959
Other real estate owned                                                                  277                   8
Goodwill                                                                               1,155               1,234
Other assets                                                                           6,465               5,449
                                                                                --------------      --------------
                                                                                $    255,866        $    237,700
                                                                                ==============      ==============

                                 Liabilities and Stockholders' Equity
                                 ------------------------------------

Deposits
  Noninterest-bearing                                                           $     29,543        $     24,802
  Interest-bearing                                                                   183,853             171,018
                                                                                --------------      --------------
        Total deposits                                                               213,396             195,820
Short-term borrowings                                                                 14,051              15,935
ESOP note payable                                                                        457                   -
Other liabilities                                                                      2,743               2,772
                                                                                --------------      --------------
        Total liabilities                                                            230,647             214,527
                                                                                --------------      --------------

Commitments and contingent liabilities

Stockholders' equity
  Preferred stock, par value $.10; 50,000 shares authorized, none issued                   -                   -
  Common stock, par value $1; 5,000,000 shares authorized;
    2,631,473 and 2,625,273 shares issued                                              2,631               2,625
  Surplus                                                                              6,082               6,059
  Deferred compensation payable in common stock                                          175                   -
  Retained earnings                                                                   16,714              14,455
  Accumulated other comprehensive income                                                 244                  34
                                                                                --------------      --------------
                                                                                      25,846              23,173
                                                                                --------------      --------------
  Treasury stock, at cost:
     Unearned common stock held by ESOP, 34,690 shares                                 (452)                   -
     Common stock held in grantor trust, 16,385 shares                                 (175)                   -
                                                                                --------------      --------------
                                                                                       (627)                   -
                                                                                --------------      --------------
     Total stockholders' equity                                                       25,219              23,173
                                                                                --------------      --------------
                                                                                $    255,866        $    237,700
                                                                                ==============      ==============

See Notes to Consolidated Financial Statements.

                            EUFAULA BANCCORP, INC.
                               AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                 YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                            (Dollars in Thousands)

                                                          2001               2000               1999
                                                    ---------------    -------------      ---------------
Interest income
  Interest and fees on loans                        $    16,980        $    19,229        $    17,548
  Interest on taxable securities                          1,116              1,794              1,339
  Interest on nontaxable securities                       1,007                939                420
  Interest on deposits in other banks                         -                  2                  5
  Interest on federal funds sold                            102                 21                175
                                                    ---------------    -------------      ---------------
                                                         19,205             21,985             19,487
                                                    ---------------    -------------      ---------------

Interest expense
  Interest on deposits                                    8,304             10,346              8,704
  Interest on short-term borrowings                         592                853                492
  Interest on other borrowings                                -                 69                 42
                                                    ---------------    -------------      ---------------
                                                          8,896             11,268              9,238
                                                    ---------------    -------------      ---------------

       Net interest income                               10,309             10,717             10,249
Provision for loan losses                                   585                989              1,251
                                                    ---------------    -------------      ---------------
       Net interest income after provision
         for loan losses                                  9,724              9,728              8,998
                                                    ---------------    -------------      ---------------

Other income
  Service charges on deposit accounts                     1,209              1,080                962
  Security transactions, net                                117              (386)               (12)
  Gain on sale of branches                                    -              2,514                  -
  Other                                                   1,066                938                993
                                                    ---------------    -------------      ---------------
                                                          2,392              4,146              1,943
                                                    ---------------    -------------      ---------------

Other expenses
  Salaries                                                3,178              3,500              3,277
  Employee benefits                                       1,298              1,264              1,369
  Equipment expense                                         601                588                628
  Occupancy expense                                         448                572                569
  Data processing expense                                   497                549                325
  Other operating expense                                 2,198              2,327              2,228
                                                    ---------------    -------------      ---------------
                                                          8,220              8,800              8,396
                                                    ---------------    -------------      ---------------

       Income before income taxes                         3,896              5,074              2,545

Applicable income taxes                                   1,111              1,578                872
                                                    ---------------    -------------      ---------------

       Net income                                   $     2,785        $     3,496        $     1,673
                                                    ===============    =============      ===============

Net income per common share
  Basic                                             $      1.06        $      1.33        $      0.64
                                                    ===============    =============      ===============

  Diluted                                           $      1.01        $      1.28        $      0.60
                                                    ==============     =============      ===============

See Notes to Consolidated Financial Statements.

                            EUFAULA BANCCORP, INC.
                               AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                            (Dollars in Thousands)


                                                                                            Deferred                  Accumulated
                                                                                          Compensation                    Other
                                                    Common Stock                           Payable in                 Comprehensive
                                              ----------------------------      Capital      Common        Retained      Income
                                                Shares         Par Value        Surplus       Stock        Earnings      (Loss)
                                              ------------   -------------   ------------   ---------     ----------- -------------
Balance, December 31, 1998                      2,620,773     $    2,620     $    6,026     $      -      $   10,204   $    92
Comprehensive income:
  Net income                                            -              -              -            -           1,673         -
  Increase in unrealized losses                         -              -              -            -               -      (738)
    Comprehensive income
  Cash dividend declared, $.17 per share                -              -              -            -            (446)        -
  Proceeds from exercise of stock options           4,500              5             13            -               -         -
  Reduction in income taxes payable resulting
    from exercise of stock options                      -              -             20            -               -         -
                                              -----------   ------------    -----------    ---------     -----------   -------

Balance, December 31, 1999                      2,625,273          2,625          6,059            -          11,431      (646)
Comprehensive income:
  Net income                                            -              -              -            -           3,496         -
  Increase in unrealized gains                          -              -              -            -               -       680
    Comprehensive income
  Cash dividend declared, $.18 per share                -              -              -            -            (472)        -
                                              -----------   ------------    -----------    ---------     -----------   -------
Balance, December 31, 2000                      2,625,273          2,625          6,059            -          14,455        34
Comprehensive income:
  Net income                                            -              -              -            -           2,785         -
  Decrease in unrealized gains                          -              -              -            -               -       210
    Comprehensive income
  Cash dividend declared, $.20 per share                -              -              -            -            (526)        -

Proceeds from exercise of stock options             6,200              6             23            -               -         -
Common shares acquired by ESOP                          -              -              -            -               -         -
Common shares acquired by grantor trust                 -              -              -            -               -         -
Deferred compensation payable in
    common stock                                        -              -              -          175               -         -
                                              -----------   ------------    -----------    ---------     -----------   -------
Balance, December 31, 2001                      2,631,473     $    2,631     $    6,082     $    175      $   16,714   $   244
                                              ===========   ============    ===========    =========     ===========   =======

                                                     Treasury Stock
                                               ------------------------
                                                 Shares          Cost         Total
                                               -----------    ---------    -----------
Balance, December 31, 1998                            -      $       -      $   18,942
Comprehensive income:
  Net income                                          -              -           1,673
  Increase in unrealized losses                       -              -            (738)
                                                                            ----------
    Comprehensive income                                                           935
  Cash dividend declared, $.17 per share              -              -            (446)
  Proceeds from exercise of stock options             -              -              18
  Reduction in income taxes payable resulting
    from exercise of stock options                    -              -              20
                                               --------      ---------       ---------
Balance, December 31, 1999                            -              -          19,469
Comprehensive income:
  Net income                                          -              -           3,496
  Increase in unrealized gains                        -              -             680
                                                                             ---------
    Comprehensive income                                                         4,176
  Cash dividend declared, $.18 per share              -              -            (472)
                                               --------      ---------       ---------
Balance, December 31, 2000                            -              -          23,173
Comprehensive income:
  Net income                                          -              -           2,785
  Decrease in unrealized gains                        -              -             210
                                                                             ---------
    Comprehensive income                                                         2,995
  Cash dividend declared, $.20 per share              -              -            (526)

Proceeds from exercise of stock options               -              -              29
Common shares acquired by ESOP                   34,690           (452)           (452)
Common shares acquired by grantor trust          16,385           (175)           (175)
Deferred compensation payable in
    common stock                                      -              -             175
                                               --------      ---------       ---------
Balance, December 31, 2001                       51,075      $    (627)     $   25,219
                                               ========      =========       =========

See Notes to Consolidated Financial Statements.

                            EUFAULA BANCCORP, INC.
                               AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                            (Dollars in Thousands)

                                                               2001               2000           1999
                                                           ------------       ------------    ------------
OPERATING ACTIVITIES
  Net income                                               $      2,785       $      3,496    $     1,673
                                                           ------------       ------------    ------------
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation                                                    495                535            496
    Amortization                                                     79                 79             79
    Provision for loan losses                                       585                989          1,251
    Provision for deferred taxes                                   (167)                32           (347)
    Tax benefits resulting from exercise of stock options            20                  -             20
    Net realized (gains) losses on sales of securities             (117)               386             12
    Realized gain on sale of branches                                 -             (2,514)             -
    Realized gain on sale of fixed assets                            (3)                 -              -
    (Increase) decrease in other real estate owned                 (269)                62          1,135
    Decrease (increase) in interest receivable                      619               (709)          (555)
    (Decrease) increase in interest payable                        (539)               937            348
    Increase (decrease) in taxes payable                            313               (282)           114
    Other prepaids, deferrals and accruals, net                     114             (1,092)           191
                                                           ------------       ------------    ------------
        Total adjustments                                         1,130             (1,577)         2,744
                                                           ------------       ------------    ------------
        Net cash provided by operating activities                 3,915              1,919          4,417
                                                           ------------       ------------    ------------
INVESTING ACTIVITIES
  (Increase) decrease in interest-bearing deposits in banks         (51)                 8             53
  (Increase) decrease in federal funds sold                        (663)               400           (400)
  Purchases of securities available for sale                     (6,916)            (8,439)        (7,015)
  Proceeds from sales of securities available for sale           14,588              5,236          2,901
  Proceeds from maturities of securities available for sale         100              3,955          1,376
  Purchases of securities held to maturity                            -            (10,004)        (4,584)
  Proceeds from sales of securities held to maturity              1,307                  -            241
  Proceeds from maturities of securities held to maturity           859                802            479
  Increase in loans, net                                        (23,671)           (38,773)       (50,881)
  Proceeds from sale of assets                                       42                 10             66
  Purchase of cash value life insurance                          (1,541)                 -              -
  Proceeds from sale of branches                                      -             17,835              -
  Purchase of premises and equipment                             (2,319)              (523)        (1,036)
                                                           ------------       ------------    ------------
        Net cash used in investing activities                   (18,265)           (29,493)       (58,800)
                                                           ------------       ------------    ------------
FINANCING ACTIVITIES
  Increase in deposits                                           17,575             23,652         49,744
  Proceeds from the exercise of stock options                        36                  -             18
  (Decrease) increase in short term borrowings                   (2,500)             4,317          6,542
  Increase (decrease) in other borrowings                           617             (1,000)         1,000
  Proceeds from ESOP note payable                                   457                  -              -
  Acquisition of common stock for ESOP                             (452)                 -              -
  Common stock acquired and simultaneously cancelled
    upon exercise of stock options                                  (29)                 -              -
  Dividends paid                                                   (526)              (584)          (440)
                                                           ------------       ------------    ------------
       Net cash provided by financing activities                 15,178             26,385         56,864
                                                           ------------       ------------    ------------
Net increase (decrease) in cash and due from banks                  828             (1,189)         2,481
Cash and due from banks at beginning of year                      9,112             10,301          7,820
                                                           ------------       ------------    -----------
Cash and due from banks at end of year                     $      9,940       $      9,112    $    10,301
                                                           ============       ============    ===========



                            EUFAULA BANCCORP, INC.
                               AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                            (Dollars in Thousands)

                                                           2001           2000           1999
                                                      ------------    -----------    -------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
  Cash paid during the year for:
    Interest                                          $    9,435      $    10,331    $     8,890

    Income taxes                                      $      966      $     1,828    $     1,105

NONCASH TRANSACTION
  Principal balances of loans transferred to other
    real estate owned                                 $      277      $         8    $     1,230

See Notes to Consolidated Financial Statements.

                            EUFAULA BANCCORP, INC.
                               AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         NATURE OF BUSINESS

          Eufaula BancCorp, Inc. (the Company) is a bank holding company whose business is presently conducted by its wholly-owned subsidiaries, First American Bank of Walton County (First American Bank) with locations in Santa Rosa Beach, Grayton Beach, Freeport and Panama City, Florida and Southern Bank of Commerce with locations in Eufaula and Montgomery, Alabama. The Banks provide full banking services, including mortgage services and internet banking. The Banks are subject to the regulations of certain federal and state agencies and are periodically examined by certain regulatory authorities.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         LOANS

          Loans are reported at their outstanding unpaid principal balances less unearned income and the allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees and direct origination costs of loans are recognized at the time the loan is placed on the books. Because the loan origination fees approximate the origination costs, the effect on operations is immaterial.

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

          A loan is considered impaired when it is probable the Bank will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

         PREMISES AND EQUIPMENT

          Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         GOODWILL

          Goodwill represents the excess of the purchase price over the fair market value of net assets acquired in business combinations accounted for under the purchase method. The Company amortizes goodwill over twenty-five years using the straight-line method. Amortization expense for each of the years ended December 31, 2001, 2000 and 1999 was $79,000.

         OTHER REAL ESTATE OWNED

          Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of cost or fair value less estimated costs of disposal. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. The carrying amount of other real estate owned at December 31, 2001 and 2000 was $277,103 and $8,000, respectively.

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

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         EARNINGS PER SHARE

           Basic earnings per common share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per common share are computed by dividing net income after adjustments for the after-tax income effect of the issuance of potential common shares that are dilutive by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. The weighted-average number of shares outstanding for the years ended December 31, 2001, 2000 and 1999 was 2,619,860, 2,625,273 and 2,621,907, respectively. The weighted-average number of shares outstanding and potential shares for the years ended December 31, 2001, 2000 and 1999 was 2,748,809, 2,727,941 and 2,766,347, respectively.

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

         DELAYED ADOPTION OF FASB STATEMENT

           In June 2001, the FASB issued SFAS No. 141, "Business Combinations,
           " and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that all business combinations consummated after June 30, 2001 be accounted for by the purchase method unless the combination was initiated on or prior to that date and it meets the conditions to be accounted for by the pooling-of-interests method in accordance with AFB Opinion No. 16, "Business Combinations." SFAS No. 142 is required to be applied in years beginning after December 15, 2001. Under SFAS No. 142, goodwill and intangible assets that management concludes has indefinite useful lives will no longer be amortized, but will be subject to impairment tests performed at least annually. Upon initial application, the Company is required to perform a transitional impairment test of all previously recognized goodwill and to assign all recognized assets and liabilities to reporting units.

           The Company will adopt SFAS No. 142 beginning in the first quarter of 2002. Application of the nonamortization provisions of SFAS No. 142 is expected to result in an increase in net income of $78,744 ($.03 per basic and diluted share) per year. During 2002, the Company will perform the first of the required impairment tests of goodwill, but has not yet determined what effect those tests will have on the earnings and financial position of the Company.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.  SECURITIES

         The amortized cost and fair value of securities are summarized as follows:

                                                            Gross            Gross
                                         Amortized       Unrealized       Unrealized          Fair
                                           Cost             Gains           Losses            Value
                                       --------------   --------------   --------------   --------------
                                                            (Dollars in Thousands)
                                       -----------------------------------------------------------------
Securities Available for Sale
   December 31, 2001:
   U. S. Government and agency
      securities                       $       8,469    $         171    $        (20)    $       8,620
    Mortgage-backed securities                 3,004              107               -             3,111
   Marketable equity securities                1,596              150               -             1,746
                                       --------------   --------------   --------------   --------------
                                       $      13,069    $         428    $        (20)    $      13,477
                                       ==============   ==============   ==============   ==============

   December 31, 2000:
   U. S. Government and agency
      securities                       $      16,016    $         152    $       (173)    $      15,995
    Mortgage-backed securities                 4,516               77              (3)            4,590
   Marketable equity securities                  194                4               -               198
                                       --------------   --------------  ---------------  ---------------
                                       $      20,726    $         233    $       (176)    $      20,783
                                       ==============   ==============  ===============  ===============

Securities Held to Maturity
   December 31, 2001:
   State and municipal securities      $      17,887    $         570    $        (24)    $      18,433
   Marketable equity securities                1,212               60               -             1,272
                                       --------------   --------------   --------------   --------------
                                       $      19,099    $         630    $        (24)    $      19,705
                                       ==============   ==============   ==============   ==============

   December 31, 2000:
   State and municipal securities      $      20,035    $         520    $        (32)    $      20,523
   Marketable equity securities                1,212               -              (49)            1,163
                                       --------------   --------------   --------------   --------------
                                       $      21,247    $         520    $        (81)    $      21,686
                                       ==============   ==============   ==============   ==============

           The amortized cost and fair value of debt securities as of December 31, 2001 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following maturity summary.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                     Securities Available for Sale       Securities Held to Maturity
                                     -------------------------------    -------------------------------
                                       Amortized          Fair            Amortized          Fair
                                         Cost             Value             Cost             Value
                                     --------------   --------------    --------------   --------------
                                                          (Dollars in Thousands)
                                     ------------------------------------------------------------------
Due in one year or less              $         598    $         606     $         340    $         344
Due from one year to five years              6,858            7,001             4,262            4,380
Due from five to ten years                   1,209            1,219             7,592            7,863
Due after ten years                          1,400            1,540             6,905            7,118
Mortgage-backed securities                   3,004            3,111                -                 -
                                     --------------   --------------    --------------   --------------
                                     $      13,069    $      13,477     $      19,099    $      19,705
                                     ==============   ==============    ==============   ==============

           Securities with a carrying value of $10,012,186 and $15,458,000 at December 31, 2001 and 2000, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

           Following is a summary of gross realized gains and gross realized losses recognized on sales of securities for the years ended December 31, 2001, 2000 and 1999:

                                                            2001              2000            1999
                                                       -------------    ---------------  ---------------
                                                                    (Dollars in Thousands)
                                                       -------------------------------------------------
Gross realized gains on sales of securities            $        117     $          -     $           1
Gross losses on sales of securities                              -               (386)             (13)
                                                       -------------    ---------------  ---------------
Net realized gains (losses) on sales of securities     $        117     $        (386)   $         (12)
                                                       =============    ===============  ===============

NOTE 3.  LOANS AND ALLOWANCE FOR LOAN LOSSES

         The composition of loans is summarized as follows:

                                                                                December 31,
                                                                        ------------------------------
                                                                             2001             2000
                                                                        -------------    -------------
                                                                           (Dollars in Thousands)
                                                                        ------------------------------
Commercial, financial and agricultural                                  $    32,389      $    25,572
Real estate - construction                                                   21,991           18,304
Real estate - mortgage                                                      130,573          115,977
Consumer                                                                     12,890           12,870
Other                                                                           710            2,573
                                                                        -------------    -------------
                                                                            198,553          175,296
Allowance for loan losses                                                    (2,566)          (2,396)
                                                                        -------------    -------------
Loans, net                                                              $   195,987      $   172,900
                                                                        =============    =============

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Changes in the allowance for loan losses for the years ended December
           31 are as follows:

                                                                        December 31,
                                                         --------------------------------------------
                                                               2001            2000         1999
                                                         --------------   -------------  ------------
                                                                   (Dollars in Thousands)
                                                         --------------------------------------------
Balance, beginning of year                                $     2,396      $    2,556     $   1,363
   Provision charged to operations                                585             989         1,251
   Reduction due to sale of branches                               -             (699)           -
   Loans charged off                                             (454)           (460)          (69)
   Recoveries of loans previously charged off                      39              10            11
                                                         --------------   -------------  ------------
Balance, end of year                                      $     2,566      $    2,396     $   2,556
                                                         ==============   =============  ============

         The following is a summary of information pertaining to impaired loans:

           The total investment in impaired loans at December 31, 2001 and 2000 was $122,000 and $451,000, respectively, of which related allowances for loan losses of $18,281 and $68,000, respectively, had been provided. The average recorded investment in impaired loans for 2001 and 2000 was $456,200 and $400,686, respectively. Interest income on impaired loans of $ 0 and $15,000 was recognized for cash payments received for the years ended 2001 and 2000, respectively.

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

                                      2001            2000
                                 -------------   -------------
                                    (Dollars in Thousands)
                                 -----------------------------

Balance, beginning of year        $     4,506      $     3,993
   Advances                             4,285            6,941
   Repayments                          (4,023)          (5,521)
   Change in director(s)                2,487             (907)
                                 --------------   --------------
Balance, end of year              $     7,255      $     4,506
                                 ==============   ==============

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.  PREMISES AND EQUIPMENT

         Premises and equipment are summarized as follows:

                                        December 31,
                                ------------------------------
                                      2001            2000
                                --------------   -------------
                                   (Dollars in Thousands)
                                ------------------------------

Land and buildings              $      7,136     $     5,492
Furniture and equipment                3,797           3,575
Leasehold improvements                    79              79
Construction in progress                 417              59
                                --------------   -------------
                                      11,429           9,205
Accumulated depreciation              (3,685)         (3,246)
                                --------------   -------------
                                $      7,744     $     5,959
                                ==============   =============

         Depreciation expense for the years ended December 31, 2001, 2000 and 1999 was $495,000, $535,000 and $496,000, respectively.

         At December 31, 2001, the Company had a branch office in Montgomery, Alabama under construction. This Company is committed to complete this project during 2002 for a total cost of approximately $717,000.

NOTE 5.  DEPOSITS

         The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2001 and 2000 was $52,650,000 and $46,468,000,
         respectively. The scheduled maturities of time deposits at December 31, 2001 are as follows:

                                             (Dollars in
                                              Thousands)
                                            ---------------

2002                                        $      101,286
2003                                                15,584
2004                                                   251
2005                                                   385
2006                                                   935
                                            ---------------
                                            $      118,441
                                            ===============

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.  SHORT-TERM BORROWINGS

         Short-term borrowings consist of the following:

                                                                                  December 31,
                                                                           ----------------------------
                                                                                2001           2000
                                                                           -------------   ------------
                                                                             (Dollars in Thousands)
                                                                           ----------------------------
Federal funds purchased and securities sold under agreements               $      4,051    $     7,060
   to repurchase
Overnight advances from Federal Home Loan Bank                                      -            6,375
Advances from Federal Home Loan Bank with adjustable                              7,500             -
   interest rates (3.75% at December 31, 2001) under a revolving credit agreement maturing on February 7, 2002
Advance from Federal Home Loan Bank with adjustable interest                      2,500          2,500
   rates (2.11% at December 31, 2001) maturing June 26, 2002
                                                                           -------------   ------------
                                                                           $     14,051    $    15,935
                                                                           =============   ============

NOTE 7.  EMPLOYEE BENEFIT PLANS

         Prior to 2001, the Company maintained a noncontributory profit sharing plan and a nonqualified employee stock purchase plan for employees. In 2001, the Company amended the profit sharing plan by adding an employee stock ownership (ESOP) feature to the salary reduction plan and discontinuing the employee stock purchase plan. Under the 401(k) salary reduction plan, the employees may elect to defer a percentage of their salary on a pre-tax basis, subject to the limit established by the Internal Revenue Service. The Company will contribute to the profit sharing plan (the 401(k) salary reduction plan) an amount equal to 100% of the first 3% of compensation deferred and 50% of the next 2% of compensation deferred. The Company's matching contribution is limited to salary reductions up to 5% or a total of 4% for any employee. The Company may contribute a discretionary amount to the ESOP, which amount is determined each year by the Company. Employees are not permitted to make contributions to the ESOP.

         In 2001, the ESOP obtained a line of credit from a nonaffiliated financial institution. Proceeds from advances under the line of credit may be used to purchase shares of the Company's common stock. All shares of the Company's common stock acquired by the ESOP with proceeds from advances under the line of credit are maintained in a suspense account and are withdrawn and allocated to the participant's accounts as the loan is paid. Employer contributions and cash dividends on the Company's stock held by the ESOP may be used to repay the loan to the ESOP.

         The ESOP shares were initially pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The debt of the ESOP is recorded as debt and the shares pledged as collateral are deducted from stockholders' equity as unearned ESOP shares in the accompanying balance sheets.

         The ESOP note payable consists of advances received through December 31, 2001 under a $1,000,000 line of credit. The loan agreement requires quarterly payments of interest beginning September 30, 2001 at the lending bank's prime rate minus 100 basis points (1%). The effective rate at December 31, 2001 was 3.75%. The loan agreement provides that a principal payment in an amount equal to one-seventh (1/7) of the outstanding principal balance outstanding on the conversion date, August 16, 2002 (first anniversary of the loan agreement) be made on December 31 of each year, commencing on December 31, 2002. The entire principal balance and all accrued but unpaid interest thereon shall be due and payable on December 31, 2008.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings-per-share (EPS) computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest. ESOP compensation expense for matching contributions was $132,000 for the year ended December 31, 2001. No ESOP shares were released from collateral in 2001 and no additional compensation expense was recorded by the Company in 2001.

         Shares of the Company held by the ESOP at December 31, 2001 are as follows:

Allocated shares                                               -
Shares released for allocation                                 -
Unearned shares                                            34,690
                                                  ----------------
                                                           34,690
                                                  ================

Fair value of unreleased (unearned shares)         $      408,000
                                                  ================

         Compensation expense for matching contributions to the 401(k) salary reduction plan was $86,000 for the year ended December 31, 2001. Compensation expense for the profit sharing plan and the discontinued employee stock purchase plan was $124,000 for each of the years ended December 31, 2000 and 1999.

         Prior to 2001, the Company had a nonqualified stock purchase plan for directors. The purpose of the plan was to enable the directors to participate in the ownership of the Company. The directors could contribute in increments of $50 not to exceed $200 per month. The Company contributed an amount equal to 50% of the directors' contributions. Contributions to the plan were used to purchase shares of the Company's common stock. The Company's contributions charged to expense amounted to $42,000 and $44,000 for the years ended December 31, 2000 and 1999, respectively. The plan was discontinued in 2001 and no contribution was charged to expense for the year ended December
         31, 2001.

NOTE 8.  DEFERRED COMPENSATION PLAN

         The Company maintains a deferred compensation plan for certain executive officers and directors. The plan is designed to provide supplemental retirement benefits for its participants. Aggregate compensation expense under the plan was $60,000, $36,000 and $22,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

         In 2001, the Company established a grantor trust ("rabbi trust") as an instrument to fund the deferred compensation obligation for the participants. Amounts earned by the participants are invested in the Company's common stock. The plan established by the Company does not permit diversification into nonemployer securities and the obligation to the participant must be settled by the delivery of a fixed number of shares of the Company's common stock. The participant is allowed to defer a portion or all of his compensation. The Company is obligated to make certain contributions to the trust. At December 31, 2001, the grantor trust held 16,385 shares of the Company's common stock. These shares have been classified in equity as treasury stock. The related deferred compensation obligation payable in common stock is also classified as an equity instrument.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.  INCOME TAXES

         The provision for income taxes consists of the following:

                                                         Years Ended December 31,
                                                -------------------------------------------
                                                     2001           2000           1999
                                                -------------   ------------   ------------
                                                          (Dollars in Thousands)
                                                -------------------------------------------
Current                                         $     1,258     $     1,546     $    1,199
Benefit from exercise of stock options                   20              -              20
Deferred                                               (167)             32           (347)
                                                -------------   ------------    ------------
   Provision for income taxes                   $     1,111     $     1,578     $      872
                                                =============   ============    ============

         The Company's provision for income taxes differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                       Years Ended December 31,
                                -----------------------------------------------------------------------
                                       2001                     2000                      1999
                                --------------------    ----------------------    ---------------------
                                Amount     Percent       Amount      Percent       Amount     Percent
                                --------   ---------    ----------  ----------  -----------  ----------
                                                        (Dollars in Thousands)
                                -----------------------------------------------------------------------
Tax provision at statutory rate $ 1,325       34  %     $  1,725       34  %    $     865       34  %
Tax-exempt interest               (329)       (8)           (308)      (6)           (116)      (5)
Amortization of goodwill             27        1              27        1              27        1
State income taxes, net             133        3             129        2             107        4
Other items, net                   (45)       (1)              5        -             (11)       -
                                --------   ---------    ----------  ----------  -----------  ----------
   Provision for income taxes   $ 1,111       29  %     $  1,578       31  %    $     872       34  %
                                ========   =========    ==========  ==========  ===========  ==========

         The components of deferred income taxes are as follows:

                                                                                  December 31,
                                                                           ---------------------------
                                                                               2001          2000
                                                                           ------------   ------------
                                                                             (Dollars in Thousands)
                                                                           ---------------------------
Deferred tax assets:
   Loan loss reserves                                                      $       723    $       662
   Deferred compensation                                                           141            155
   Other items                                                                     105             -
                                                                           ------------   ------------
                                                                                   969            817
                                                                           ------------   ------------

Deferred tax liabilities:
   Depreciation and amortization                                                   209            217
   Accretion                                                                        -               7
   Unrealized gains on securities available for sale                               163             23
                                                                           ------------   ------------
                                                                                   372            247
                                                                           ------------   ------------
Net deferred tax assets                                                    $       597    $       570
                                                                           ============   ============

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. STOCK OPTIONS

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

         A summary of information relating to the stock option plans at December 31, 2001, 2000 and 1999 and changes during the years ended on those dates is as follows:

                                                                  December 31,
                                    --------------------------------------------------------------------------
                                             2001                      2000                     1999
                                    ------------------------  -----------------------  -----------------------
                                                 Weighted-                Weighted-                Weighted-
                                                  Average                  Average                  Average
                                                  Exercise                Exercise                 Exercise
                                      Number       Price       Number       Price       Number       Price
                                    -----------  -----------  ----------  -----------  ---------- ------------
Under option, beginning of year       267,250     $    6.01    361,000     $    7.54    271,000    $     5.60
   Granted                             60,000          9.27     17,500          8.46     94,500         12.95
   Exercised                           (9,000)         4.00          -                   (4,500)         4.00
   Forfeited                          (15,000)        13.00   (111,250)         9.35          -            -
                                    -----------               ----------               ----------
Under option, end of year             303,250          6.36    267,250          6.01    361,000          7.54
                                    ===========               ==========               ==========

Exercisable at end of year            154,150                  147,450                  146,500
                                    ===========               ==========               ==========

Weighted average fair value per
  option of options granted
    during the year                      2.40                     4.79                     7.63
                                    ===========               ==========               ==========

         Additional information about options outstanding at December 31, 2001 is as follows:

                                 Options Outstanding                        Options Exercisable
                                     Weighted-         Weighted-                         Weighted-
   Range of                           Average           Average                           Average
   Exercise          Number         Contractual         Exercise         Number           Exercise
    Prices         Outstanding     Life in Years         Price         Outstanding         Price
$         4.00          120,000               2.3    $         4.00         105,000    $         4.00
          4.00           58,500               2.3              4.00          31,500              4.00
          8.00           25,000               4.0              8.00              -                 -
          8.38            5,000               8.5              8.38             500              8.38
          8.50           12,500               8.8              8.50           1,250              8.50
          9.67           30,000               5.8              9.67          12,000              9.67
          9.73            5,000               9.1              9.73              -                 -
         10.25           30,000               9.5             10.25              -                 -
         11.88            2,250               3.0             11.88             900             11.88
         13.00           15,000               7.4             13.00           3,000             13.00
                  -------------    --------------    --------------    ------------    --------------
                        303,250              4.24              6.36         154,150              4.71
                  =============    ==============    ==============    ============    ==============

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         As permitted by SFAS No. 123, "Accounting for Stock-based Compensation", the Company recognizes compensation cost for stock-based employee awards in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company recognized no compensation cost for stock-based employee compensation for the years ended December 31, 2001, 2000 and 1999 because the exercise price was equal to the fair value of the stock at the grant date. If the Company had recognized compensation cost in accordance with SFAS No. 123, net income and net income per share would have been reduced as follows:

                                                            December 31,
                            -----------------------------------------------------------------------------
                                     2001                       2000                      1999
                            ------------------------   -----------------------  -------------------------
                                                       (Dollars in Thousands)
                            -----------------------------------------------------------------------------
                                            Basic                    Basic                     Basic
                                             Net                      Net                       Net
                                Net         Income        Net        Income        Net         Income
                              Income      Per Share      Income    Per Share      Income     Per Share
                            ------------  ----------   ----------  ------------  ----------- -------------
As reported                 $    2,785    $    1.06    $   3,496   $    1.33    $   1,673   $      0.64
Stock based compensation,
  net of related tax effect        (18)        (.01)         (14)       (.01)        (107)        (0.04)
                            ------------  -----------  ----------- -----------  ----------- -------------
        As adjusted         $    2,767    $    1.05    $   3,482   $    1.32    $   1,566   $      0.60
                            ============  ===========  =========== ===========  =========== =============

                                                            December 31,
                            -----------------------------------------------------------------------------
                                      2001                      2000                      1999
                            -------------------------  --------------------------------------------------
                                                       (Dollars in Thousands)
                            -----------------------------------------------------------------------------
                                           Diluted                  Diluted                   Diluted
                                             Net                      Net                       Net
                                Net         Income        Net        Income        Net         Income
                              Income      Per Share      Income    Per Share      Income     Per Share
                            ------------  -----------  ----------- --------------------------------------

As reported                 $    2,785    $    1.01    $   3,496   $    1.28    $   1,673   $      0.60
Stock based compensation,
  net of elated tax effect         (18)        (.01)         (14)       (.01)        (107)         (.04)
                            ------------  -----------  ----------- -----------  ----------- -------------
        As adjusted         $    2,767    $    1.00    $   3,482   $    1.27    $   1,566   $      0.56
                            ============  ===========  =========== ===========  =========== =============

         The fair value of the options granted in 2001 was based upon the discounted value of future cash flows of the options using the following assumptions:

Risk-free interest rate                                                  4.57%
Expected life of the options                                           5 years
Expected dividends (as a percent of the fair value of the stock)         1.87%
Expected volatility                                                     26.13%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. EARNINGS PER COMMON SHARE

         The following is a reconciliation of net income (the numerator) and the weighted average shares outstanding (the denominator) used in determining basic and diluted earnings per share:

                                                               Year Ended December 31, 2001
                                                    ----------------------------------------------------
                                                        Income             Shares           Per Share
                                                     (Numerator)       (Denominator)         Amount
                                                    ---------------   -----------------   --------------
                                                             (Dollars and Shares in Thousands)
                                                    ----------------------------------------------------
Basic earnings per share

   Net income                                       $        2,785               2,620    $        1.06
                                                                                          ==============

Effect of dilutive securities

   Stock options                                                -                  129
                                                    ---------------   -----------------

Dilutive earnings per share

   Net income                                       $        2,785               2,749    $        1.01
                                                    ===============   =================   ==============

                                                               Year Ended December 31, 2000
                                                    ----------------------------------------------------
                                                        Income             Shares           Per Share
                                                     (Numerator)       (Denominator)         Amount
                                                    ---------------   -----------------   --------------
                                                             (Dollars and Shares in Thousands)
                                                    ----------------------------------------------------
Basic earnings per share

   Net income                                       $        3,496               2,625    $        1.33
                                                                                          ==============

Effect of dilutive securities

   Stock options                                                -                  103
                                                    ---------------   -----------------

Dilutive earnings per share

   Net income                                       $        3,496               2,728    $        1.28
                                                    ===============   =================   ==============

                                                               Year Ended December 31, 1999
                                                    ----------------------------------------------------
                                                        Income             Shares           Per Share
                                                     (Numerator)       (Denominator)         Amount
                                                    ---------------   -----------------   --------------
                                                             (Dollars and Shares in Thousands)
                                                    ----------------------------------------------------
Basic earnings per share

   Net income                                       $        1,673               2,622    $        0.64
                                                                                          ==============

Effect of dilutive securities

   Stock options                                                -                  144
                                                    ---------------   -----------------

Dilutive earnings per share

   Net income                                       $        1,673               2,766    $        0.60
                                                    ===============   =================   ==============

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. COMMITMENTS AND CONTINGENCIES

         The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

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

                                                   December 31,
                                          -------------------------------
                                                2001             2000
                                          --------------    -------------
                                              (Dollars in Thousands)
                                          -------------------------------

Commitments to extend credit              $      36,165     $     23,042
Standby letters of credit                         6,548            3,130
                                          --------------    -------------
                                          $      42,713     $     26,172
                                          ==============    =============

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

         Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

         In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. CONCENTRATIONS OF CREDIT

         The Company's subsidiaries make agricultural, agribusiness, commercial, residential and consumer loans to customers primarily in the market areas described in Note 1. A substantial portion of the Company's customers' abilities to honor their contracts is dependent on the business economy in those areas.

         Seventy-seven percent (77%) of the Company's loan portfolio is concentrated in real estate loans, of which eleven percent (11%) consists of construction loans. A substantial portion of these loans are secured by real estate in the Company's primary market area. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

NOTE 14. REGULATORY MATTERS

         The Company is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2001, approximately $4,272,000 of retained earnings were available for dividend declaration without regulatory approval.

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

         Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2001 and 2000, the Company and the Banks met all capital adequacy requirements to which it is subject.

         As of December 31, 2001, the most recent notification from the Federal Deposit Insurance Corporation ("FDIC") categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Banks' category.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The Company and Banks' actual capital amounts and ratios are presented in the following table.

                                                                                       To Be Well
                                                              For Capital           Capitalized Under
                                                               Adequacy             Prompt Corrective
                                       Actual                  Purposes             Action Provisions
                               -----------------------   ----------------------   ----------------------
                                Amount        Ratio        Amount       Ratio       Amount      Ratio
                               ----------    ---------   -----------   --------   -----------  ---------
                                                        (Dollars in Thousands)
                               -------------------------------------------------------------------------
As of December 31, 2001
   Total Capital
   to Risk Weighted Assets:
   Consolidated                $  26,315       12.49%    $   16,849      8.00%    $  21,061      10.00%
   Southern Bank of
      Commerce                 $  14,550       12.17%    $    9,565      8.00%    $   11,956     10.00%
    First American Bank        $  11,485       12.67%    $    7,252      8.00%    $    9,065     10.00%
   Tier I Capital
   to Risk Weighted Assets:
   Consolidated                $  23,820       11.31%    $    8,424      4.00%    $  12,637       6.00%
   Southern Bank of
      Commerce                 $  13,189       11.03%    $    4,783      4.00%    $    7,174      6.00%
    First American Bank        $  10,351       11.42%    $    3,626      4.00%    $    5,438      6.00%
   Tier I Capital
   to Average Assets:
   Consolidated                $  23,820        9.69%    $    9,836      4.00%    $  12,294       5.00%
   Southern Bank of
      Commerce                 $  13,189        9.73%    $    5,422      4.00%    $    6,777      5.00%
    First American Bank        $  10,351        9.28%    $    4,462      4.00%    $    5,577      5.00%

As of December 31, 2000
   Total Capital
   to Risk Weighted Assets:
   Consolidated                $  24,003       14.33%    $   13,402      8.00%      - - - - N/A - - - -
   Southern Bank of
      Commerce                 $  12,406       13.22%    $    7,507      8.00%    $    9,383     10.00%
    First American Bank        $   9,748       13.31%    $    5,859      8.00%    $    7,323     10.00%
   Tier I Capital
   to Risk Weighted Assets:
   Consolidated                $  21,906       13.08%    $    6,701      4.00%      - - - - N/A - - - -
   Southern Bank of
      Commerce                 $  11,232       11.97%    $    3,753      4.00%    $    5,630      6.00%
    First American Bank        $   8,574       11.71%    $    2,929      4.00%    $    4,394      6.00%
   Tier I Capital
   to Average Assets:
   Consolidated                $  21,906        7.96%    $   11,014      4.00%      - - - - N/A - - - -
   Southern Bank of
      Commerce                 $  11,232        7.18%    $    6,255      4.00%    $    7,818      5.00%
    First American Bank        $   8,574        8.46%    $    4,053      4.00%    $    5,066      5.00%

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. COMPREHENSIVE INCOME

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

         In the calculation of comprehensive income, certain reclassification adjustments are made to avoid double counting items that are displayed as part of net income and other comprehensive income in that period or earlier periods. The following table reflects the reclassification amounts and the related tax effects of changes in unrealized holding gains and losses on securities available for sale for the three years ended December 31, 2001, 2000 and 1999:

                                    2001                             2000                           1999
                       -------------------------------  ------------------------------- ------------------------------
                        Before       Tax      After      Before      Tax       After     Before      Tax      After
                          Tax     (Expense)    Tax        Tax     (Expense)     Tax        Tax    (Expense)    Tax
                        Amount    or          Amount     Amount   or          Amount     Amount   or         Amount
                                   Benefit                         Benefit                         Benefit
                       ---------- ---------- ---------  --------- ---------- ---------- ------------------------------
                                                           (Dollars in Thousands)
                       -----------------------------------------------------------------------------------------------
Net unrealized holding
   gains (losses)
   arising
   during the period   $     233  $   (100)  $    133  $     748  $   (299)  $    448   $ (1,242) $    497   $  (745)
Reclassification
adjustment
   for (gains) losses
   included in net           117       (40)        77        386      (154)       232        12         (5)        7
   income
                       ---------- ---------- --------- ---------- ---------- ---------  --------- ---------- ---------
Net change in
unrealized
   gains (losses) on
   securities          $     350  $   (140)  $    210  $   1,134  $   (453)  $    680   $ (1,230) $    492   $  (738)
                       ========== ========== ========= ========== ========== =========  ========= ========== =========

NOTE 16. SUPPLEMENTARY INCOME AND EXPENSE DATA

         Following is a summary of income and expense items which exceeded one percent of total income for the periods presented.

                                                                       Years Ended December 31,
                                                                ----------------------------------------
                                                                   2001          2000          1999
                                                                -----------   -----------   ------------
                                                                        (Dollars in Thousands)
                                                                ----------------------------------------
Other income:
   Origination fees on mortgage loans                           $      666    $      547    $       594

Other expenses:
   Directors fees                                                      252           273            297
   Communication expense                                                 *             *            222
   Stationery and supplies                                               *             *            170

         * Did not exceed one percent of total income for the period presented.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. FAIR VALUE OF FINANCIAL INSTRUMENTS

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

         The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow methods. Those methods are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 2001 and 2000. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

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

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

           The estimated fair values and related carrying amounts of the Company's financial instruments were as follows:

                                           December 31, 2001               December 31, 2000
                                       ---------------------------    ----------------------------
                                        Carrying         Fair            Carrying          Fair
                                         Amount          Value            Amount          Value
                                       -----------    ------------    -------------    -----------
                                                         (Dollars in Thousands)
                                       -----------------------------------------------------------
Financial assets:
   Cash and due from banks,
      interest-bearing deposits with
      banks and federal funds sold     $   10,693     $    10,693     $      9,151     $    9,151
   Securities available for sale           13,477          13,477           21,752         21,752
   Securities held to maturity             19,099          19,705           21,247         21,686
   Restricted equity securities               969             969              969            969
   Loans                                  195,987         199,197          172,900        173,798

Financial liabilities:
   Deposits                               213,396         215,565          195,820        197,654
   Other borrowings                        14,508          14,508           15,935         15,935

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. PARENT COMPANY FINANCIAL INFORMATION

         The following information presents the condensed balance sheets as of and for the years ended December 31, 2001 and 2000, and the condensed statements of income and cash flows of Eufaula BancCorp, Inc. as of and for the years ended December 31, 2001, 2000 and 1999:

                           CONDENSED BALANCE SHEETS
                            (Dollars in Thousands)

                                                                                2001          2000
                                                                            -----------    ----------
Assets
   Cash                                                                     $      167     $    1,639
   Investment in subsidiaries                                                   23,783         19,841
   Other assets                                                                  1,914          1,852
                                                                            -----------    -----------

              Total assets                                                  $   25,864     $   23,332
                                                                            ===========    ===========

Liabilities
   ESOP note payable                                                        $      457     $       -
   Other liabilities                                                               188            159
                                                                            -----------    -----------
                                                                                   645            159
                                                                            -----------    -----------

              Total liabilities                                                    645            159

Shareholders' equity                                                            25,219         23,173
                                                                            -----------    -----------

              Total liabilities and shareholders' equity                    $   25,864     $   23,332
                                                                            ===========    ===========

                         CONDENSED STATEMENTS OF INCOME
                             (Dollars in Thousands)

                                                                2001           2000          1999
                                                            ------------   ------------   -----------
Income
   Dividend income from subsidiaries                        $         -     $   5,850      $     500
   Management fees                                                    -             -            403
   Other income                                                       3            18              3
                                                              -----------     ---------    -----------
       Total income                                                   3         5,868            906
                                                              -----------     ---------    -----------

Expense
   Interest expense                                                   -            69             42
   Other expense                                                  1,509         1,891          1,098
                                                            -------------   -----------    -----------
       Total expense                                              1,509         1,960          1,140
                                                            -------------   -----------    -----------

       Income (loss) before income tax benefits and equity in undistributed income (distributions in excess of

          income) of subsidiaries                                (1,506)        3,908           (234)

Income tax benefits                                                 559           710            238
                                                            -------------   -----------    -----------

       Income (loss) before equity in undistributed income
         (distributions in excess of income) of
           subsidiaries                                            (947)        4,618              4

Equity in undistributed income (distributions in excess
   of income) of subsidiaries                                     3,732        (1,122)         1,669
                                                            -------------   -----------    -----------

       Net income                                           $     2,785     $   3,496      $   1,673
                                                            =============   ===========    ===========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      CONDENSED STATEMENTS OF CASH FLOWS
                             (Dollars in Thousands)

                                                                   2001            2000           1999
                                                               -------------  --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                 $      2,785    $      3,496    $      1,673
                                                              --------------  --------------  --------------
   Adjustments to reconcile net income to net
      cash provided by operating activities:
      Depreciation                                                      61              48               3
      Amortization                                                      79              79              79
      Tax benefits resulting from exercise of stock options             -                -              20
      Undistributed income of subsidiaries                          (3,732)          1,122          (1,669)
      (Increase) decrease in taxes receivable                          (26)           (353)              -
      Increase (decrease) in taxes payable                              -              174            (187)
      Gain on sale of fixed assets                                      (3)              -               -
      Provision for deferred taxes                                       1               6               5
      Other prepaids, deferrals and accruals, net                       41              29              97
                                                              --------------  --------------  --------------
             Total adjustments                                      (3,579)          1,105          (1,652)
                                                              --------------  --------------  --------------

             Net cash provided by (used in) operating
               activities                                             (794)          4,601              21
                                                              --------------  --------------  --------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of premises and equipment                                 (26)           (132)           (163)
   Contribution of capital to subsidiary banks                          -           (1,500)         (1,000)
   Proceeds from sale of premises and equipment                         13               -               -
   Purchase of cash value life insurance                              (173)              -               -
                                                              --------------  --------------  --------------

           Net cash used in investing activities                      (186)         (1,632)         (1,163)
                                                              --------------  --------------  --------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from exercise of stock options                              29               -              18
   Proceeds from (repayment of) other borrowings                         -          (1,000)          1,000
   Proceeds from ESOP note payable                                     457               -               -
   Acquisition of common stock for ESOP                               (452)              -               -
   Dividends paid                                                     (526)           (584)           (440)
                                                              --------------  --------------  --------------

             Net cash provided by (used in) financing
                activities                                            (492)         (1,584)            578
                                                              --------------  --------------  --------------

Net increase (decrease) in cash                                     (1,472)          1,385            (564)

Cash at beginning of year                                            1,639             254             818
                                                              --------------  --------------  --------------

Cash at end of year                                           $        167    $      1,639    $        254
                                                              ==============  ==============  ==============

SHAREHOLDER INFORMATION

Corporate Headquarters:

Eufaula BancCorp, Inc.
224 East Broad Street
Eufaula, Alabama  36027

Corporate Mailing Address and Telephone Number:

Eufaula BancCorp, Inc.
P. O. Box 1269
Eufaula, AL  36072-1269
(334) 687-3581

Notice of Annual Meeting:

The Annual Meeting of Shareholders of Eufaula BancCorp, Inc. will be held Wednesday, May 15, 2002, at 5:00 PM CDT, at Eufaula County Club, 2650 Country Club Road, Eufaula, Alabama 36027.

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

Corporate Reports:

The Annual Report, quarterly shareholder reports, quarterly Form 10-Q's, and copies of Eufaula BancCorp, Inc.'s Annual Report to the Securities and Exchange Commission on Form 10-K are available upon written request without charge. For a copy, please indicate reports desired and a mailing address in the form of a written request to:

Deborah M. Wiltse, Vice President/Chief Financial Officer
Eufaula BancCorp, Inc.
P. O. Box 1269
Eufaula, AL  36072-1269
Telephone  334-687-3581

CORPORATE OFFICERS

Greg Faison
President & Chief Executive Officer

Deborah M. Wiltse
Vice President & Chief Financial Officer

Cathryn C. FitzGerald
Vice President & Compliance Officer

Deborah Loving
Vice President & Human Resources Officer

Paula V. McKee
Administrative Officer

Carol J. Higdon
Administrative Officer

DIRECTORS

James R. Balkcom, Jr.
Chairman

Michael C. Dixon
President,  M. C. Dixon Lumber Company, Inc.
Eufaula, AL

Robert M. Dixon
Chairman, M.C. Dixon Lumber Company, Inc.
Eufaula, AL

Greg Faison
President/CEO, Eufaula BancCorp, Inc.
Eufaula, AL

James A. Faulkner
Director, Branch Banking & Trust Co.
Winston-Salem, NC

William D. Moorer, Jr.
President, AkroMetrix, LLC
 Atlanta, GA
Chairman, Southern Bank of Commerce
Eufaula, AL

Burt H. Rowe, Jr.
Chairman/President, First Eldorado Bancshares
Eldorado IL

Dennis A. Wallace
Chairman, First American Bank
Santa Rosa Beach, FL

ALABAMA

SOUTHERN BANK OF COMMERCE
www.sbankc.com
--------------

Charles R. Schaeffer
President/CEO

218 East Broad Street
Eufaula, AL  36027
(334) 687-3581

1121 South Eufaula Avenue
Eufaula, AL  36027
(334) 687-4821

R. Guy Davis
City President
4290 Carmichael Road
Montgomery, AL  36106
(334) 396-1000

951 Taylor Road
Montgomery, AL  36117
(334) 387-0010

FLORIDA

FIRST AMERICAN BANK OF
WALTON COUNTY

www.1stambank.com
-----------------

Pete Knowles
President/CEO

7700 Highway 98 West
Santa Rosa Beach, FL  32459
(850) 267-0329

151 East County Highway 30A
Santa Rosa Beach, FL  32459
(850) 231-1500

16234 U.S. Highway 331 South
Freeport, FL 32439
(850) 835-3335

2315 U. S. Highway 77
Lynn Haven, FL  32444
(850) 914-2006