Form 10KSB, Exhibit 13
period 2002-12-31
COMMERCESOUTH INC
filed 2003-03-31
CIK 836043

Exhibit 13

In 1996, the Board of Directors of Eufaula BancCorp (now CommerceSouth, Inc.) met to consider three options for the future of the Company:

1.        To remain a small independent bank holding company with locations in Eufaula, Alabama and in Santa Rosa Beach, Florida,

2.        To sell the organization, or

3.        To begin an aggressive program of expansion.

The Directors chose to expand and to accept the dramatic changes that would come with that course of action. During the last six years we have seen the challenges and rewards that come with sustained profitable growth. The year 2002 was no different, and we have come to accept change as our normal way of life. The old adage of “When will things get back to normal?” no longer applies to our organization. What we do each day is “normal.”

In January 2002, we implemented a 5-Year Strategic Plan and, under the provisions of that plan, we put in motion the process to open four new branches during the year. During 2002, our Alabama operation opened a branch on Taylor Road in Montgomery and another in Prattville. CommerceSouth Bank Florida opened a Panama City Beach branch on Beckrich Road and, during the first quarter of 2003, will begin operation in Destin. We have a very aggressive branch opening plan for the next two to three years. It will be incumbent upon us to build upon the successes of 2002 to ensure that these branches open as scheduled and provide the growth and earnings opportunities that we expect.

At the May 2002 Shareholders’ Meeting we announced plans to relocate the holding company offices to the northwest Florida area. We feel that the growth and vitality in northwest Florida will be an enhancement to the holding company, and plans were drawn to enlarge the size of the Santa Rosa facility to house CommerceSouth, Inc. We also announced a change in the names of both of our banks to CommerceSouth Bank Alabama and CommerceSouth Bank Florida. This was accomplished in the fall and all banks now operate under the name of CommerceSouth, even though we still maintain two separate state charters.

In August 2002, we announced a Succession Plan for executive management. After a very thorough consideration of successors, the Board determined that Pete Knowles, President of CommerceSouth Bank Florida would succeed me as CEO effective January 1, 2004. On January 1, 2003, Pete moved into the position of Chief Operating Officer and in February was elected President/CEO of CommerceSouth Bank Alabama. Pete will have five city presidents reporting to him. Charlie Schaeffer, former President/CEO of CommerceSouth Bank Alabama, moved into the position of Senior Lending Officer for the holding company. Charlie will assume full responsibilities for overseeing the lending functions of the entire organization to ensure credit quality through the planned strategic growth. A Credit Review Officer has also been added to the staff to assist Charlie in these duties.

At the same time in 1996 that our directors were deciding the future direction of CommerceSouth, Inc., the decision was made to become a public company. Under the Sarbanes-Oxley Bill passed by Congress in 2002, the reporting and corporate governance requirements on public companies greatly increased, adding substantially to the cost of being a public company. We will continue to work with our accountants and attorneys and holding company board members to ensure that we meet the provisions mandated by the SEC as we move forward.

COMMERCESOUTH FINANCIAL RESULTS

The first year in our 5-year Plan, year 2002 provided financial results second only to year 2000 when we had a significant increase in income resulting from the sale of the Huntsville operation. Earnings for CommerceSouth at $2,904,000 were 4.3% above the $2,785,000 earned during 2001. The return on average assets at 1.04% was above our projected figure as was return on average equity of 11.09%. Earnings per share of $1.12 on average shares outstanding was a 5.7% increase over earnings per share of $1.06 during 2001 and increased the book value of our stock to $10.60. Total growth of 16% resulted in year-end consolidated assets of $297,000,000. Even with the additional funding that went into the loan loss reserve in the Montgomery operation of CommerceSouth Bank Alabama, we achieved excellent results due to the hard work of everyone associated with our banks.

CommerceSouth Bank Florida, with assets of $141,000,000 at year-end 2002, comprised 47.4% of the holding company. Earnings for the year of $1,837,000 were 3.4% above earnings for 2001 and growth for the year was 23% above the previous year. Credit quality was outstanding in the Florida operation, and the asset portfolio continues to yield above average earnings with minimal past due loans.

CommerceSouth Bank Alabama at $155,000,000 in assets comprised 52.4% of the holding company at year end 2002. Earnings of $1,372,000 were approximately 30% below the previous year primarily due to additional contributions to the loan loss reserve in the Montgomery operation. Growth in the Alabama operation for the year was 11.5% and was concentrated mainly in the Montgomery market. Credit quality, with the exception of one portfolio in Montgomery, was excellent. The necessary provisions to the loan loss reserve and valuation adjustments to other real estate owned were recorded, and we are confident that the problem with that particular portfolio has been contained.

2003

The coming year will provide opportunity for continued growth under the Strategic Plan and further implementation of the succession plan. With the Destin office opening in the first quarter of 2003, we have two additional branches planned for this year in the Florida market. The three branches that opened in Alabama and Florida during 2002 will begin to mature during the coming year and should add both profitability and growth to our organization. During the later part of 2003, the Santa Rosa facility will be ready for the transfer of the holding company offices to northwest Florida.

As this is being written, there are a number of factors that could affect the economic outlook for the coming year. We believe, however, that with our strategic plan and credit culture in place, and a well-trained staff who understand the importance of customer service, we are well positioned to move forward and meet our objectives. As always, we need both your confidence and input as shareholders of our organization and look forward to hearing from you during the coming year.

/s/ GREG FAISON

President & CEO CommerceSouth, Inc.

FINANCIAL HIGHLIGHTS

CommerceSouth, Inc.

(Dollars In Thousands, Except Per Share Data)	2002	2001	2000 (4)

INCOME DATA
Net Income	$2,904	$2,785	$3,496
Net Interest Income	11,709	10,359	10,763
PER COMMON SHARE DATA
Net Income:
Basic	1.12	1.06	1.33
Diluted	1.06	1.01	1.28
Book Value (End of Period)	10.60	9.71	8.83
Tangible Book Value (End of Period)	10.15	9.14	8.36
Market Value (End of Period)	15.00	11.75	7.50
Cash Dividends	.21	.20	.18
BALANCE SHEET DATA (YEAR END)
Total Securities [1]	30,934	33,545	42,999
Loans [2]	238,874	198,553	175,296
Earning Assets [2,3]	269,420	232,443	218,277
Total Assets	296,778	255,866	237,700
Deposits	249,344	213,396	195,820
Stockholders’ Equity	27,396	25,219	23,173
KEY RATIOS
Return On Average Assets	1.04%	1.14%	1.34%
Return on Average Equity	11.09	11.49	16.77
Net Interest Margin (FTE)	4.74	4.82	4.65
Allowance for Loan Losses to Loans [2]	1.28	1.29	1.37
Leverage Ratio	8.98	9.69	7.96
Primary Capital Ratio[3]	9.15	9.77	9.74

      1    Includes available-for-sale, investment securities, and restricted equity securities

      2    Includes loans held for sale and loans, net of unearned income

      3    Excludes unrealized gains or losses on securities available-for-sale

      4    Includes sale of two branch locations during 2000

FINANCIAL ANALYSIS

Overview

The following financial review and analysis is intended to highlight the significant factors affecting CommerceSouth, Inc. (“COSO”) Consolidated Statements of Condition and Statements of Income presented in this Annual Report. This discussion is designed to provide readers with a more comprehensive review of the operating results and financial position than would be obtained from an examination of the financial statements alone. Reference should be made to those statements and the selected financial data presented elsewhere in this Annual Report for an understanding of the following review and analysis.

In 2002, COSO increased its quarterly cash dividend for the 18th consecutive year to an annual rate of $.21 in 2002 as compared to $.20 in 2001. The current annual dividend rate is $.22 per share.

Operations for 2002 resulted in net income of $2.9 million or $1.12 per share ($1.06 per share on a fully diluted basis) compared to $2.8 million or $1.06 per share in 2001 ($1.01 per share on a fully diluted basis). A detailed discussion of the components of net income is given throughout this Financial Analysis.

Net income as a percentage of total average assets (ROA) was 1.04% in 2002 versus 1.14% in 2001. The return on average stockholders’ equity (ROE) was 11.09% in 2002 versus 11.49% in 2001.

EARNINGS ANALYSIS

Net Interest Income

Net interest income, the principal source of earnings, is the difference between the income generated by earning assets and the total interest cost of the funds obtained to carry them. Net interest income, as it is referred to in this discussion, is presented on a fully tax-equivalent basis, which adjusts for the tax-exempt status of income earned on certain municipal loans and investments. The reported interest income for these tax-exempt assets is increased by the amount of income tax savings less the nondeductible portion of interest expense incurred to acquire the tax-exempt assets.

On a tax-equivalent basis, net interest income for the year ended December 31, 2002 was $12.2 million, an increase of 11.9% from the year 2001 total of $10.9 million. Net interest income for the year ended December 31, 2000 was $11.2 million. The increase in net interest income for 2002 resulted from increased volume of average earning assets. The decrease in net interest income for 2001 compared to 2000 resulted from decreased volume of average earning assets and interest rates.

Table 1: Analysis of Net Interest Margin

	December 31,

	2002	2001	2000

Yield on earning assets	7.13%	8.75%	9.32%
Break-even yield	2.39%	3.93%	4.67%
Net interest margin	4.74%	4.82%	4.65%
Net interest spread	4.36%	4.10%	3.91%

The net interest margin decreased 8 basis points in 2002 when compared with the previous year, from 4.82% in 2001 to 4.74% in 2002, primarily as a result of increased average volume and decreased average rates received on interest-earning assets.

Average earning assets increased from a level of $225.9 million at December 31, 2001 to a level of $256.9 million at December 31, 2002. Short-term investments increased $.1 million, securities decreased $3.9 million, and loans increased $34.8 million. As a percentage of earning assets, short-term investments decreased from 1.5% to 1.4%, total securities decreased from 15.7% to 12.3%, and loans increased from 82.8% to 86.3%. The relative level and mix of earning assets reflected the effect of higher earnings resulting from increased volume on loans and decreased rates paid on interest-bearing liabilities.

Average interest-bearing deposits increased $27.5 million or 15.4% during 2002. Average interest-bearing deposits were $206.5 million for 2002 compared with $179.0 million for 2001. Average non-interest bearing demand deposits increased $3.6 million or 14.1% during 2002. The increase is attributable to a general increase in deposits.

Provision for Loan Losses

The provision for possible loan losses is the amount charged to current period earnings. In order to ensure that the provisions maintain the allowance at an adequate level, CommerceSouth considers factors such as watch list trends, the collateral adequacy of loans on the watch list, economic conditions, net charge-offs, and the size of the loan portfolio in determining the current period provision.

The provision for loan losses totaled $1.3 million in 2002 versus $.6 million in 2001 and $1.0 million in 2000.

Non-Interest Income

Total non-interest income was $2.5 million for 2002 compared with $2.3 million in 2001 and $4.1 million in 2000. The decrease in 2001 compared to 2000 is primarily the result of a non-recurring gain on the sale of two branches in 2000 for $2.5 million and increases in services charges of $.1 million, security transactions of $.5 million, and other income of $.1 million.

Non-Interest Expense

Non-interest expense increased 12.9% or $ 1.1 million in 2002 over 2001 levels and decreased 6.6% in 2001 over 2000 levels. The increase in 2002 was primarily the result of branch expansion during 2002. The decrease in 2001 over 2000 was due to the sale of two branch offices in 2000 and a general reduction in expense.

Income Taxes

Federal income tax as a percentage of pre-tax income was 20.6% in 2002, 28.5% in 2001, and 31.1% in 2000. Additional information regarding income taxes can be found in Note 10 in the Notes to the Consolidated Financial Statements.

Real Estate Investment Trusts

In 2001, COSO formed two real estate investment trusts (REIT’s) and one intermediate REIT holding company as subsidiaries of CommerceSouth Bank of Florida and CommerceSouth Bank of Alabama. The REITs were established to realize state income tax benefits and to provide the two banks with immediate access to capital markets if additional capital were needed. The REIT holding company was established to provide assistance in managing COSO’s investment in the REITs.

BALANCE SHEET ANALYSIS

Loans and Credit Risk Management

A sound credit policy combined with periodic and independent credit reviews are the key factors for COSO’s credit risk management program. All subsidiary banks operate under written loan policies which help maintain a consistent lending function and provide sound credit decisions.

Table 2: Loan Portfolio
(Dollars in Thousands)

	December 31,

	2002	2001	2000	1999	1998

Loans Held for Sale	$7,322	$1,773	$1,290	$96	$1,246
Commercial, Financial, and Agricultural	41,577	32,389	25,572	36,282	19,472
Real Estate	175,692	150,791	132,991	148,697	106,762
Consumer Loans	11,495	12,890	12,870	18,104	27,553
Other Loans	2,788	710	2,573	2,766	89

Total Loans	$238,874	$198,553	$175,296	$205,945	$155,122

Non-Performing Assets	$2,076	$495	$461	$540	$1,596

Table 3: Loan Maturities
(Dollars in Thousands)

	December 31, 2002

	1 Year or Less	1 – 5 years	Over 5 years	Total

Commercial, Financial & Agricultural	$28,666	$12,882	$29	$41,577

Variable Rate				$23,090
Pre-determined Rate				$18,487

Credit decisions continue to be based on the borrower’s cash flow position and the value of the underlying collateral, as well as other relevant factors. Each bank is responsible for evaluating its loans to identify those credits beginning to show signs of deterioration so that prompt corrective action may be taken.

Construction loans outstanding at December 31, 2002 totaled $22.8 million. To the extent loans are made to finance construction, those amounts are included in Table 2 as Real Estate Loans.

A primary measure of loan quality is the percentage of the loan portfolio that moves from an earning category to one of non-performing and thus becomes a burden to earnings performance. Non-performing loans totaled $1.1 million and $.2 million at December 31, 2002 and 2001, respectively. The level of non-performing loans represented .47% and .11% of loans for the years ended 2002 and 2001.

Non-accrual loans are those where management has considerable doubt about the borrower’s ability to repay on the terms originally contracted. In addition to discontinuing the accrual of interest, interest previously recorded in the current period as earned that has not been collected is reversed. Non-accrual loans at December 31, 2002 totaled $1.0 million compared with $.1 million at year ended 2001. It is the policy of COSO to place loans on non-accrual status when interest and/or principal payments for such loans become 90 days or more past due. However, there are instances when loans 90 days or more past due continue to accrue interest because management considers that such loans are in the process of collection. COSO’s non-accrual policy had the effect of reducing interest income on non-performing loans in 2002 and 2001 by immaterial amounts.

Certain loans are renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial condition of the respective borrowers. Once a loan is placed in this category, it remains there until the terms are not more favorable than those of other customers.

Other real estate (ORE) that has been acquired through foreclosure had a carrying value of $958 thousand at year ended 2002. This compares with $277 thousand at year ended 2001.

COSO has no foreign credits in its loan portfolio. The intent of management is to deploy its funds in its primary trade area where management is familiar with its customers. This policy of COSO permits funds obtained locally to be re-channeled into the communities it serves, promoting economic growth.

Although COSO maintains sound credit policies, certain credits unexpectedly deteriorate and are charged off as a loss. The allowance for possible loan losses is maintained to absorb potential losses, and the management of COSO views the allowance as a source of financial strength. The allowance is increased by regular provisions which are based on the current level and character of the loan and lease portfolio, historical charge-off experience, watch list trends and national and local economic trends and the evaluation of specific loans. COSO continues to revise and enhance its credit policies as well as its formal loan review program and is committed to maintaining a low level of non-performing assets.

Table 4:Summary of Loan Loss Experience
(Dollars in Thousands)

	December 31,

	2002	2001	2000	1999	1998

Balance of Allowance for Loan
Losses at Beginning of Period	$2,566	$2,396	$2,556	$1,363	$738

Loans Charged-Off:
Commercial, Financial and Agricultural	104	319	120	5	8
Real Estate	662	60	215	—	—
Consumer	59	75	125	64	96

Total Loans Charged-Off	825	454	460	69	104

Recoveries of Loans Previously Charged-Off:
Commercial, Financial and Agricultural	25	21	—	—	—
Real Estate	2	14	—	—	—
Consumer	14	4	10	11	12

Total Recoveries	41	39	10	11	12

Net Loans Charged-Off	784	415	450	58	92

Reduction due to sale of branches	—	—	699	—	—
Provision to Allowance	1,265	585	989	1,251	717

Balance at End of Period	$3,047	$2,566	$2,396	$2,556	$1,363

Ratio of Net Charge-Offs to Average Loans Outstanding (1)	.35%	.22%	.23%	.03%	.08%

   (1)    includes loans held for sale

Table 5: Allocation of Reserve by Category
(Dollars in Thousands)

	December 31,

	2002		2001		2000		1999		1998

	Amount	% Loans in Each Category	Amount	% Loans in Each Category	Amount	% Loans in Each Category	Amount	% Loans in Each Category	Amount	% Loans in Each Category

Commercial, Financial and Agricultural	609	17%	513	16%	479	15%	511	18%	201	13%
Real Estate	2,133	77%	1,796	77%	1,677	77%	1,789	72%	909	70%
Consumer	122	5%	103	7%	96	8%	102	10%	239	17%
Other Loans	183	1%	154	—	144	—	154	—	14	—

Total	$3,047	100%	$2,566	100%	$2,396	100%	$2,556	100%	$1,363	100%

Allowance as a Percentage of Total Loans	1.28%		1.29%		1.37%		1.24%		.88%

Allowance for possible loan losses as a percentage of non-performing loans was approximately 273%, 1,177% and 529% at December 31, 2002, 2001, and 2000 respectively.

All non-performing assets of COSO as of December 31, 2002 were previously classified as substandard, doubtful or loss by COSO or its regulators. At December 31, 2002, COSO’s management had no loans about which serious doubts existed as to collectibility other than those disclosed in Table 6.

Table 6: Risk Elements
(Dollars in Thousands)

	December 31,

	2002	2001	2000	1999	1998

Non-Performing Loans:
Non-Accrual Loans:
Commercial, Financial and Agricultural	$14	$—	$—	$274	$111
Real Estate	970	108	421	71	185
Consumer	52	14	30	54	16

Total Non-Accrual Loans	1,036	122	451	399	312

Past Due 90 Days or More and Still Accruing:
Commercial	—	—	—	—	—
Real Estate	80	93	—	—	—
Consumer	2	3	2	—	8

Total Past Due 90 Days or More and Still Accruing	82	96	2	—	8

Renegotiated Loans	—	—	—	—	—

Total Non-Performing Loans	1,118	218	453	399	320
Other Real Estate	958	277	8	141	1,276

Total Non-Performing Assets	$2,076	$495	$461	$540	$1,596

Non-Performing Loans as a % of Outstanding Loans (1)	.47%	.11%	.26%	.19%	.21%
Non-Performing Assets as a % of Equity Capital	7.58%	1.96%	1.99%	2.77%	8.43%

   (1)    includes loans held for sale

Securities

COSO’s goal in managing the securities portfolio is to maximize the long-term total return on invested funds. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as investment securities and reported at amortized cost. Debt and equity securities which are not classified as investment securities are classified as available for sale and reported at fair value, with unrealized gains and losses reported as a separate component of stockholders’ equity, net of income taxes. Securities available for sale include securities that management intends to use as part of its asset-liability strategy and that may be sold in response to changes in interest rates or economic factors. See Note 2 of the Notes to the Consolidated Financial Statements for additional information on securities.

Table 7: Securities Carrying Value1
(Dollars in Thousands)

	December 31,

	2002	2001	2000

U. S. Treasury Securities and Other U. S. Government Agencies	$7,672	$8,620	$15,995
Obligations of States and Political Subdivisions	16,726	17,887	20,035
Mortgage-Backed Securities	2,640	3,111	4,590
Restricted Equity Securities	969	969	969
Corporate Bonds	2,927	2,958	1,410

Total Securities	$30,934	$33,545	$42,999

      1    Includes available-for-sale and investment securities

Table 8: Securities Maturity and Weighted Average Yields 1

(Dollars in Thousands)

	U. S. Treasury and U. S. Government Agencies and Corporations		State and Political Subdivisions

	Amount	Yield (1)	Amount	Yield (1) (2)

Maturity:
One year or less	$508	3.00%	$714	7.62%
After one year through five years	7,146	4.33%	3,376	8.05%
After five years through ten years	522	4.00%	7,262	7.64%
After ten years	5,064	7.50%	5,373	8.23%

	$13,240	5.48%	$16,725	7.91%

   (1)  Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security. The weighted average yield for each maturity range was computed using the acquisition price of each security in that range.

   (2)  Yields on securities of state and political subdivisions are stated on a taxable-equivalent basis, using a tax rate of 34%.

Table 9: Average Deposits
(Dollars in Thousands)

	Year Ended December 31,

	2002		2001		2000

	Amount	Rate	Amount	Rate	Amount	Rate

Non-Interest-Bearing Demand Deposits	$28,979	—	$25,387	—	$28,580	—
Savings Deposits and Interest-Bearing Deposits	74,993	1.38%	59,726	2.63%	61,931	3.65%
Time Deposits	131,525	3.60%	119,296	5.65%	132,852	6.08%

Total	$235,497		$204,409		$223,363

CAPITAL ADEQUACY AND RESOURCES

Capital And Liquidity

The adequacy of bank capital in the banking industry has received considerable attention in the past few years and continues to be a concern to regulators and depositors.

COSO is well-capitalized with a primary capital to asset ratio of 9.15% at December 31, 2002 compared with 9.77% in 2001 and 9.74% in 2000. COSO’s stockholders’ equity for the year ended December 31, 2002 totaled $27.4 million compared with $25.2 million in 2001 and $23.2 million in 2000. Retention of earnings will continue to be emphasized in order to provide a strong capital base to support future growth.

In today’s environment, liquidity for a banking organization is essentially a function of its ability to renew and acquire new purchased liabilities. COSO is aided significantly in this respect by its capital position and its increasing high rate of internal capital generation. Additional liquidity is derived from COSO’s investment portfolio, its relatively low level of problem loans, and its substantial local customer base at each member bank.

Table 10: Maturities of Time Deposits of $100,000 and Over
(Dollars in Thousands)

December 31, 2002

3 Months or Less	$25,365
Over 3 Through 12 Months	22,021
Over 12 Months	12,654

Total	$60,040

Table 11: Short-Term Borrowings
(Dollars in Thousands)

	December 31,

	2002	2001	2000

Balance at December 31	$17,278	$14,051	$15,935
Daily Average Amount Outstanding	15,278	12,171	12,578
Maximum Month-End Balance	23,687	16,637	22,218
Daily Average Interest Rate	2.40%	4.86%	6.78%
Weighted Average Interest Rate on Balance at December 31	2.24%	2.90%	6.61%

Table 12: Capital Ratios 1

	December 31,

	2002	2001	2000

Primary Capital to Assets	9.15%	9.77%	9.74%
Leverage Ratio	8.98%	9.69%	7.96%
Tier 1 Capital	10.20%	11.31%	13.08%
Risk-Based Capital	11.39%	12.49%	14.33%
Dividend Payout Ratio	19.08%	18.89%	13.50%

       1    Excludes unrealized gains and losses on securities available-for-sale

Table 13: Regulatory Comparison of Capital Ratios

December 31, 2002	CommerceSouth	Regulatory Requirements

Total Risk-Based Capital	11.39%	8.00%
Tier 1 Capital	10.20%	4.00%
Leverage Ratio	8.98%	4.00%

Table 14: Common Stock Market Price and Dividends Per Share

2002	High	Low	Dividends Paid

First Quarter	$12.75	$10.05	$.0525
Second Quarter	15.40	12.75	.0525
Third Quarter	14.95	12.00	.0525
Fourth Quarter	15.00	13.46	.0525

2001	High	Low	Dividends Paid

First Quarter	$9.875	$7.50	$.05
Second Quarter	10.000	8.50	.05
Third Quarter	14.950	9.45	.05
Fourth Quarter	14.250	11.50	.05

Common Stock and Dividends

COSO anticipates continuing its policy of regular cash dividends, although there is no assurance as to future dividends because they are dependent on future earnings, capital requirements and the financial condition of the Company. COSO strives to maintain a balance between the retention of earnings for support of growth and expansion and a fair cash return for its stockholders. National banking law limits the amount of dividends which banks can pay without obtaining prior approval from bank regulatory authorities.

During the first quarter of 2002, COSO increased its annual cash dividend rate from $.05 per share to $.0525 per share, and during the first quarter of 2001, its annual dividend increased from $.045 to $.05 per share. These increases result from higher sustainable earnings.

CommerceSouth Common Stock is traded on the NASDAQ Small Cap Market under the symbol “COSO.”

All Over-the-Counter Market quotations are interdealer quotations without retail mark-up, mark-down or commission, quarters during 2002 and 2001 are listed in Table 14. Table 14 also lists dividends paid by CommerceSouth to its stockholders during each of those quarters.

On March 1, 2003, the Company had approximately 359 shareholders of record.

CRITICAL ACCOUNTING POLICIES

The accounting and financial reporting policies of the Company conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. Following is a description of the accounting policies applied by the Company that are deemed “critical”. Critical accounting policies are defined as policies that are very important to the presentation of the Company’s financial condition and results of operations, and that require management’s most difficult, subjective, or complex judgments. The Company’s financial results could differ significantly if different judgments or estimates are applied in the application of these policies.

Allowance for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collection of principal is unlikely. Subsequent recoveries are added to the allowance. Management’s evaluation of the adequacy of the allowance for loan losses is based on a formal analysis that assesses the risk within the loan portfolio. This analysis includes consideration of historical performance, current economic conditions, level of nonperforming loans, loan concentrations, and review of certain individual loans.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the subsidiary banks’ allowances for loan losses. Such agencies may require the subsidiary banks to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

Considering current information and events regarding a borrower’s ability to repay its obligations, management considers a loan to be impaired when the ultimate collectibility of all amounts due, according to the contractual terms of the loan agreement, is in doubt. When a loan is considered to be impaired, the amount of impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate. If the loan is collateral-dependent, the fair value of the collateral is used to determine the amount of impairment. Impairment losses are included in the allowance for loan losses through a charge to the provision for losses on loans.

Subsequent recoveries are credited to the allowance for loan losses. Cash receipts for accruing loans are applied to principal and interest under the contractual terms of the loan agreement. Cash receipts on impaired loans for which the accrual of interest has been discontinued are applied first to principal and then to interest income.

The accounting for impaired loans described above applies to all loans, except for large pools of smaller-balance, homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or at the lower of cost or fair value, and debt securities. The allowance for loan losses for large pools of smaller-balance, homogeneous loans is established through consideration of such factors as changes in the nature and volume of the portfolio, overall portfolio quality, adequacy of the underlying collateral, loan concentrations, historical charge-off trends, and economic conditions that may affect the borrowers’ ability to pay.

Certain economic and interest rate factors could have a material impact on the determination of the allowance for loan losses. The depth, duration, and dispersion of any economic recession all have an impact on the credit risk profile of the loan portfolio. Additionally, a rapidly rising interest rate environment that may cause rates to reach double digits could as well have a material impact on certain borrowers’ ability to pay.

Our current assumptions are that an economic recovery will occur during the second half of 2003 and that the depth of the recession will have already peaked prior to the first half of 2004. Additionally, we are assuming that the effect of the recession will have had its greatest impact on economic conditions, including unemployment, by the end of 2003. With respect to the interest rate environment, the Company anticipates that interest rates will be increasing slightly during 2003. In the event of a dramatic downturn in this recession in which there is a broad effect in all sectors of our economy and/or a significant rapid rise in interest rates to double-digit levels creating higher borrowing costs and tightening corporate profits, the Company’s credit costs could increase significantly.

Another factor that we have considered in the determination of the allowance for loan losses is loan concentrations to individual borrowers or industries. At December 31, 2002, the Company had three individual credit relationships that exceeded $3.0 million.

A substantial portion of the loan portfolio is in the commercial real estate and residential real estate sectors. Those loans are secured by real estate in the Company’s primary market area. A substantial portion of other real estate owned is located in those same markets. Therefore, the ultimate collectibility of a substantial portion of our loan portfolio and the recovery of a substantial portion of the carrying amount of other real estate owned are susceptible to changes to market conditions in the Company’s primary market area.

The Company is closely monitoring certain portions of its loan portfolio that we believe have a higher credit risk profile under the current environment based solely upon their industry classification which includes commercial real estate. Based on current information, we have not identified any problem credits included in these categories, which are not already classified as nonperforming or impaired loans. However, if the economic recovery takes longer than expected, the allowance for loan losses could be impacted by adverse developments in these credits.

Income Taxes

SFAS No. 109, “Accounting for Income Taxes,” requires the asset and liability approach for financial accounting and reporting for deferred income taxes. We use the asset and liability method of accounting for deferred income taxes and provide deferred income taxes for all significant income tax temporary differences. See Note 10 to the Notes to Consolidated Financial Statements for additional details.

As part of the process of preparing our consolidated financial statements we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, such as depreciation and the provision for loan losses, for tax and financial reporting purposes.

These differences result in deferred tax assets and liabilities that are included in our consolidated balance sheet.

We must also assess the likelihood that our deferred tax assets will be recovered from future taxable income, and to the extent we believe that recovery is not likely, we must establish a valuation allowance. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. To the extent we establish a valuation allowance or adjust this allowance in a period, we must include an expense within the tax provisions in the statement of income.

We have recorded on our consolidated balance sheet net deferred tax assets of $707,000 which includes amounts relating to loss carry forwards. We believe there will be sufficient taxable income in the future allowing us to utilize these loss carry forwards in the tax jurisdictions where they exist.

Long-Lived Assets, Including Intangibles

We evaluate long-lived assets, such as property and equipment, specifically identifiable intangibles and goodwill, when events or changes in circumstances indicate that the carrying value of such assets might not be recoverable. Factors that could trigger an impairment include significant underperformance relative to historical or projected future operating results, significant changes in the manner of our use of the acquired assets and significant negative industry or economic trends.

The determination of whether an impairment has occurred is based on an estimate of undiscounted cash flows attributable to the assets as compared to the carrying value of the assets. If an impairment has occurred, the amount of the impairment loss recognized would be determined by estimating the fair value of the assets and recording a loss if the fair value was less than the book value.

In determining the existence of impairment factors, our assessment is based on market conditions, operational performance and legal factors of our Company and its subsidiary banks. Our review of factors present and the resulting appropriate carrying value of our goodwill, intangibles, and other long-lived assets are subject to judgments and estimates that management is required to make. Future events could cause us to conclude that impairment indicators exist and that our goodwill, intangibles and other long-lived assets might be impaired.

ASSET-LIABILITY MANAGEMENT

Changing Interest Rates

COSO, like most financial institutions, provides for the relative stability in profits and the control in interest rate risk through asset-liability management. An important element of asset-liability management is the analysis and examination of the extent to which such assets and liabilities are “interest rate sensitive” and by monitoring an institution’s interest rate sensitivity “gap.” An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets expected to mature or reprice within a time period and the amount of interest-bearing liabilities expected to mature or reprice within that same time period. A gap is considered positive when the amount of interest rate sensitive assets maturing within a specific time frame exceeds the amount of interest rate sensitive liabilities maturing within that same time frame. During a period of falling interest rates, a positive gap tends to result in a decrease in net interest income, whereas in a rising interest rate environment, an institution with a positive gap could experience the opposite results.

COSO continually monitors its asset-liability position in order to maximize profits and minimize interest rate risk. Additionally, COSO can reduce the impact that changing interest rates have on earnings and adapt to changes in the economic environment by closely monitoring its Statement of Condition. At December 31, 2002, COSO had a negative gap ratio since its interest-bearing liabilities maturing or repricing within one year exceeded the interest-bearing assets maturing or repricing within the same time period.

Table 15: Interest Rate Sensitivity

	At December 31, 2002

	Maturing or Repricing Within

	Zero to Three Months	Three Months to One Year	One to Three Years	Over Three Years	Total

	(Dollars in Thousands)
Earning assets:
Interest-bearing deposits in banks	$55	$—	$—	$—	$55
Investment securities	1,437	828	7,594	21,075	30,934
Loans	126,951	21,838	51,231	38,854	238,874

	128,443	22,666	58,825	59,929	269,863

Interest-bearing liabilities:
Interest-bearing demand deposits (1)	15,671	—	9,606	—	25,277
Savings (1)	19,415	—	37,366	—	56,781
Certificates less than $100,000	21,440	43,586	8,453	1,658	75,137
Certificates, $100,000 and over	25,365	21,999	11,229	1,447	60,040
Short-term borrowings	7,278	10,000	—	—	17,278
ESOP Note Payable	588	—	—	—	588

	89,757	75,585	66,654	3,105	235,101

Interest rate sensitivity gap	$38,686	$(52,919)	$(7,829)	$56,824	$34,762

Cumulative interest rate sensitivity gap	$38,686	$(14,233)	$(22,062)	$34,762

Interest rate sensitivity gap ratio	1.43	0.30	.88	19.30

Cumulative interest rate sensitivity gap ratio	1.43	0.91	0.90	1.15

   (1)  The company has found that NOW checking accounts and savings deposits are generally not sensitive to changes in interest rates and, therefore, it has placed such liabilities in the “one to three years” category.

Inflation

Inflation also impacts the banking industry, but the problem with inflation for banking institutions differs substantially from those incurred by non-financial institutions. In industries with a high proportion of property and equipment, there is a greater potential for earnings to be inflated by understated depreciation charges, as well as the potential for significant understatement of the current values of those assets. In industries with high levels of inventories, reported earnings may reflect significant increases in inventory values. Neither of these factors is important in the banking industry since bank assets are primarily monetary assets which move in concert with inflation; however, interest rates earned and paid by banks do not necessarily move in the same direction or magnitude as general inflation. Because CommerceSouth has a significant investment in long-term securities and fixed-rate loans, earnings on these assets will not keep up with yields available on alternative investments during periods of rising inflation. Within a one-year horizon, CommerceSouth’s liabilities are more sensitive to changes in interest rates than its assets are, so in this respect, inflation has a negative impact on earnings.

Regulatory Issues

The Federal Deposit Insurance Corporation Improvement Act of 1991 imposes strict statutory rules for a bank’s senior management, outside directors, independent auditors, examiners and regulators to ensure that a bank’s finances, management and legal compliance are thoroughly analyzed.

Table 16: Summary of Average Balance Sheet, Income/Expense, and Average Yields Earned and Rates Paid

	2002			2001			2000

(Dollars in Thousands; Yields on Taxable-Equivalent Basis)[1]	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates

ASSETS
INTEREST-EARNING ASSETS:
Loans (net of unearned income)[2]	$221,674	$16,053	7.24%	$186,908	$17,030	9.11%	$198,044	$19,275	9.73%
Securities[3]
Taxable Securities	14,607	839	5.74%	16,446	1,116	6.79%	25,361	1,794	7.07%
Non-taxable Securities[1]	17,079	1,361	7.97%	19,098	1,526	7.99%	17,854	1,423	7.97%
Money-Market Assets:
Other Short-Term Investments	—	—	—	—	—	—	32	2	6.25%
Federal Funds Sold	3,526	57	1.62%	3,425	102	2.98%	385	21	5.45%

Total Interest-Earning Assets	256,886	18,310	7.13%	225,877	19,774	8.75%	241,676	22,515	9.32%

NON-INTEREST-EARNING ASSETS:
Cash and Due From Banks	7,672			7,044			8,330
Premises and Equipment, Net	9,269			6,624			6,361
Other Assets	8,495			6,722			6,530
Less Allowance for Loan Losses	(2,907)			(2,550)			(2,622)

	22,529			17,840			18,599

Total	$279,415			$243,717			$260,275

LIABILITIES
INTEREST-BEARING LIABILITIES:
Savings and Interest-Bearing Deposits	$ 74,993	$ 1,033	1.38%	$ 59,726	$ 1,569	2.63%	$ 61,931	$ 2,263	3.65%
Time Deposits	131,525	4,739	3.60%	119,297	6,735	5.65%	132,852	8,083	6.08%
Short-Term Borrowings	15,278	366	2.40%	12,171	592	4.86%	12,578	853	6.78%
Other Borrowings	—	—	—	—	—	—	814	69	8.48%

Total Interest-Bearing Liabilities	221,796	6,138	2.77%	191,194	8,896	4.65%	208,175	11,268	5.41%

NON-INTEREST-BEARING LIABILITIES:
Demand Deposits	28,979			25,387			28,580
Other Liabilities	2,453			2,900			2,678
Stockholders’ Equity	26,187			24,236			20,842

Total Non-Interest-Bearing Liabilities and Stockholders’ Equity	57,619			52,523			52,100

Total Liabilities and Stockholders’ Equity	$279,415			$243,717			$260,275

Net Interest Income[1]		$12,172			$10,878			$11,247

Net Interest Margin			4.74%			4.82%			4.65%

      1  Interest income and yields are on Taxable Equivalent Basis, using a marginal tax rate of 34%

      2  Includes loans held for sale

      3  Includes available-for-sale and investment securities

Table 17: Analysis of Changes in Net Interest Income1

(Dollars in Thousands; Yields on Taxable-Equivalent Basis)	2002 Compared to 2001			2001 Compared to 2000

	Total Increase (Decrease)	Due To Change In Rate	Due To Change In Volume	Total Increase (Decrease)	Due To Change In Rate	Due To Change In Volume

INTEREST INCOME:
Loans	$(976)	$(4,144)	$3,168	$(2,245)	$(1,161)	$(1,084)
Securities[2]
Taxable Securities	(278)	(153)	(125)	(678)	(47)	(631)
Non-taxable Securities	(164)	(2)	(162)	103	4	99
Money-Market Assets:
Other Short-Term Investments	—	—	—	(2)	—	(2)
Federal Funds Sold	(46)	(49)	3	81	(85)	166

Total Interest Income	$(1,464)	$(4,348)	$2,884	$(2,741)	$(1,289)	$(1,452)

INTEREST EXPENSE:
Savings and Interest-Bearing Deposits	$(536)	$(937)	$401	$(694)	$(610)	$(84)
Time Deposits	(1,997)	(2,687)	690	(1,348)	(529)	(819)
Short-Term Borrowings	(225)	(376)	151	(261)	(233)	(28)
Other Borrowings	—	—	—	(69)	—	(69)

Total Interest Expense	$(2,758)	$(4,000)	$1,242	$(2,372)	$(1,372)	$(1,000)

Net Change in Net Interest Income	$1,294	$(348)	$1,642	$(369)	$83	$(452)

      1    Interest income and net change in net interest income are on taxable equivalent basis, using a marginal tax rate of 34%

      2    Includes available-for-sale and investment securities

SELECTED FINANCIAL DATA

	Year Ended December 31,

	(In Thousands, Except Per Share Data)
	2002	2001	2000	1999	1998

OPERATING DATA

Total Interest Income	$17,847	$19,255	$22,031	$19,487	$12,961
Net Interest Income	11,709	10,359	10,763	10,249	7,028
Provision for Loan Losses	1,265	585	989	1,251	717
Net Income	2,904	2,785	3,496	1,673	865

PER SHARE DATA

Net Income:
Basic	$1.12	$1.06	$1.33	$.64	$.35
Diluted	1.06	1.01	1.28	.60	.33
Cash Dividends Paid	.21	.20	.18	.17	.16

SELECTED BALANCE SHEET ITEMS

Year Ended Balances
Total Assets	$296,778	$255,866	$237,700	$260,822	$202,056
Total Securities [1]	30,934	33,545	42,999	33,800	28,440
Total Loans [2]	238,874	198,553	175,296	205,945	155,122
Total Deposits	249,344	213,396	195,820	226,185	176,441
Notes Payable	588	457	—	1,000	—
Capital Accounts	27,396	25,219	23,173	19,469	18,942

       1  Includes available-for-sale, investment securities, and restricted equity securities

       2    Includes loans held for sale and is net of unearned discount

QUARTERLY RESULTS OF OPERATIONS

(Unaudited)	Quarter Ended

	(In Thousands, Except Per Share Data)

	March 31	June 30	September 30	December 31

2002

Interest Income	$4,416	$4,540	$4,430	$4,461
Interest Expense	1,559	1,519	1,600	1,460
Net Interest Income	2,857	3,021	2,830	3,001
Provision for Loan Losses	222	464	339	240
Other Income	529	603	635	727
Other Expense	2,158	2,292	2,321	2,508
Income Tax Expense	280	205	182	88

Net Income	$726	$663	$623	$892

Earnings Per Share (Diluted)	$.27	$.24	$.23	$.32

2001

Interest Income	$4,954	$4,868	$4,736	$4,697
Interest Expense	2,554	2,375	2,164	1,803
Net Interest Income	2,400	2,493	2,572	2,894
Provision for Possible Loan Losses	58	50	146	331
Other Income	532	576	693	541
Other Expense	2,021	1,984	2,087	2,128
Income Tax Expense	255	329	332	195

Net Income	$598	$706	$700	$781

Earnings Per Share	$.22	$.26	$.25	$.28

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors
CommerceSouth, Inc.
Eufaula, Alabama

We have audited the accompanying consolidated balance sheets of CommerceSouth, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CommerceSouth, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ Mauldin & Jenkins, LLC
Albany, Georgia February 7, 2003

COMMERCESOUTH, INC.
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2002 AND 2001
(Dollars in Thousands)

	2002	2001

Assets

Cash and due from banks	$8,980	$9,940
Federal funds sold	—	663
Interest-bearing deposits in banks	55	90
Securities available for sale, at fair value	12,027	13,477
Securities held to maturity, at cost (fair value $19,273 and $19,705)	17,938	19,099
Restricted equity securities	969	969
Loans held for sale	7,322	1,773

Loans	231,552	196,780
Less allowance for loan losses	3,047	2,566

Loans, net	228,505	194,214

Premises and equipment, net	11,515	7,744
Other real estate owned	958	277
Goodwill	1,155	1,155
Cash value of life insurance	4,107	3,820
Other assets	3,247	2,645

	$296,778	$255,866

Liabilities and Stockholders’ Equity

Deposits
Noninterest-bearing	$32,109	$29,543
Interest-bearing	217,235	183,853

Total deposits	249,344	213,396
Short-term borrowings	17,278	14,051
ESOP note payable	588	457
Other liabilities	2,172	2,743

Total liabilities	269,382	230,647

Commitments and contingent liabilities

Stockholders’ equity
Preferred stock, par value $.10; 50,000 shares authorized, none issued	—	—

Common stock, par value $1; 5,000,000 shares authorized; 2,636,793 and 2,631,473 shares issued	2,637	2,631
Surplus	6,109	6,082
Deferred compensation payable in common stock	360	175
Retained earnings	19,064	16,714
Accumulated other comprehensive income	266	244

	28,436	25,846

Treasury stock, at cost:
Unearned common stock held by ESOP, 52,290 and 34,690 shares	(680)	(452)
Common stock held in grantor trust, 30,247 and 16,385 shares	(360)	(175)

	(1,040)	(627)

Total stockholders’ equity	27,396	25,219

Total liabilities and stockholders’ equity	$296,778	$255,866

See Notes to Consolidated Financial Statements.

2

COMMERCESOUTH, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
(Dollars in Thousands)

	2002	2001	2000

Interest income
Interest and fees on loans	$16,053	$17,030	$19,275
Interest on taxable securities	839	1,116	1,794
Interest on nontaxable securities	898	1,007	939
Interest on deposits in other banks	—	—	2
Interest on federal funds sold	57	102	21

	17,847	19,255	22,031

Interest expense
Interest on deposits	5,772	8,304	10,346
Interest on short-term borrowings	366	592	853
Interest on other borrowings	—	—	69

	6,138	8,896	11,268

Net interest income	11,709	10,359	10,763
Provision for loan losses	1,265	585	989

Net interest income after provision for loan losses	10,444	9,774	9,774

Other income
Service charges on deposit accounts	1,258	1,209	1,080
Security transactions, net	—	117	(386)
Gain on sale of branches	—	—	2,514
Other	1,236	1,016	892

	2,494	2,342	4,100

Other expenses
Salaries	3,395	3,178	3,500
Employee benefits	1,503	1,298	1,264
Equipment expense	718	601	588
Occupancy expense	486	448	572
Data processing expense	584	497	549
Other operating expense	2,593	2,198	2,327

	9,279	8,220	8,800

Income before income taxes	3,659	3,896	5,074

Applicable income taxes	755	1,111	1,578

Net income	$2,904	$2,785	$3,496
Net income per common share
Basic	$1.12	$1.06	$1.33

Diluted	$1.06	$1.01	$1.28

See Notes to Consolidated Financial Statements.

3

COMMERCESOUTH, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
(Dollars in Thousands)

			Capital Surplus	Deferred Compensation Payable in Common Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)			Total

	Common Stock						Treasury Stock

	Shares	Par Value					Shares	Cost

Balance, December 31, 1999	2,625,273	$2,625	$6,059	$—	$11,431	$(646)	—	$—	$19,469
Comprehensive income:
Net income	—	—	—	—	3,496	—	—	—	3,496
Increase in unrealized gains	—	—	—	—	—	680	—	—	680

Comprehensive income									4,176
Cash dividend declared, $.18 per share	—	—	—	—	(472)	—	—	—	(472)

Balance, December 31, 2000	2,625,273	2,625	6,059	—	14,455	34	—	—	23,173
Comprehensive income:
Net income	—	—	—	—	2,785	—	—	—	2,785
Increase in unrealized gains	—	—	—	—	—	210	—	—	210

Comprehensive income									2,995
Cash dividend declared, $.20 per share	—	—	—	—	(526)	—	—	—	(526)
Proceeds from exercise of stock options	6,200	6	23	—	—	—	—	—	29
Common shares acquired by ESOP	—	—	—	—	—	—	34,690	(452)	(452)
Common shares acquired by grantor trust	—	—	—	—	—	—	16,385	(175)	(175)
Deferred compensation payable in common stock	—	—	—	175	—	—	—	—	175

Balance, December 31, 2001	2,631,473	2,631	6,082	175	16,714	244	51,075	(627)	25,219
Comprehensive income:
Net income	—	—	—	—	2,904	—	—	—	2,904
Increase in unrealized gains	—	—	—	—	—	22	—	—	22

Comprehensive income									2,926
Cash dividend declared, $.21 per share	—	—	—	—	(554)	—	—	—	(554)
Proceeds from exercise of stock options	5,320	6	27	—	—	—	—	—	33
Common shares acquired by ESOP	—	—	—	—	—	—	17,600	(228)	(228)
Common shares acquired by grantor trust	—	—	—	—	—	—	13,862	(185)	(185)
Deferred compensation payable in common stock	—	—	—	185	—	—	—	—	185

Balance, December 31, 2002	2,636,793	$2,637	$6,109	$360	$19,064	$266	82,537	$(1,040)	$27,396

See Notes to Consolidated Financial Statements.

4

COMMERCESOUTH, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
(Dollars in Thousands)

	2002	2001	2000

OPERATING ACTIVITIES
Net income	$2,904	$2,785	$3,496
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	607	495	535
Amortization	—	79	79
Provision for loan losses	1,265	585	989
Provision for deferred taxes	(124)	(167)	32
Tax benefits resulting from exercise of stock options	13	20	—
Net realized (gains) losses on sales of securities	—	(117)	386
Realized gain on sale of branches	—	—	(2,514)
Realized gain on sale of fixed assets	(1)	(3)	—
(Increase) decrease in other real estate owned	334	(269)	62
(Increase) decrease in interest receivable	(94)	619	(709)
(Decrease) increase in interest payable	(590)	(539)	937
(Decrease) increase in taxes payable	(533)	313	(282)
Other prepaids, deferrals and accruals, net	(165)	114	(1,092)

Total adjustments	712	1,130	(1,577)

Net cash provided by operating activities	3,616	3,915	1,919

INVESTING ACTIVITIES
Decrease (increase) in interest-bearing deposits in banks	35	(51)	8
Decrease (increase) in federal funds sold	663	(663)	400
Purchases of securities available for sale	(9,106)	(6,916)	(8,439)
Proceeds from sales of securities available for sale	—	14,588	5,236
Proceeds from maturities of securities available for sale	10,607	100	3,955
Purchases of securities held to maturity	—	—	(10,004)
Proceeds from calls of securities held to maturity	—	1,307	—
Proceeds from maturities of securities held to maturity	1,165	859	802
Increase in loans, net	(42,120)	(23,671)	(38,773)
Proceeds from sale of assets	30	42	10
Purchase of cash value life insurance	—	(1,541)	—
Proceeds from sale of branches	—	—	17,835
Purchase of premises and equipment	(4,407)	(2,319)	(523)

Net cash used in investing activities	(43,133)	(18,265)	(29,493)

FINANCING ACTIVITIES
Increase in deposits	35,948	17,575	23,652
Proceeds from the exercise of stock options	33	36	—
Increase (decrease) in short term borrowings	3,227	(2,500)	4,317
Increase (decrease) in other borrowings	—	617	(1,000)
Proceeds from ESOP note payable	131	457	—
Increase (decrease) in deferred compensation payable	185	175	—
Acquisition of common stock by Rabbi Trust	(185)	(175)	—
Acquisition of common stock for ESOP	(228)	(452)	—
Common stock acquired and simultaneously cancelled upon exercise of stock options	—	(29)	—
Dividends paid	(554)	(526)	(584)

Net cash provided by financing activities	38,557	15,178	26,385

Net increase (decrease) in cash and due from banks	(960)	828	(1,189)
Cash and due from banks at beginning of year	9,940	9,112	10,301

Cash and due from banks at end of year	$8,980	$9,940	$9,112

5

COMMERCESOUTH, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
(Dollars in Thousands)

	2002	2001	2000

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$6,728	$9,435	$10,331

Income taxes	$1,399	$966	$1,828

NONCASH TRANSACTION
Principal balances of loans transferred to other real estate owned	$958	$277	$8

See Notes to Consolidated Financial Statements.

6

COMMERCESOUTH, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

CommerceSouth, Inc. (the Company, formerly Eufaula BancCorp, Inc.) is a bank holding company whose business is presently conducted by its wholly-owned subsidiaries, CommerceSouth Bank Florida with locations in Santa Rosa Beach, Grayton Beach, Freeport, Lynn Haven and Panama City Beach, Florida and CommerceSouth Bank Alabama with locations in Eufaula, Montgomery, and Prattville Alabama. The Banks provide full banking services, including mortgage services and internet banking. The Banks are subject to the regulations of certain federal and state agencies and are periodically examined by certain regulatory authorities.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, impairment of goodwill and deferred taxes.

Cash, Due from Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold, deposits, short term borrowings and ESOP note payable are reported net.

The Company maintains amounts due from banks, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $1,094,000 and $905,000 at December 31, 2002 and 2001.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Securities not classified as held-to-maturity, including equity securities with readily determinable fair values, are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of the related deferred tax effect. Equity securities, including restricted stock, without a readily determinable fair value are classified as available-for-sale and recorded at cost.

Interest and dividends, including amortization of premiums and accretion of discounts, are recognized in interest income. Gains and losses on the sale of securities are determined using the specific identification

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

method. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are determined using the specific identification method. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

Loans Held for Sale

Loans held for sale consist of mortgage loans the Company has the intent to sell in the foreseeable future and are carried at the lower of cost or fair value. These loans are sold to investors with servicing rights attached.

Loans

Loans are reported at their outstanding principal balances less unearned income, net deferred fees, and the allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized as an adjustment of the related loan yield over the life of the loan using a method which approximates a level yield.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. Interest income on nonaccrual loans is subsequently recognized only to the extent cash payments are received until the loans are returned to accrual status.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses in the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

A loan is considered impaired when it is probable the Bank will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any and any subsequent changes are included in the allowance for loan losses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

Goodwill

Goodwill represents the excess of the purchase price over the fair market value of net assets acquired in business combinations accounted for under the purchase method. The Company amortized goodwill over twenty-five years using the straight-line method. Amortization expense for each of the years ended December 31, 2001 and 2000 was $79,000.

In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires that all business combinations consummated after June 30, 2001 be accounted for by the purchase method unless the combination was initiated on or prior to that date and it meets the conditions to be accounted by the pooling-of-interests method in accordance with APB Opinion No. 16, Business Combinations. Under SFAS No. 141, goodwill and intangible assets that management concludes have indefinite useful lives will no longer be amortized, but will be subject to impairment tests performed at least annually. SFAS No. 142 also required the Company to perform a transitional impairment test of all previously recognized goodwill and have assigned all recognized assets and liabilities to reporting units.

During 2002, the Company performed the initial and the required annual impairment tests of goodwill. As a result of these tests, no amount was charged to earnings for impairment in 2002. Application of the nonamortization provisions of SFAS No. 142 resulted in an increase of $79,000 ($.03 per basic and diluted share) in net income for 2002.

Other Real Estate Owned

Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. The carrying amount of other real estate owned at December 31, 2002 and 2001 was $958,000 and $277,000, respectively.

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Compensation Plans

Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company’s stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. In addition, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure in December 2002. SFAS No 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntary changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

At December 31, 2002, the Company has a stock-based employee compensation plan, which is described more fully in Note 11. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Years ended December 31,

	2002	2001	2000

Net income, as reported	$2,904	$2,785	$3,496
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(195)	(18)	(14)

Pro forma net income	$2,709	$2,767	$3,482

Earnings per share:
Basic - as reported	$1.12	$1.06	$1.33
Basic – pro forma	$1.05	$1.06	$1.33
Diluted - as reported	$1.06	$1.01	$1.28
Diluted - pro forma	$.99	$1.00	$1.27

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Share

Basic earnings per common share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per common share are computed by dividing net income after adjustments for the after-tax income effect of the issuance of potential common shares that are dilutive by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. The weighted-average number of shares outstanding for the years ended December 31, 2002, 2001 and 2000 was 2,586,370, 2,619,860 and 2,625,273, respectively. The weighted-average number of shares outstanding and potential shares for the years ended December 31, 2002, 2001 and 2000 was 2,742,484, 2,748,809 and 2,727,941, respectively.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. However certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Reclassification of Certain Items

Certain items in the consolidated financial statements as of and for the year ended December 31, 2001 have been reclassified, with no effect on total assets, total capital or net income, to be consistent with the classifications adopted for the year ended December 31, 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.        SECURITIES

The amortized cost and fair value of securities are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

	(Dollars in Thousands)
Securities Available for Sale December 31, 2002:
U. S. Government and agency securities	$7,461	$211	$—	$7,672
Mortgage-backed securities	2,526	114	—	2,640
Corporate bonds	1,597	118	—	1,715

	$11,584	$443	$—	$12,027

December 31, 2001:
U. S. Government and agency securities	$8,469	$171	$(20)	$8,620
Mortgage-backed securities	3,004	107	—	3,111
Corporate bonds	1,596	150	—	1,746

	$13,069	$428	$(20)	$13,477

Securities Held to Maturity December 31, 2002:
State and municipal securities	$16,726	$1,211	$(1)	$17,936
Corporate bonds	1,212	125	—	1,337

	$17,938	$1,336	$(1)	$19,273

December 31, 2001:
State and municipal securities	$17,887	$570	$(24)	$18,433
Corporate bonds	1,212	60	—	1,272

	$19,099	$630	$(24)	$19,705

The amortized cost and fair value of debt securities as of December 31, 2002 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following maturity summary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.        SECURITIES (Continued)

	Securities Available for Sale		Securities Held to Maturity

	Amortized Cost	Fair Value	Amortized Cost	Fair Value

	(Dollars in Thousands)
Due in one year or less	$501	$508	$715	$723
Due from one year to five years	6,646	6,853	3,626	3,828
Due from five to ten years	511	522	7,262	7,878
Due after ten years	1,400	1,504	6,335	6,844
Mortgage-backed securities	2,526	2,640	—	—

	$11,584	$12,027	$17,938	$19,273

Securities with a carrying value of $10,334,000 and $10,012,186 at December 31, 2002 and 2001, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

Following is a summary of gross realized gains and losses recognized on sales of securities for the years ended December 31, 2002, 2001 and 2000:

	2002	2001	2000

	(Dollars in Thousands)
Gross realized gains on sales of securities	$—	$117	$—
Gross losses on sales of securities	—	—	(386)

Net realized gains (losses) on sales of securities	$—	$117	$(386)

NOTE 3.        LOANS AND ALLOWANCE FOR LOAN LOSSES

The composition of loans is summarized as follows:

	December 31,

	2002	2001

	(Dollars in Thousands)
Commercial, financial and agricultural	$41,577	$32,389
Real estate – construction	22,806	20,217
Real estate – mortgage	152,886	130,574
Consumer	11,495	12,890
Other	2,788	710

	231,552	196,780
Allowance for loan losses	(3,047)	(2,566)

Loans, net	$228,505	$194,214

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.        LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

Changes in the allowance for loan losses for the years ended December 31 are as follows:

	December 31,

	2002	2001	2000

	(Dollars in Thousands)
Balance, beginning of year	$2,566	$2,396	$2,556
Provision charged to operations	1,265	585	989
Reduction due to sale of branches	—	—	(699)
Loans charged off	(825)	(454)	(460)
Recoveries of loans previously charged off	41	39	10

Balance, end of year	$3,047	$2,566	$2,396

The following is a summary of information pertaining to impaired loans:

	As of and for the Years Ended December 31,

	2002	2001

Impaired loans without a valuation allowance	$—	$—
Impaired loans with a valuation allowance	1,036	122

Total impaired loans	$1,036	$122

Valuation allowance related to impaired loans	$155	$18

Average investment in impaired loans	$715	$457

Interest income recognized on impaired loans	$3	$—

Loans on nonaccrual status amounted to approximately $1,036,000 and $122,000 at December 31, 2002 and 2001, respectively. There were no loans past due ninety days or more and still accruing interest.

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

	2002	2001

	(Dollars in Thousands)
Balance, beginning of year	$7,255	$4,506
Advances	3,628	4,285
Repayments	(6,034)	(4,023)
Change in director(s)	(359)	2,487

Balance, end of year	$4,490	$7,255

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.        PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,

	2002	2001

	(Dollars in Thousands)

Land and buildings	$10,457	$7,136
Furniture and equipment	4,513	3,797
Leasehold improvements	350	79
Construction in progress	450	417

	15,770	11,429
Accumulated depreciation	(4,255)	(3,685)

	$11,515	$7,744

Depreciation expense for the years ended December 31, 2002, 2001 and 2000 was $607,000, $495,000 and $535,000, respectively.

At December 31, 2002, the Company had a branch office in Destin, Florida under construction. The Company expects to complete the project during 2003 for a total estimated cost to complete of $717,000.

Lease Commitments and Total Rental Expense

The Company leases a branch office in Panama City Beach, Florida under a lease expiring March, 2012. This agreement calls for the Company to pay a base amount plus an annual indexed adjustment and the prorata portion of all property taxes, insurance and maintenance.

The total minimum rental commitment at December 31, 2002 under this lease is $650,000, which is due as follows:

2003	$70,000
2004	70,000
2005	70,000
2006	70,000
2007 and beyond	370,000

$650,000

The Company also leases automobiles and other equipment on annual leases.

The total rental expense included in the income statements for the years ended December 31, 2002, 2001 and 2000 is $125,000, $60,000 and $10,000, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.        INTANGIBLE ASSETS

There were no changes in the carrying amount of goodwill during the year ended December 31, 2002.

Following is a summary of net income and earnings per share that would have been reported exclusive of amortization expense recognized in those periods related to goodwill and intangible assets that are no longer being amortized.

	For the Year Ended December 31,

	2002	2001	2000

Reported net income	$2,904	$2,785	$3,496
Add back goodwill amortization	—	79	79

Adjusted net income	$2,904	$2,864	$3,575

Basic earnings per share:
Reported net income	$1.12	$1.06	$1.33
Goodwill amortization	—	.03	.03

Adjusted net income	$1.12	$1.09	$1.36

Diluted earnings per share:
Reported net income	$1.06	$1.01	$1.28
Goodwill amortization	—	.03	.03

Adjusted net income	$1.06	$1.04	$1.31

NOTE 6.        DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2002 and 2001 was $60,040,000 and $52,650,000, respectively. The scheduled maturities of time deposits at December 31, 2002 are as follows:

(Dollars in Thousands)

2003	$112,412
2004	16,964
2005	2,696
2006	2,056
2007	1,050

$135,178

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.        SHORT-TERM BORROWINGS

Short-term borrowings consist of the following:

	December 31,

	2002	2001

	(Dollars in Thousands)

Federal funds purchased and securities sold under agreements to repurchase	$6,253	$4,051
Overnight advances from Federal Home Loan Bank	1,025	—
Advance from Federal Home Loan Bank with interest at 3.11% at December 31, 2002 under a revolving credit agreement maturing on August 7, 2003.	7,500	7,500
Advance from Federal Home Loan Bank with interest at 1.80% at December 31, 2002 under a revolving credit agreement maturing on December 26, 2003.	2,500	2,500

	$17,278	$14,051

The banks have pledged qualifying residential real estate mortgage loans as collateral on the advance from the Federal Home Loan Bank.

NOTE 8.        EMPLOYEE BENEFIT PLANS

Prior to 2001, the Company maintained a noncontributory profit sharing plan and a nonqualified employee stock purchase plan for employees. In 2001, the Company amended the profit sharing plan by adding an employee stock ownership (ESOP) feature to the salary reduction plan and discontinuing the employee stock purchase plan. Under the 401(k) salary reduction plan, the employees may elect to defer a percentage of their salary on a pre-tax basis, subject to the limit established by the Internal Revenue Service. The Company will contribute to the profit sharing plan (the 401(k) salary reduction plan) an amount equal to 100% of the first 3% of compensation deferred and 50% of the next 2% of compensation deferred. The Company’s matching contribution is limited to salary reductions up to 5% or a total of 4% for any employee. The Company may contribute a discretionary amount to the ESOP, which amount is determined each year by the Company. Employees are not permitted to make contributions to the ESOP.

In 2001, the ESOP obtained a line of credit from a nonaffiliated financial institution. Proceeds from advances under the line of credit may be used to purchase shares of the Company’s common stock. All shares of the Company’s common stock acquired by the ESOP with proceeds from advances under the line of credit are maintained in a suspense account and are withdrawn and allocated to the participant’s accounts as the loan is paid. Employer contributions and cash dividends on the Company’s stock held by the ESOP may be used to repay the loan to the ESOP.

The ESOP shares were initially pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The debt of the ESOP is recorded as debt and the shares pledged as collateral are deducted from stockholders’ equity as unearned ESOP shares in the accompanying balance sheets.

The ESOP note payable consists of advances received through December 31, 2002 under a $1,000,000 line of credit. The loan agreement requires quarterly payments of interest beginning September 30, 2001 at the lending bank’s prime rate minus 100 basis points (1%). The effective rate at December 31, 2002 was 3.25%. The loan agreement provides that a principal payment in an amount equal to one-seventh (1/7) of the outstanding principal balance outstanding on the conversion date, August 16, 2002 (first anniversary of the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.        EMPLOYEE BENEFIT PLANS (Continued)

loan agreement) be made on December 31 of each year, commencing on December 31, 2002. The entire principal balance and all accrued but unpaid interest thereon shall be due and payable on December 31, 2008.

As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings-per-share (EPS) computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest. ESOP compensation expense for matching contributions was $118,000 and $132,000 for the years ended December 31, 2002 and 2001, respectively. No ESOP shares were released from collateral in 2002 and no additional compensation expense was recorded by the Company in 2002.

Shares of the Company held by the ESOP at December 31, 2002 are as follows:

Allocated shares	—
Shares released for allocation	—
Unearned shares	52,290

52,290

Fair value of unreleased (unearned shares)	$784,000

Compensation expense for matching contributions to the 401(k) salary reduction plan was $95,000 and $86,000 for the years ended December 31, 2002 and 2001, respectively. Compensation expense for the profit sharing plan and discontinued employee stock purchase plan was $124,000 for the year ended December 31, 2000.

Prior to 2001, the Company had a nonqualified stock purchase plan for Directors. The purpose of the plan was to enable the directors to participate in the ownership of the Company. The Directors could contribute in increments of $50 not to exceed $200 per month. The Company contributed an amount equal to 50% of the Directors’ contributions. Contributions to the plan were used to purchase shares of the Company’s common stock. The Company’s contributions charged to expense amounted to $42,000 for the year ended December 31, 2000. The plan was discontinued in 2001 and no contribution was charged to expense for the year ended December 31, 2001.

NOTE 9.        DEFERRED COMPENSATION PLAN

The Company maintains a deferred compensation plan for certain executive officers and directors. The plan is designed to provide supplemental retirement benefits for its participants. Aggregate compensation expense under the plan was $128,000, $60,000 and $36,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

In 2001, the Company established a grantor trust (“rabbi trust”) as an instrument to fund the deferred compensation obligation for the participants. Amounts earned by the participants are invested in the Company’s common stock. The plan established by the Company does not permit diversification into nonemployer securities and the obligation to the participant must be settled by the delivery of a fixed number of shares of the Company’s common stock. The participant is allowed to defer a portion or all of his compensation. The Company is obligated to make certain contributions to the trust. At December 31, 2002, the grantor trust held 30,247 shares of the Company’s common stock. These shares have been classified in equity as treasury stock. The related deferred compensation obligation payable in common stock is also classified as an equity instrument.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.      INCOME TAXES

The provision for income taxes consists of the following:

	Years Ended December 31,

	2002	2001	2000

	(Dollars in Thousands)
Current	$866	$1,258	$1,546
Benefit from exercise of stock options	13	20	—
Deferred	(124)	(167)	32

Provision for income taxes	$755	$1,111	$1,578

The Company’s provision for income taxes differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,

	2002		2001		2000

	Amount	Percent	Amount	Percent	Amount	Percent

	(Dollars in Thousands)
Tax provision at statutory rate	$1,246	34%	$1,325	34%	$1,725	34%
Tax-exempt interest	(457)	(12)	(329)	(8)	(308)	(6)
Amortization of goodwill	—	—	27	1	27	1
State income taxes, net	—	—	133	3	129	2
Other items, net	(34)	(1)	(45)	(1)	5	—

Provision for income taxes	$755	21%	$1,111	29%	$1,578	31%

The components of deferred income taxes are as follows:

	December 31,

	2002	2001

	(Dollars in Thousands)
Deferred tax assets for:
Allowance for loan losses	$885	$723
Deferred compensation	182	141
Other items	73	105

	1,140	969

Deferred tax liabilities for:
Depreciation and amortization	256	209
Unrealized gains on securities available for sale	177	163

	433	372

Net deferred tax assets	$707	$597

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.      STOCK OPTIONS

Fixed Stock Option Plans

The Company has in effect the 1994 Stock Option Plan whereby the Company granted options to certain key employees and directors to purchase up to 600,000 shares of the Company’s $1 par value common stock at various option prices. Under the 1994 Plan, options were granted to purchase 439,000 shares of common stock and the remaining options to purchase 161,000 shares of common stock were rescinded. Of the 439,000 options granted, 266,500 are outstanding as of December 31, 1999, and no additional options may be granted under the 1994 Plan. In 1999, the Company adopted the 1999 stock option plan whereby the Company may grant options to key employees and directors to purchase up to 361,000 shares of common stock at an option price determined by a committee of the Company’s directors. The option price shall not be less than 100% of the fair market value of the common stock on the grant date. It is the intention of the Company to have no more than an aggregate total of 361,000 shares of its common stock subject to fixed stock options under all existing plans.

A summary of information relating to the stock option plans at December 31, 2002, 2001 and 2000 and changes during the years ended on those dates is as follows:

	December 31,

	2002		2001		2000

	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise rice	Number	Weighted- Average Exercise Price

Under option, beginning of year	303,250	$6.36	267,250	$6.01	361,000	$7.54
Granted	10,000	11.80	60,000	9.27	17,500	8.46
Exercised	(5,920)	4.95	(9,000)	4.00	—	—
Forfeited	(3,580)	8.00	(15,000)	13.00	(111,250)	9.35

Under option, end of year	303,750	$6.55	303,250	$6.36	267,250	$6.01

Exercisable at end of year	190,850		154,150		147,450

Weighted average fair value per option of options granted during the year	2.99		2.40		4.79

Additional information about options outstanding at December 31, 2002 is as follows:

	Options Outstanding		Options Exercisable

Number Outstanding	Weighted- Average Contractual Life in Years	Weighted- Average Exercise Price	Number Outstanding	Weighted- Average Exercise Price

120,000	1.00	$4.00	120,000	$4.00
54,000	1.00	4.00	36,000	4.00
20,000	3.00	8.00	4,000	8.00
5,000	7.50	8.38	1,000	8.38
12,500	7.80	8.50	2,500	8.50
30,000	4.00	9.67	15,000	9.67
5,000	8.10	9.73	500	9.73
30,000	3.70	10.25	6,000	10.25
10,000	4.08	11.80	—	—
2,250	2.00	11.88	1,350	11.88
15,000	6.50	13.00	4,500	13.00

303,750	2.58	$6.55	190,850	$5.09

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.      STOCK OPTIONS (Continued)

Performance-Based Fixed Stock Option Plan

The Company also has in effect a Performance-based Fixed Stock Plan under which options to purchase a maximum of 396,308 shares of common stock may be granted. The aggregate number of shares to be issued upon the exercise of all options granted under the Plan will be based upon the financial performance of the Company over a five year period but cannot exceed the maximum number of 396,308. The price at which all options granted under the Plan may be exercised is the fair market value of the common stock of the Company on the date of grant of each option. Options granted under the plan may not be exercised until a date specified in the option (the “Exercise Date”) which occurs in the fiscal year that first follows the completion of a specified number of fiscal years after the grant date (the “Performance Period”). The Performance Period for options granted in 2002 is the five fiscal years 2002 through 2006. Options granted to those persons may not be exercised until February 15, 2007. The number of shares that may be exercised under the option on or after the Exercise Date (the “Vested Shares”) shall be determined by a formula (the “Performance Formula”) established by the Compensation Committee of the Board of Directors. On or after the Exercise Date, and as except as otherwise provided in the Plan, the option may be exercised as to any or all of the Vested Shares until the option terminates, which for all options shall be October 29, 2016.

The Committee has the right to authorize a new Performance Period and to establish new performance criteria for options granted in the new Performance Period.

Options granted under the Plan will not quality as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended. Upon the exercise of an option under the Plan, ordinary income will result to the grantee equal to the difference between the fair market value of the stock received upon exercise of the options and the exercise price of the option. The Company will be entitled to a tax deduction equal to the amount of any ordinary income accruing to the optionee.

A summary of the status of the Company’s Performance-based Option Plan as of December 31, 2002 and the change during the year is presented below:

Performance Options:	Number	Weighted- Average Exercise Price

Under option, beginning of year	—
Granted	346,627	$13.98
Exercised	—	—
Forfeited	—	—

Under option, end of year	346,627	$13.98

Options exercisable at year-end

Weighted average fair value per option of options granted during year	$3.50

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.      STOCK OPTIONS (Continued)

As of December 31, 2002, the performance options outstanding under the Plan have exercise prices between $13.75 and $14.50 and a contractual weighted life of 4.1 years. The Company expects that 100% of nonvested awards will eventually vest based on the Company’s annual growth rate and return on average assets (ROA).

The fair value of the options granted in 2002 was based upon the discounted value of future cash flows of the options using the following assumptions:

Risk-free interest rate	3.81%
Expected life of the options	5 years
Expected dividends (as a percent of the fair value of the stock)	1.33%
Expected volatility	25.11%

The following is a reconciliation of net income (the numerator) and the weighted average shares outstanding (the denominator) used in determining basic and diluted earnings per share:

	Year Ended December 31, 2002

	Income (Numerator)	Shares (Denominator)	Per Share Amount

	(Dollars and Shares in Thousands)
Basic earnings per share
Net income	$2,904	2,586	$1.12

Effect of dilutive securities
Stock options	—	156

Dilutive earnings per share
Net income	$2,904	2,742	$1.06

	Year Ended December 31, 2001

	Income (Numerator)	Shares (Denominator)	Per Share Amount

	(Dollars and Shares in Thousands)
Basic earnings per share
Net income	$2,785	2,620	$1.06

Effect of dilutive securities
Stock options	—	129

Dilutive earnings per share
Net income	$2,785	2,749	$1.01

	Year Ended December 31, 2000

	Income (Numerator)	Shares (Denominator)	Per Share Amount

	(Dollars and Shares in Thousands)
Basic earnings per share
Net income	$3,496	2,625	$1.33

Effect of dilutive securities
Stock options	—	103

Dilutive earnings per share
Net income	$3,496	2,728	$1.28

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.      COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and credit card commitments. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and credit card commitments is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,

	2002	2001

Commitments to extend credit	$53,457	$36,165
Standby letters of credit	6,274	6,548

	$59,731	$42,713

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Credit card commitments are granted on an unsecured basis.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral is required in instances which the Company deems necessary.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.      CONCENTRATIONS OF CREDIT

The Company’s subsidiaries make agricultural, agribusiness, commercial, residential and consumer loans to customers primarily in the market areas described in Note 1. A substantial portion of the Company’s customers’ abilities to honor their contracts is dependent on the business economy in those areas.

Seventy-seven percent (77%) of the Company’s loan portfolio is concentrated in real estate loans, of which thirteen percent (13%) consists of construction loans. A substantial portion of these loans are secured by real estate in the Company’s primary market area. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Company’s primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

NOTE 15.      REGULATORY MATTERS

The Banks are subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2002, approximately $5,052,000 of retained earnings were available for dividend declaration without regulatory approval.

The Company and Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, as defined and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2002 and 2001, the Company and the Banks met all capital adequacy requirements to which they are subject.

As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Banks’ categories.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.      REGULATORY MATTERS (Continued)

The Company and Banks’ actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provision

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in Thousands)
As of December 31, 2002

Total Capital to Risk Weighted Assets:
Consolidated	$29,022	11.39%	$20,381	8.00%	$25,477	10.00%
CommerceSouth of Alabama	$15,647	11.46%	$9,066	8.00%	$11,332	10.00%
CommerceSouth of Florida	$13,312	11.34%	$9,391	8.00%	$11,739	10.00%

Tier I Capital to Risk Weighted Assets:
Consolidated	$25,975	10.20%	$10,191	4.00%	$15,286	6.00%
CommerceSouth of Alabama	$14,137	10.36%	$5,460	4.00%	$8,190	6.00%
CommerceSouth of Florida	$11,844	10.09%	$4,695	4.00%	$7,043	6.00%

Tier I Capital to Average Assets:
Consolidated	$25,975	8.98%	$11,574	4.00%	$14,468	5.00%
CommerceSouth of Alabama	$14,137	9.46%	$5,979	4.00%	$7,474	5.00%
CommerceSouth of Florida	$11,844	8.47%	$5,595	4.00%	$6,994	5.00%

As of December 31, 2001

Total Capital to Risk Weighted Assets:
Consolidated	$26,315	12.49%	$16,840	8.00%	$21,061	10.00%
CommerceSouth of Alabama	$14,550	12.17%	$9,565	8.00%	$11,956	10.00%
CommerceSouth of Florida	$11,485	12.67%	$7,252	8.00%	$9,065	10.00%

Tier I Capital to Risk Weighted Assets:
Consolidated	$23,820	11.31%	$8,424	4.00%	$12,637	6.00%
CommerceSouth of Alabama	$13,189	11.03%	$4,783	4.00%	$7,174	6.00%
CommerceSouth of Florida	$10,351	11.42%	$3,626	4.00%	$5,438	6.00%

Tier I Capital to Average Assets:
Consolidated	$23,820	9.69%	$9,836	4.00%	$12,294	5.00%
CommerceSouth of Alabama	$13,189	9.73%	$5,422	4.00%	$6,777	5.00%
CommerceSouth of Florida	$10,351	9.28%	$4,462	4.00%	$5,577	5.00%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.      COMPREHENSIVE INCOME

In June 1997, the FASB issued SFAS No. 130, “Reporting Comprehensive Income.” Comprehensive income is the change in equity during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners.

In addition to net income, the Company has identified changes related to other nonowner transactions in the Consolidated Statement of Changes in Capital Accounts. Changes in other nonowner transactions consist entirely of changes in unrealized holding gains and losses on securities available for sale.

In the calculation of comprehensive income, certain reclassification adjustments are made to avoid double counting items that are displayed as part of net income and other comprehensive income in that period or earlier periods. The following table reflects the reclassification amounts and the related tax effects of changes in unrealized holding gains and losses on securities available for sale for the three years ended December 31, 2002, 2001 and 2000:

	2002			2001			2000

	Before Tax Amount	Tax (Expense) or Benefit	After Tax Amount	Before Tax Amount	Tax (Expense) or Benefit	After Tax Amount	Before Tax Amount	Tax (Expense) or Benefit	After Tax Amount

	(Dollars in Thousands)

Net unrealized holding gains (losses) arising during the period	$35	$(13)	$22	$233	$(100)	$133	$748	$(299)	$448
Reclassification adjustment for (gains) losses included in net income	—	—	—	117	(40)	77	386	(154)	232

Net change in unrealized gains (losses) on securities	$35	$(13)	$22	$350	$(140)	$210	$1,134	$(453)	$680

NOTE 17.      SUPPLEMENTARY INCOME AND EXPENSE DATA

Following is a summary of income and expense items which exceeded one percent of total income for the periods presented.

	Years Ended December 31,

	2002	2001	2000

	(Dollars in Thousands)
Other income:
Origination fees on mortgage loans	$764	$666	$547

Other expenses:
Directors fees	259	252	273

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18.      FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Bank.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.

Cash, Due From Banks, Interest-Bearing Deposits in Banks and Federal Funds Sold:

The carrying amounts of cash, due from banks, and federal funds sold approximate fair value.

Securities:

Fair values for securities are based on quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

Loans and Loans Held for Sale:

For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values. The carrying amount of loans held for sale approximates fair value.

Deposits:

The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Federal Funds Purchased, Repurchase Agreements and Other Borrowings:

The carrying amounts of federal funds purchased, securities sold under agreement to repurchase and advances from Federal Home Loan Bank approximate their fair value.

Accrued Interest:

The carrying amounts of accrued interest approximate their fair values.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18.      FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Off-Balance Sheet Instruments:

Fair values of the Bank’s off-balance-sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Bank’s off-balance-sheet instruments consist of nonfee-producing, variable-rate commitments, the Bank has determined they do not have a distinguishable fair value.

The estimated fair values and related carrying amounts of the Company’s financial instruments were as follows:

	December 31, 2002		December 31, 2001

	Carrying Amount	Fair Value	Carrying Amount	Fair Value

	(Dollars in Thousands)

Financial assets:
Cash and due from banks, interest-bearing deposits with banks and federal funds sold	$9,035	$9,035	$10,693	$10,693
Securities available for sale	12,027	12,027	13,477	13,477
Securities held to maturity	17,938	19,273	19,099	19,705
Restricted equity securities	969	969	969	969
Loans held for sale	7,323	7,323	1,773	1,773
Loans	228,505	236,382	194,214	197,424
Accrued interest receivable	1,607	1,607	1,513	1,513

Financial liabilities:
Deposits	249,344	249,393	213,396	215,565
Other borrowings	17,866	17,866	14,508	14,508
Accrued interest payable	707	707	1,297	1,297

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19.      PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets as of and for the years ended December 31, 2002 and 2001, and the condensed statements of income and cash flows of CommerceSouth, Inc. as of and for the years ended December 31, 2002, 2001 and 2000:

CONDENSED BALANCE SHEETS
(Dollars in Thousands)

	2002	2001

Assets
Cash	$134	$167
Investment in subsidiaries	27,402	23,783
Other assets	566	1,914

Total assets	$28,102	$25,864

Liabilities
ESOP note payable	$588	$457
Other liabilities	118	188

Total liabilities	706	645

Shareholders’ equity	27,396	25,219

Total liabilities and shareholders’ equity	$28,102	$25,864

CONDENSED STATEMENTS OF INCOME
(Dollars in Thousands)

	2002	2001	2000

Income
Dividend income from subsidiaries	$767	$—	$5,850
Management fees	1,128	—	—
Other income	12	3	18

Total income	1,907	3	5,868

Expense
Interest expense	—	—	69
Other expense	1,557	1,509	1,891

Total expense	1,557	1,509	1,960

Income (loss) before income tax benefits and equity in undistributed income (distributions in excess of income) of subsidiaries	350	(1,506)	3,908

Income tax benefits	125	559	710

Income (loss) before equity in undistributed income (distributions in excess of income) of subsidiaries	475	(947)	4,618

Equity in undistributed income (distributions in excess of income) of subsidiaries	2,429	3,732	(1,122)

Net income	$2,904	$2,785	$3,496

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19.      PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	2002	2001	2000

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,904	$2,785	$3,496

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	74	61	48
Amortization	—	79	79
Undistributed income of subsidiaries	(2,429)	(3,732)	1,122
(Increase) decrease in taxes receivable	379	(26)	(353)
(Increase) decrease in cash surrender value	(10)	—	—
Increase (decrease) in taxes payable	(259)	—	174
Gain on sale of fixed assets	(1)	(3)	—
Provision for deferred taxes	(4)	1	6
Other prepaids, deferrals and accruals, net	190	41	29

Total adjustments	(2,060)	(3,579)	1,105

Net cash provided by (used in) operating activities	844	(794)	4,601

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of premises and equipment	(286)	(26)	(132)
Contribution of capital to subsidiary banks	—	—	(1,500)
Proceeds from sale of premises and equipment	27	13	—
Purchase of cash value life insurance	—	(173)	—

Net cash used in investing activities	(259)	(186)	(1,632)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options	33	29	—
Proceeds from (repayment of) other borrowings	—	—	(1,000)
Increase (decrease) in deferred compensation payable	185	175	—
Acquisition of common stock by Rabbi Trust	(185)	(175)	—
Proceeds from ESOP note payable	131	457	—
Acquisition of common stock for ESOP	(228)	(452)	—
Dividends paid	(554)	(526)	(584)

Net cash provided by (used in) financing activities	(618)	(492)	(1,584)

Net increase (decrease) in cash	(33)	(1,472)	1,385

Cash at beginning of year	167	1,639	254

Cash at end of year	$134	$167	$1,639

Corporate Officers

Greg Faison
President & Chief Executive Officer

Pete Knowles
Chief Operating Officer
President & CEO, CommerceSouth Bank Alabama
President & CEO, CommerceSouth Bank Florida

Deborah M. Wiltse
Vice President & Chief Financial Officer

Charles R. Schaeffer
Senior Lending Officer

Rebecca M. Robbins
Vice President & Data Processing Officer

Garry W. Cannon
Credit Review Officer

Paula V. McKee
Administrative Officer

Carol J. Higdon
Administrative Officer

Directors

James R. Balkcom, Jr.
Chairman

Michael C. Dixon
President, M. C. Dixon Lumber Company, Inc.
Eufaula AL

Robert M. Dixon
Chairman, M. C. Dixon Lumber Company, Inc.
Eufaula AL

Greg Faison
President/CEO, CommerceSouth, Inc.
Eufaula AL

James A. Faulkner
Director, Branch Banking & Trust Co.
Dahlonega, GA

William D. Moorer, Jr.
President, AkroMetrix, LLC
Atlanta, GA
Chairman, CommerceSouth Bank Alabama
Eufaula AL

Burt H. Rowe, Jr.
Chairman/President, First Eldorado Bancshares
Eldorado IL

Dennis A. Wallace
Realtor, Baywood Realty Company
Chairman, CommerceSouth Bank Florida
Santa Rosa Beach, FL

CommerceSouth Bank
www.commercesouth.net

Alabama

218 East Broad Street
Eufaula, AL 36027
(334) 687-3581

1121 South Eufaula Avenue
Eufaula, AL 36027
(334) 687-4821

4290 Carmichael Road
Montgomery, AL 36106
(334) 396-1000

951 Taylor Road
Montgomery, AL 36117
(334) 387-0010

1918 Cobbs Ford Road
Prattville, AL 36066
(334) 251-0200

Florida

7700 Highway 98 West
Santa Rosa Beach, FL 32459
(850) 267-0329

20 Uptown Grayton Circle
Grayton Beach, FL 32459
(850) 231-1500

16234 U.S. Highway 331 South
Freeport, FL 32439
(850) 835-3335

2315 U. S. Highway 77
Lynn Haven, FL 32444
(850) 914-2006

100 Beckrich Road Suite 100
Panama City Beach, FL 32407
(850) 233-2303

34855 Emerald Coast Parkway
Destin, FL 32541
(850) 269-2265

SHAREHOLDER INFORMATION

Corporate Headquarters:

CommerceSouth, Inc.
224 East Broad Street
Eufaula, Alabama 36027

Corporate Mailing Address and Telephone Number:

CommerceSouth, Inc.
224 East Broad Street
Eufaula, AL 36027
(334) 687-3581

Notice of Annual Meeting:

The Annual Meeting of Shareholders of CommerceSouth, Inc. will be held Wednesday, May 21, 2003 at 5:00 PM CDT, at Eufaula County Club, 2650 Country Club Road, Eufaula Alabama 36027.

Independent Accountants:

Mauldin & Jenkins, LLC
Certified Public Accountants and Consultants

Common Stock

The common stock of the Corporation is traded on the NASDAQ Small Cap Market under the symbol “COSO”.

Transfer Agent:

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
1-800-866-1340

Shareholder Account Assistance:

Shareholders who wish to change the name, address or ownership of stock; report lost certificates; eliminate duplicate mailings of financial material or other account registration procedures and assistance should contact the Transfer Agent.

Corporate Reports:

The Annual Report, quarterly Form 10-Q’s, and copies of CommerceSouth, Inc.’s Annual Report to the Securities and Exchange Commission on Form 10-K are available upon written request without charge. For a copy, please indicate reports desired and a mailing address in the form of a written request to:

Deborah M. Wiltse, Vice President/Chief Financial Officer

CommerceSouth, Inc.
224 East Broad Street
Eufaula, AL 36027
Telephone 334-687-3581

Market Makers for CommerceSouth Common Stock:
Sterne, Agee & Leach, Inc.	800-633-4638
Trident Securities, Inc.	800-340-6321
Morgan Keegan & Company	800-366-7426